Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

DUNCAN HOLDCO LLC,

DUNCAN SUB I INC.,

DUNCAN SUB II LLC,

DIGITALBRIDGE GROUP, INC.

and

DIGITALBRIDGE OPERATING COMPANY, LLC

Dated as of December 29, 2025

i

ARTICLE IX DEFINITIONS	76

Exhibits:

Exhibit A – Amended and Restated Charter of the Surviving Corporation

Exhibit B – Amended and Restated Limited Liability Company Agreement of Surviving Company OP

ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 29, 2025 (this “Agreement”), is by and among Duncan Holdco LLC, a Delaware limited liability company (“Parent”), Duncan Sub I Inc., a Maryland corporation and wholly owned Subsidiary of Parent (“Merger Sub I”), Duncan Sub II LLC, a Delaware limited liability company and wholly owned Subsidiary of Merger Sub I (“Merger Sub II” and, together with Merger Sub I, each a “Merger Sub”), DigitalBridge Group, Inc., a Maryland corporation (the “Company”) and DigitalBridge Operating Company, LLC, a Delaware limited liability company (“Company OP”). Each of Parent, Merger Sub I, Merger Sub II, the Company and Company OP is referred to herein as a “Party” and, collectively, as the “Parties”.

WHEREAS, the Parties intend that, subject to the terms and conditions set forth herein, (a) at the Company Merger Effective Time, Merger Sub I will be merged with and into the Company pursuant to the Company Merger, with the Company surviving the Company Merger, and (b) immediately following the Company Merger Effective Time, at the LLC Merger Effective Time, Merger Sub II will be merged with and into Company OP pursuant to the LLC Merger, with Company OP surviving the LLC Merger;

WHEREAS, each of the respective boards of directors and managing members, as applicable, of the Company, Company OP, Parent, Merger Sub I and Merger Sub II has unanimously determined that this Agreement and the transactions contemplated hereby, including the Mergers, are advisable and in the best interests of the Company, Company OP, Parent, Merger Sub I and Merger Sub II, respectively, and their respective stockholders or equity holders, as applicable, on the terms and subject to the conditions set forth in this Agreement and approved this Agreement and the transactions contemplated hereby, including the Mergers;

WHEREAS, the board of directors of the Company, acting on the recommendation of a committee of the board of directors consisting solely of independent and disinterested directors, has unanimously resolved to recommend that the stockholders of the Company approve the Company Merger and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Stockholders Meeting;

WHEREAS, each of (a) the Company, in its capacity as the managing member of Company OP, and (b) Parent, in its capacity as sole stockholder of Merger Sub I and in its capacity as sole member of Merger Sub II, has taken all actions required for the execution of this Agreement by Company OP, Merger Sub I and Merger Sub II, respectively, and to approve the consummation by Company OP, Merger Sub I and Merger Sub II, respectively, of the transactions contemplated hereby, including the Company Merger and the LLC Merger, as applicable; and

WHEREAS, in connection with the execution and delivery of this Agreement, (a) the Equity Investor has delivered the Equity Commitment Letter to Parent and made a copy of such Equity Commitment Letter available to the Company and (b) the Ultimate Parent has entered into a letter agreement, dated as of the date hereof (the “Regulatory Efforts Agreement”), with the Company with respect to certain obligations of Ultimate Parent in connection with the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, intending to be legally bound, the Parties agree as follows:

ARTICLE I

THE TRANSACTIONS

Section 1.1     The Mergers.

(a)            The Company Merger.

(i)            Upon the terms and subject to satisfaction or waiver (subject to applicable Law) of the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law (the “MGCL”), at the Company Merger Effective Time, Merger Sub I shall be merged with and into the Company (the “Company Merger”). As a result of the Company Merger, the separate existence of Merger Sub I shall cease, and the Company shall continue as the surviving corporation of the Company Merger (the “Surviving Corporation”) and a wholly owned Subsidiary of Parent. The Company Merger will have the effects provided in this Agreement, the Articles of Merger and as set forth in the MGCL.

(ii)            The parties shall cause the Company Merger to be consummated by duly executing and filing as soon as practicable on the Closing Date (as defined below) (A) articles of merger for the Company Merger (the “Articles of Merger”) with the State Department of Assessments and Taxation of Maryland (the “SDAT”), in such form as required by, and executed in accordance with the relevant provisions of, the MGCL and (B) any other filings, recordings or publications required, if any, under the MGCL in connection with the Company Merger, including the payment of any taxes and fees in connection therewith. The Company Merger shall become effective at the time when the Articles of Merger have been accepted for record by the SDAT, with such date and time specified in the Articles of Merger, or on such other date and time as may be agreed to by the Company and Parent and specified in the Articles of Merger, but in any event prior to the LLC Merger (the date and time the Company Merger becomes effective being the “Company Merger Effective Time”).

(b)            The LLC Merger.

(i)            Upon the terms and subject to satisfaction or waiver (subject to applicable Law) of the conditions set forth in this Agreement, and in accordance with the Delaware Limited Liability Company Act (the “DLLCA”), at the LLC Merger Effective Time, Merger Sub II shall be merged with and into Company OP (the “LLC Merger,” and together with the Company Merger, the “Mergers”), the separate existence of Merger Sub II shall cease, and Company OP shall continue as the surviving company in the LLC Merger (“Surviving Company OP”). The LLC Merger will have the effects provided in this Agreement, the LLC Certificate of Merger and as set forth in the DLLCA.

(ii)            The parties shall cause the LLC Merger to be consummated by duly executing and filing as soon as practicable on the Closing Date (A) a certificate of merger with respect to the LLC Merger (the “LLC Certificate of Merger”) with the Delaware Secretary of State (the “DSS”), in such form as required by, and executed in accordance with, the applicable provisions of the DLLCA and (B) any other filings, recordings or publications required, if any, under the DLLCA in connection with the LLC Merger. The LLC Merger shall become effective at the time that the LLC Certificate of Merger has been accepted for filing by the DSS or at such other date and time as may be agreed to by the Company and Parent and specified in the LLC Certificate of Merger (the date and time the LLC Merger becomes effective being the “LLC Merger Effective Time”), it being understood and agreed that the parties shall cause the LLC Merger Effective Time to occur promptly following the Company Merger Effective Time.

Section 1.2     Closing. The closing of the Mergers (the “Closing”) will take place on the fifth Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver (subject to applicable Law) of those conditions as of the Closing), unless another date is agreed to in writing by the Company and Parent (the date on which the Closing occurs, the “Closing Date”). The Closing shall take place by electronic exchange of signatures and documents or, to the extent such exchange is not practicable, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004.

Section 1.3     Organizational Documents.

(a)            At the Company Merger Effective Time, (i) the charter of the Surviving Corporation shall be amended and restated to read in its entirety as set forth on Exhibit A hereto, and as so amended and restated shall be the charter of the Surviving Corporation and (ii) the parties shall take the actions necessary so that, at the Company Merger Effective Time, the bylaws of Merger Sub I, as in effect immediately prior to the Company Merger Effective Time, shall be adopted as the bylaws of the Surviving Corporation (except that all references to Merger Sub I shall automatically be amended and shall become references to the Surviving Corporation), in each case, until thereafter amended in accordance with applicable Law, the charter and bylaws of the Surviving Corporation, and Section 5.8 of this Agreement.

(b)            At the LLC Merger Effective Time, the certificate of formation and the limited liability company agreement of the Company OP, as in effect immediately prior to the LLC Merger Effective Time, shall be amended and restated to read in its entirety as set forth on Exhibit B hereto, and as so amended and restated shall be the certificate of formation and the limited liability company agreement of the Surviving Company OP, until thereafter amended in accordance with applicable Law and the limited liability company agreement of Surviving Company OP.

Nothing in this Section 1.3 shall affect in any way the indemnification or other obligations provided for in Section 5.8.

Section 1.4     Directors and Officers.

(a)            From and after the Company Merger Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, the directors of Merger Sub I immediately prior to the Company Merger Effective Time shall be the directors of the Surviving Corporation. The Parties shall take all actions necessary so that the individuals designated in writing by Parent at least five Business Days prior to the Closing Date shall, from and after the Company Merger Effective Time, be the officers of the Surviving Corporation, until their successors are duly elected or appointed and qualified in accordance with applicable Law.

(b)            From and after the LLC Merger Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law and the limited liability company agreement of Surviving Company OP, the officers and authorized signatories of Merger Sub II immediately prior to the LLC Merger Effective Time shall be the officers and authorized signatories of Surviving Company OP.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1     Effect on Capital Stock. As of the Company Merger Effective Time, by virtue of the Company Merger and without any action on the part of any of the parties or the holders of any of the securities of the parties, the following shall occur:

(a)            Treatment of Company Preferred Stock.

(i)            Each share of Company Series H Preferred Stock issued and outstanding immediately prior to the Company Merger Effective Time shall remain outstanding as a share of Series H preferred stock of the Surviving Corporation, and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights and qualifications, limitations and restrictions set forth in Exhibit H of the Company Charter pertaining to the Company Series H Preferred Stock.

(ii)           Each share of Company Series I Preferred Stock issued and outstanding immediately prior to the Company Merger Effective Time shall remain outstanding as a share of Series I preferred stock of the Surviving Corporation, and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights and qualifications, limitations and restrictions set forth in the applicable articles supplementary of the Company Charter pertaining to the Company Series I Preferred Stock.

(iii)          Each share of Company Series J Preferred Stock issued and outstanding immediately prior to the Company Merger Effective Time shall remain outstanding as a share of Series J preferred stock of the Surviving Corporation, and shall be entitled to the same dividend and all other preferences and privileges, voting rights, relative, participating, optional and other special rights and qualifications, limitations and restrictions set forth in the applicable articles supplementary of the Company Charter pertaining to the Company Series J Preferred Stock.

(b)            Treatment of Company Common Stock. Each share of Class A common stock, par value $0.01 per share, of the Company (the “Company Class A Common Stock”), each share of Class B common stock, par value $0.01 per share, of the Company (the “Company Class B Common Stock”) and each share of Performance Common Stock, par value $0.01 per share, of the Company (“Performance Common Stock” and together with the Company Class A Common Stock and Company Class B Common Stock, the “Company Common Stock”) issued and outstanding immediately prior to the Company Merger Effective Time (other than any Cancelled Shares, Converted Shares and Dissenting Shares) shall be automatically converted into the right to receive $16.00 in cash, without interest and subject to any withholding required under applicable Tax Law (the “Common Stock Consideration”). All shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate (a “Common Stock Certificate”) or book-entry share (a “Book-Entry Common Share”) that immediately prior to the Company Merger Effective Time evidenced shares of Company Common Stock shall cease to have any rights with respect to each such share of Company Common Stock, except, in all cases, the right to receive the Common Stock Consideration.

(c)            Treatment of Merger Sub I Stock. Each share of common stock, par value $0.001 per share, of Merger Sub I issued and outstanding immediately prior to the Company Merger Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation and shall constitute the only outstanding shares of common stock of the Surviving Corporation. From and after the Company Merger Effective Time, all certificates (or book-entry shares) representing the common stock of Merger Sub I shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which such shares were converted in accordance with the immediately preceding sentence.

(d)            Treatment of Company Warrants. The parties agree that each Company Warrant shall be treated in accordance with Section 2(b) of the applicable Company Warrant. Each Company Warrant that is exercised will be exchanged for the right to receive cash, in accordance with Section 2(b) of the applicable Company Warrant, without interest and subject to any withholding required under applicable Tax Law (the “Warrant Consideration”). The Company shall timely provide any notices required to be provided in accordance with the provisions of the Company Warrants and in connection with the Mergers prior to the Company Merger Effective Time. Parent and its counsel shall be given a reasonable opportunity to review and comment on any such notice before such document is provided, and the Company shall include any comments reasonably made by Parent and its counsel in such notices.

(e)            Cancelled and Converted Shares. Each share of Company Common Stock that is owned or held by Parent or any of Parent’s Affiliates (including by Merger Sub I), in each case immediately prior to the Company Merger Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the “Cancelled Shares”). Each share of Company Common Stock that is owned by any direct or indirect Subsidiary of the Company, in each case, immediately prior to the Company Merger Effective Time, shall be converted into such number of shares (or fractions thereof) of the Surviving Corporation such that the ownership percentages of any such Subsidiary in the Surviving Corporation immediately following the Company Merger Effective Time shall be equal to the ownership percentage of such Subsidiary in the Company immediately prior to the Company Merger Effective Time (collectively, the “Converted Shares”).

(f)            Effect on Company OP Interests. As of the LLC Merger Effective Time, by virtue of the LLC Merger and without any action on the part of any of the parties or the holders of any of the Company OP interests of the parties, the following shall occur:

(i)            Treatment of Company OP Preferred Units. All Company OP Preferred Units owned by the Company as of immediately prior to the LLC Merger Effective Time shall remain outstanding as preferred units in the Surviving Company OP following the LLC Merger Effective Time and no payment shall be made pursuant to the LLC Merger with respect thereto.

(ii)           Treatment of Company OP Common Units Held by the Company. All Company OP Common Units owned by the Company as of immediately prior to the LLC Merger Effective Time shall remain outstanding as common units in the Surviving Company OP (collectively, the “Converted Units”) following the LLC Merger Effective Time and no payment shall be made pursuant to the LLC Merger with respect thereto.

(iii)          Treatment of Company OP Common Units. Except as otherwise agreed to in writing between a holder of Company OP Common Units and Parent, each Company OP Common Unit issued and outstanding immediately prior to the LLC Merger Effective Time, other than any Cancelled Units or Converted Units (each owner of any such Company OP Common Units, other than any Cancelled Units or Converted Units, a “Company OP Minority Member”) shall automatically be converted into the right to receive $16.00 in cash, without interest and subject to any withholding required under applicable Tax Law (the “LLC Merger Consideration”). All Company OP Common Units issued and outstanding immediately prior to the LLC Merger Effective Time (other than any Cancelled Units or Converted Units), when so converted, shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each such holder of a certificate (an “OP Unit Certificate” and, collectively with the Common Stock Certificates, the “Certificates”) or book-entry unit (an “OP Book-Entry Unit” and, together with the Book-Entry Common Shares, the “Book-Entry Securities”) that, immediately prior to the LLC Merger Effective Time evidenced Company OP Common Units shall cease to have any rights with respect to each such Company OP Common Unit, except, in all cases, the right to receive the LLC Merger Consideration, without interest and subject to any withholding required under applicable Tax Law.

(iv)          Cancellation of Certain Company OP Common Units. Each Company OP Common Unit that is owned directly by Company OP, in each case, immediately prior to the LLC Merger Effective Time, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the “Cancelled Units”).

(v)           Treatment of Merger Sub II Units. All units of Merger Sub II issued and outstanding immediately prior to the LLC Merger Effective Time shall, as of the LLC Merger Effective Time, no longer be outstanding and shall automatically be cancelled and cease to exist.

Section 2.2     Exchange of Certificates.

(a)             Paying Agent. Not less than 10 Business Days prior to the Closing Date, Parent shall designate the Company’s existing transfer agent or another bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for purposes of, among other things, paying the Merger Consideration, and in connection therewith, prior to the Closing Date, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company. If and as directed by Parent in writing on or prior to the third Business Day prior to the Closing, the Company shall and shall cause its Subsidiaries to, at or immediately prior to the Company Merger Effective Time (and no earlier than one Business Day prior to the anticipated Closing Date), deposit, or cause to be deposited, with the Paying Agent the unrestricted, available cash on hand of the Company and its Subsidiaries as of the Company Merger Effective Time, less (i) any amounts required to satisfy the obligations contemplated by Section 2.5(i), as reasonably determined by Parent, and (ii) such additional amounts as reasonably determined by the Company to be necessary or advisable in light of working capital or operational purposes or where such amounts are not available to be deposited at such time (such amount after deduction of the amounts in clauses (i) and (ii), the “Company Cash”), which Company Cash shall be held by the Paying Agent in trust for the Company and its Subsidiaries. If the Closing does not occur within one Business Day following the deposit of the Company Cash, so long as the Company Cash is deposited immediately prior to the anticipated Company Merger Effective Time, the Company and its Subsidiaries will be entitled to require the immediate return of all Company Cash deposited with the Paying Agent; provided, that in the event the Company deposits the Company Cash with the Paying Agent more than one Business Day in advance of the anticipated Company Merger Effective Time, such one Business Day period shall be extended to the number of Business Days in advance that such Company Cash was deposited. At or prior to the Company Merger Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Book-Entry Securities and Certificates, cash in an amount sufficient to pay the Merger Consideration when taken together with the Company Cash deposited with the Paying Agent pursuant to this Section 2.2(a). The Merger Consideration deposited with the Paying Agent and any proceeds thereof are hereinafter referred to as the “Payment Fund.”

(b)            Payment Procedures.

(i)            As soon as reasonably practicable after the Company Merger Effective Time (but in no event later than five Business Days thereafter), Parent shall cause the Paying Agent to mail (and to make available for collection by hand) to each holder of record of one or more Certificates as of immediately prior to the Company Merger Effective Time, (A) a letter of transmittal (a “Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof), to the Paying Agent, and which Letter of Transmittal shall be in such form and have such other provisions as Parent may reasonably specify, and (B) instructions for use in effecting the surrender of the Certificates in exchange for the cash consideration issuable pursuant to Section 2.1 that such holder is entitled to receive pursuant to the Company Merger or the LLC Merger, as applicable.

(ii)           Upon surrender of a Certificate (or affidavit of loss in lieu thereof) for cancellation to the Paying Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration contemplated by the provisions of this Article II to be mailed, made available for collection by hand or delivered by wire transfer, within five Business Days following the later to occur of (A) the Company Merger Effective Time or (B) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable and customary terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Until surrendered as contemplated by this Section 2.2(b), each Certificate shall be deemed, at any time after the LLC Merger Effective Time, to represent only the right to receive, upon such surrender, the cash consideration as expressly set forth in this Article II.

(iii)          No holder of record of Book-Entry Securities as of immediately prior to the Company Merger Effective Time shall be required to deliver a Certificate or an executed Letter of Transmittal to the Paying Agent to receive the applicable Merger Consideration in respect of such Book-Entry Securities. In lieu thereof, such holder of record shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably request) to be requested by the Paying Agent as promptly as practicable after the Company Merger Effective Time (but in no event later than five Business Days thereafter), be entitled to receive in exchange therefor, the applicable Merger Consideration and such Book-Entry Securities shall be cancelled. Payment of the applicable Merger Consideration with respect to Book-Entry Securities shall only be made to the Person in whose name such Book-Entry Securities are registered. Until such “agent’s message” (or such other evidence) is received, each Book-Entry Security will be deemed at any time after the Company Merger Effective Time to represent only the right to receive the applicable Merger Consideration and will not evidence any interest in, or any right to exercise the rights of an equityholder of, the Company, Company OP, the Surviving Corporation or the Surviving Company OP. No interest shall be paid or accrue on the cash payable in respect of a Book-Entry Security.

(iv)          Notwithstanding anything to the contrary herein, with respect to any shares of Company Common Stock held through The Depository Trust Company (“DTC”), Parent and the Company shall cooperate to establish procedures with the Paying Agent and DTC to ensure that the Paying Agent will transmit to DTC or its nominees as soon as reasonably practicable after the Company Merger Effective Time and in any event not later than the fifth Business Day following the Closing Date, upon surrender of Company Common Stock held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the applicable Merger Consideration that such holder is entitled to receive pursuant to this Article II.

(v)           In the event of a transfer of ownership of shares of Company Common Stock or Company OP Common Units, in each case, that is not registered in the transfer records of the Company or Company OP, as applicable, it shall be a condition of payment that any Certificate surrendered in accordance with the procedures set forth in this Section 2.2 shall be properly endorsed or shall be otherwise in proper form for transfer, or any Book-Entry Securities shall be properly transferred, and that the Person requesting such payment shall have paid any transfer, stamp and other Taxes required by reason of the payment of the consideration to a Person other than the registered holder of the Certificate surrendered or Book-Entry Securities properly transferred, or shall have established to the reasonable satisfaction of the Paying Agent that such Tax either has been paid or is not applicable. No interest shall be paid or accrued for the benefit of (A) holders of Certificates on the consideration otherwise payable upon the surrender of the Certificate pursuant to this Article II or (B) Book-Entry Securities on the consideration otherwise payable in respect of such shares pursuant to this Article II.

(c)            No Further Ownership Rights. The cash consideration paid upon conversion of shares of Company Common Stock or Company OP Common Units pursuant to this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock or Company OP Common Units, respectively, and there shall be no further registration of transfers on the stock transfer books of Parent or the Surviving Corporation of the shares of Company Common Stock or on the unit transfer books of Company OP of the Company OP Common Units held by Company OP Minority Members that were outstanding immediately prior to the Company Merger Effective Time or the LLC Merger Effective Time, as applicable. If, after the Company Merger Effective Time or the LLC Merger Effective Time, as applicable, any Certificates that were outstanding immediately prior to the Company Merger Effective Time or the LLC Merger Effective Time are presented to Parent, the Surviving Corporation or the Surviving Company OP for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d)            Termination of the Payment Fund. Subject to Section 2.2(e), any portion of the Payment Fund that remains undistributed to the former holders of shares of Company Common Stock (whose such shares are entitled to be exchanged for cash consideration in accordance with and subject to the provisions of this Article II) and the holders of Company OP Common Units (whose such Company OP Common Units are entitled to be exchanged for cash consideration in accordance with and subject to the provisions of this Article II) for 12 months after the Company Merger Effective Time shall be delivered to the Surviving Corporation or, at the direction of the Surviving Corporation, to Parent or any designee thereof, upon demand, and any such former holders of shares of Company Common Stock or Company OP Common Units who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation or Parent or such designee for payment of their claim for Company Common Stock or Company OP Common Units, as applicable.

(e)            No Liability. None of the Company, Company OP, Parent, Merger Sub I, Merger Sub II, the Surviving Corporation or Surviving Company OP nor any Affiliate of any of the foregoing or any of their respective employees, officers, directors or agents shall be liable to any holder of shares of Company Common Stock or any holder of Company OP Common Units for the cash consideration from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law as required thereby. Any amounts remaining unclaimed by holders of any such shares or units immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation or its designee, free and clear of any claims or interest of any such holders or their successors or assigns previously entitled thereto.

(f)             Withholding. Each of Parent, Merger Sub I, Merger Sub II, the Surviving Corporation, Surviving Company OP, Company OP, Company and the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. If the applicable party intends to deduct or withhold pursuant to this Section 2.2(f) in respect of Company OP Units (except for deduction or withholding (i) with respect to payments of bonuses and other compensatory amounts for Tax purposes or (ii) attributable to the holder of such Company OP Units failing to provide a timely and properly executed IRS Form W-9), such applicable party shall provide notice as promptly as practicable to the Person in respect of whom such payment is to be made, and such parties shall cooperate with each other to take commercially reasonable steps to minimize or eliminate such withholding or deduction in accordance with applicable Law. If the applicable party intends to deduct or withhold pursuant to this Section 2.2(f) in respect of Company Warrants or Company Class B Common Stock (except for deduction or withholding attributable to the holder of such Company Warrants or Company Class B Common Stock failing to provide a timely and properly executed IRS Form W-9), such applicable party shall provide notice as promptly as practicable to the Person in respect of whom such payment is to be made, and such parties shall cooperate with each other to take commercially reasonable steps to minimize or eliminate such withholding or deduction in accordance with applicable Law. With respect to any non-U.S. holder of Company Warrants that is unable to deliver a properly executed IRS Form W-9 to the applicable withholding party, the parties shall cooperate with each other to take commercially reasonable steps to minimize or eliminate such withholding or deduction, including through delivery of a written statement to the applicable withholding party, which shall be based on reasonable assumptions and analysis, confirming that no withholding is required under Treasury Regulations Sections 1.1445-2(c)(2) and 1.897-9T(b).

(g)            Dividends and Distributions. In the event that, (i) a dividend or other distribution with respect to the shares of Company Common Stock or Company Preferred Stock permitted under the terms of this Agreement (A) is declared after the date of this Agreement with a record date prior to the Company Merger Effective Time and (B) has not been paid as of the Company Merger Effective Time, or (ii) a dividend or other distribution with respect to the Company OP Common Units permitted under the terms of this Agreement (A) is declared after the date of this Agreement with a record date prior to the LLC Merger Effective Time and (B) has not been paid as of the LLC Merger Effective Time, then, in each case, the holders of shares of Company Preferred Stock or Company Common Stock or the holders of Company OP Common Units, as applicable, shall be entitled to receive such dividend or distribution from the Company or Company OP, as applicable, as of immediately prior to the Company Merger Effective Time or the LLC Merger Effective Time, as applicable.

Section 2.3    Further Assurances. If, at any time following the LLC Merger Effective Time, the Surviving Corporation or the Surviving Company OP shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in Parent its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of any Party, or (b) otherwise to carry out the purposes of this Agreement, Parent and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of any such Person, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any such Person, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm Parent’s right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Party and otherwise to carry out the purposes of this Agreement.

Section 2.4     Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, and only to the extent available pursuant to Section 5.10 of the charter of the Company (the “Company Charter”) or Section 3-202 of the MGCL, shares of Company Common Stock that are issued and outstanding immediately prior to the Company Merger Effective Time and that are held by holders of Company Common Stock who have properly filed with the Company a written objection to the Company Merger at or before the Company Stockholders Meeting and have complied in all respects with Section 5.10 of the Company Charter or Title 3, Subtitle 2 of the MGCL, as applicable, with respect to such shares and shall not have waived, effectively withdrawn, or lost such Person’s rights to object under Section 5.10 of the Company Charter or Title 3, Subtitle 2 of the MGCL with respect to such shares (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Common Stock Consideration pursuant to Section 2.1. At the Company Merger Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled, and each holder of Dissenting Shares shall cease to have any rights with respect to such Dissenting Shares, except for the right to receive the fair value of such Dissenting Shares held by them in accordance with the provisions of, and as provided by, Section 5.10 of the Company Charter or Title 3, Subtitle 2 of the MGCL. Each Dissenting Share held by stockholders who shall have failed to perfect or who effectively shall have waived, withdrawn, or otherwise lost the right to object under Section 5.10 of the Company Charter or Title 3, Subtitle 2 of the MGCL, shall thereupon be deemed to have been converted into, as of the Company Merger Effective Time, the right to receive the Common Stock Consideration upon surrender in the manner provided in Section 2.2. The Company shall give Parent prompt written notice of any objection, any demand for appraisal or payment for shares of Company Common Stock, any withdrawals of such demands received by the Company prior to the Company Merger Effective Time and any other instrument served pursuant to the Title 3, Subtitle 2 of the MGCL and received by the Company relating to Section 5.10 of the Company Charter. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment or deposit any funds with respect to any demands for appraisals, offer to settle or settle any such demands or approve any withdrawal of any such demands, or agree, authorize or commit to do any of the foregoing.

Section 2.5     Treatment of Company Equity Awards.

(a)            Company Restricted Stock Awards. Except as otherwise agreed to in writing (subject to Section 4.1) prior to the Company Merger Effective Time by the Company and a holder of a Company Restricted Stock Award, each Company Restricted Stock Award (excluding any Company Specified Award) that is outstanding immediately prior to the Company Merger Effective Time shall remain outstanding following the Company Merger Effective Time subject to the same terms and conditions (including vesting terms and terms with respect to dividend equivalents credited in respect of such Company Restricted Stock Award) as applied as of immediately prior to the Company Merger Effective Time.

(b)            Company RSU Awards. Except as otherwise agreed to in writing (subject to Section 4.1) prior to the Company Merger Effective Time by the Company and a holder of a Company RSU Award, each Company RSU Award (excluding any Company Specified Award) that is outstanding immediately prior to the Company Merger Effective Time shall remain outstanding following the Company Merger Effective Time subject to the same terms and conditions (including vesting terms and terms with respect to dividend equivalents credited in respect of such Company RSU Award) as applied as of immediately prior to the Company Merger Effective Time.

(c)             Company PSU Awards. Except as otherwise agreed to in writing (subject to Section 4.1) prior to the Company Merger Effective Time by the Company and a holder of a Company PSU Award, each Company PSU Award (excluding any Company Specified Award) that is outstanding immediately prior to the Company Merger Effective Time shall remain outstanding following the Company Merger Effective Time subject to the same terms and conditions (including vesting terms and terms with respect to dividend equivalents credited in respect of such Company PSU Award) as applied as of immediately prior to the Company Merger Effective Time.

(d)            Company Specified Awards. Except as otherwise agreed to in writing (subject to Section 4.1) prior to the Company Merger Effective Time by the Company and a holder of a Company Specified Award, as of the Company Merger Effective Time, each Company Specified Award that is outstanding immediately prior to the Company Merger Effective Time shall, automatically and without any action on the part of the holder thereof, be canceled in exchange for the right of the holder thereof to receive (i) a cash payment equal to the product of (A) the number of shares of Company Common Stock subject to such Company Specified Award immediately prior to the Company Merger Effective Time multiplied by (B) the Common Stock Consideration, and (ii) a cash payment equal to the accumulated dividend equivalents credited in respect of such Company Specified Award (if any) as of immediately prior to the Company Merger Effective Time (adjusted, as applicable, to reflect the number of shares of Company Common Stock deemed to be subject to any Company Specified Award that is a Company PSU Award, in accordance with the following sentence), in each case, without interest and less applicable Tax withholding. For purposes of clause (i)(A) of the preceding sentence, the number of shares of Company Common Stock subject to each Company Specified Award that is a Company PSU Award shall be determined by deeming the applicable performance conditions to be achieved at the greater of (1) target-level performance and (2) actual performance through the Company Merger Effective Time, as reasonably determined by the Board of Directors (or a duly authorized committee thereof).

(e)             Company DSU Awards. As of the Company Merger Effective Time, each Company DSU Award that is outstanding immediately prior to the Company Merger Effective Time shall vest in full and shall, as of the Company Merger Effective Time, automatically and without any action on the part of the holder thereof, be canceled in exchange for the right of the holder thereof to receive a cash payment equal to the product of (i) the number of shares of Company Common Stock subject to such Company DSU Award immediately prior to the Company Merger Effective Time multiplied by (ii) the Common Stock Consideration, without interest.

(f)             Company OP LTIP Unit Awards.

(i)            With respect to each Company OP LTIP Unit Award that has vested in accordance with its terms prior to the Company Merger Effective Time (each, a “Vested Company OP LTIP Unit”), prior to the Company Merger Effective Time, the Company, as the managing member of the Company OP, shall exercise its right to cause a Forced Redemption (as defined in the Company OP LLC Agreement) with respect to the maximum number of Vested Company OP LTIP Units then eligible for conversion, such that as of immediately prior to the LLC Merger Effective Time, each Vested Company OP LTIP Unit shall be converted into one Company OP Common Unit. For the avoidance of doubt, such Company OP Common Units issued in respect of such Vested Company OP LTIP Units shall be treated as Company OP Common Units for purposes of this Agreement and the holders of such Company OP Common Units shall be treated as holders thereof as described in Section 2.1.

(ii)           Each Company OP LTIP Unit Award that is outstanding and unvested immediately prior to the LLC Merger Effective Time shall vest in accordance with its terms as of the Business Day prior to the Closing as though the Closing had occurred. For the avoidance of doubt, following such vesting, such Company OP LTIP Units shall be treated as Vested Company OP LTIP Units, as described in Section 2.5(f)(i).

(g)            Deferred Compensation. To the extent that any payments due under this Section 2.5 cannot be paid at the time specified in this Section 2.5 without causing the imposition of additional taxes and penalties under Section 409A of the Code, such payments shall instead be paid at the earliest time after the Company Merger Effective Time or LLC Merger Effective Time, as applicable, that would not result in the imposition of such taxes and penalties.

(h)            Company Actions. Prior to the Company Merger Effective Time, the Board of Directors (or a duly authorized committee thereof) shall adopt such resolutions as are necessary to provide for the treatment of the Company Restricted Stock Awards, Company RSU Awards, Company PSU Awards, Company DSU Awards, and Company OP LTIP Unit Awards (collectively, the “Company Equity Awards”) as contemplated by this Section 2.5. Prior to such adoption, the Company will provide Parent with drafts of, and a reasonable opportunity to comment on, all such resolutions and the Company shall reasonably consider any comments made by Parent and its counsel to such resolutions.

(i)              Payment for Company Equity Awards. As promptly as reasonably practicable after the LLC Merger Effective Time, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate amount owed to holders of Company Equity Awards. As promptly as reasonably practicable following the Closing Date, but in no event later than the first regularly scheduled payroll date that is not less than five Business Days after the Closing Date, the Surviving Corporation (or the applicable Subsidiary) shall pay to the holders of the Company Equity Awards, through its payroll system or payroll provider, all amounts required to be paid to such holders in respect of the Company Equity Awards that are cancelled and converted pursuant to Section 2.5, as applicable (after giving effect to any required Tax withholdings as provided in Section 2.2(f)). Notwithstanding the foregoing, if any payment is owed to a holder of any Company Equity Awards pursuant to Section 2.5, as applicable, who is not, and was not at any time during the vesting period of the applicable Company Equity Award, an employee of the Company or any of its Subsidiaries, then such payment shall be deposited in the Payment Fund and paid by the Paying Agent in the manner described in Section 2.2(b).

Section 2.6     Adjustments to Prevent Dilution. Notwithstanding anything in this Agreement to the contrary, but without duplication of any adjustment already accounted for pursuant to this Agreement, if at any time during the period between the date of this Agreement and the Company Merger Effective Time, there is a change in the number or class of (a) issued and outstanding shares of Company Common Stock, (b) issued and outstanding Company OP Common Units, or (c) securities convertible or exchangeable into shares of Company Common Stock or Company OP Common Units, in each case, as a result of a reclassification, stock or unit split (including reverse stock or unit split), stock or unit dividend or distribution (including any dividend or distribution of securities convertible into stock or units) or other stock or unit distribution, recapitalization or combination of shares or units or other similar transaction, the applicable Merger Consideration, as applicable shall be equitably adjusted, without duplication, to proportionally reflect any such change to provide the same economic effect as contemplated by this Agreement; provided, that this Section 2.6 shall not be construed to permit the Company to take any action with respect to its or its Subsidiaries’ securities that is otherwise prohibited or restricted by the terms of this Agreement.

Section 2.7     Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably requested by Parent or the Paying Agent, the posting by such Person of a bond, in form and substance and in such reasonable amount as Parent or the Paying Agent may direct, as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to such Certificate, the Paying Agent (or, if subsequent to the termination of the Payment Fund, and subject to Section 2.2(f), Parent) shall pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration in accordance with the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1     Representations and Warranties of the Company. Except (x) as set forth in the corresponding sections of the disclosure letter delivered to Parent by the Company immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any matter disclosed pursuant to any section or subsection of the Company Disclosure Letter with respect to Article III shall be deemed to be disclosed for the purposes of the representations and warranties made by the Company in this Agreement, to the extent the relevance of such disclosure is reasonably apparent on the face of such disclosure, notwithstanding the omission of a cross reference to any other section or subsection of this Agreement or the Company Disclosure Letter) or (y) to the extent disclosed in the Company SEC Documents filed or furnished with the SEC and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) on or after December 31, 2022 and prior to the date hereof (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of such reports or any other disclosures in such reports to the extent they are predictive, cautionary or forward-looking in nature, in each case other than any description of historic facts or events included therein), the Company represents and warrants to Parent, Merger Sub I and Merger Sub II as follows:

(a)             Organization, Standing and Power.

(i)            The Company is duly organized, validly existing and in good standing under the Laws of the State of Maryland. The Company OP is duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the Company’s other Subsidiaries is duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to materially impede, delay or impair the Company’s ability to perform its obligations under this Agreement and consummate the transactions contemplated by this Agreement. The Company and each of its Subsidiaries has the corporate, partnership or limited liability company (as the case may be) power and authority to (A) own and use its assets in the manner in which its assets are currently owned and used and (B) operate its business as presently conducted, except, in each case, where the failure to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to materially impede, delay or impair the Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

(ii)           The Company and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and, where applicable, is in good standing in each jurisdiction where the ownership and operation of its properties or assets or the nature of its activities makes such qualification necessary, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to materially impede, delay or impair the Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement. True and complete copies of the Organizational Documents of the Company and the Company OP, as in effect as of the date of this Agreement (including any amendments and supplements thereto), have been made available to Parent. Each of the Company and the Company OP is in compliance with the terms of its Organizational Documents in all material respects.

(iii)          True and complete copies of the Organizational Documents of the Company’s Significant Subsidiaries, as in effect as of the date of this Agreement (including any amendments and supplements thereto), have been made available to Parent. Each of the Company’s Significant Subsidiaries is in compliance with the terms of its Organizational Documents in all material respects.

(b)             Capital Structure.

(i)            The Company is authorized to issue 500,000,000 shares of stock, consisting of (A) 237,250,000 shares of Company Class A Common Stock, (B) 250,000 shares of Company Class B Common Stock, (C) 12,500,000 shares of Performance Common Stock, and (D) 250,000,000 shares of Company Preferred Stock, of which (1) 8,394,799 shares are classified as Company Series H Preferred Stock, (2) 12,866,727 shares are classified as Company Series I Preferred Stock and (3) 11,614,446 shares are classified as Company Series J Preferred Stock. As of the close of business on December 26, 2025 (the “Capitalization Date”), (1) 182,669,899 shares of Company Class A Common Stock were issued and outstanding (4,194,864 shares of Company Common Stock were subject to outstanding Company Restricted Stock Awards), (2) no shares of Company Class B Common Stock were issued and outstanding, (3) no shares of Performance Common Stock were issued or outstanding, (4) 6,690,000 shares of Company Class A Common Stock were reserved for issuance upon the exercise of the Company Warrants, (5) 8,394,799 shares of Company Series H Preferred Stock were issued and outstanding, (6) 12,866,727 shares of Company Series I Preferred Stock were issued and outstanding, (7) 11,614,446 shares of Company Series J Preferred Stock were issued and outstanding, (8) 5,500,000 shares of Company Common Stock were reserved for issuance pursuant to future awards under the Company Equity Incentive Plan, (9) 659,992 shares of Company Common Stock were subject to outstanding Company Restricted Stock Units (RSU) Awards, (10) 2,212,786 shares of Company Common Stock were subject to outstanding Company Performance Stock Units (PSU) Awards (assuming maximum performance), (11) 45,894 shares of Company Common Stock were subject to outstanding Company Deferred Stock Units (DSU) Awards, (12) 125,000 shares of Company Common Stock were reserved for issuance in respect of outstanding Company Long-Term Incentive Plan (LTIP) Unit Awards (assuming maximum performance for any such awards that are subject to market-based or other performance-based vesting conditions), and (13) 5,795,060 shares of Company Common Stock were reserved for issuance in respect of Company OP Common Units. Since the Capitalization Date and through the date of this Agreement, no Company Equity Incentive Plan has been amended or otherwise modified and no shares of Company Common Stock (including any Company Restricted Stock Awards) or shares of Company Preferred Stock have been repurchased, redeemed or issued (other than with respect to the exercise, vesting or settlement of Company Equity Awards outstanding prior to the Capitalization Date and pursuant to the terms of the applicable Company Equity Incentive Plan in effect on the Capitalization Date), and no shares of Company Common Stock have been reserved for issuance and no Company Equity Awards have been granted, except pursuant to the terms of the applicable Company Equity Incentive Plan in effect on the Capitalization Date.

(ii)           Section 3.1(b)(ii) of the Company Disclosure Letter sets forth, as of the close of business on the Capitalization Date, the ownership and the amount of issued and outstanding (A) Company OP Common Units, (B) Company OP Junior Units, (C) Company OP Series D Preferred Units, (D) Company OP Series E Preferred Units, (E) Company OP Series G Preferred Units, (F) Company OP Series H Preferred Units, (G) Company OP Series I Preferred Units and (H) Company OP Series J Preferred Units, and as of such date and time no other Company OP Units (including Company OP Preferred Units) were issued and outstanding. All outstanding shares of the Company Common Stock and the Company Preferred Stock, and all outstanding Company OP Units have been duly authorized and validly issued and are fully paid and non-assessable and were not issued in violation of any preemptive rights, rights of first refusal or any similar right.

(iii)          Section 3.1(b)(iii) of the Company Disclosure Letter sets forth, as of the Capitalization Date, the number of shares subject to each Company Equity Award outstanding and the holder, grant date, vesting schedule and current vested status. Except for (A) this Agreement and the Company OP LLC Agreement, (B) outstanding Company OP Units, (C) Company Equity Awards issued and outstanding under the Company Equity Incentive Plan, (D) the Company Warrants and (E) as set forth in Section 3.1(b)(i) of this Agreement or in Section 3.1(b)(i), Section 3.1(b)(ii) or Section 3.1(b)(iii) of the Company Disclosure Letter, as of the date of this Agreement, there are no outstanding shares of capital stock or other equity or ownership interest in the Company or the Company OP or any options, warrants, equity or equity based incentives, calls, rights, commitments or agreements of any character to which the Company or any Subsidiary of the Company is a party or by which it or any such Subsidiary is bound obligating the Company or Company OP to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company capital stock or Company OP Units or obligating the Company or Company OP to grant, extend or enter into any such option, warrant, call, right, commitment or agreement or pay any amount valued by reference to any equity or ownership interest in the Company or Company OP. There are no outstanding contractual obligations of the Company or any of its Subsidiaries pursuant to which the Company or Company OP are or could be required to register shares of Company Common Stock or other securities of the Company or Company OP under the U.S. Securities Act of 1933 (the “Securities Act”). There are no debentures, bonds, notes or other indebtedness of the Company that have or by their terms may have at any time the right to vote (which are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote on any matter or with the equity holders of any of the Company’s Subsidiaries on any matter, respectively.

(iv)          Section 3.1(b)(iv) of the Company Disclosure Letter sets forth, as of the date of this Agreement: (A) each of the Company’s Subsidiaries; (B) other than the Company OP, whether or not each such Subsidiary is a wholly owned Subsidiary (any Subsidiary that is not a wholly owned Subsidiary, a “Non-Wholly Owned Subsidiary”); and (C) for each Non-Wholly Owned Subsidiary, (1) the percentage of the Company’s ownership interest, direct or indirect, and the number and type of capital stock or other securities owned by the Company, directly or indirectly, in each such Subsidiary and (2) the percentage of such other Person or Persons’ ownership interest in each such Subsidiary, and the name of such other Person or Persons. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate any of the Company’s Subsidiaries to issue or to sell any shares of capital stock or other securities of any of the Company’s Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to, or giving any Person a right to subscribe for or acquire, any securities any of the Company’s Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. No representations or warranties are made pursuant to this Section 3.1(b)(iv) with respect to any Carry Vehicles.

(c)            Authority; No Conflicts; Consents and Approvals.

(i)            Each of the Company and Company OP has all requisite corporate or limited liability company power and authority to execute, deliver and perform its applicable obligations under this Agreement and, subject to the receipt of the Company Required Stockholders Vote, to consummate the transactions contemplated hereby, as applicable (including the Company Merger and the LLC Merger). The execution and delivery of this Agreement by the Company and Company OP, as applicable, and the performance by the Company and Company OP, as applicable, of their respective covenants hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors (in the case of the Company) and the Company (in the case of Company OP), and no other corporate or limited liability company action on the part of the Company or Company OP, other than the receipt of the Company Required Stockholders Vote, is necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and Company OP, as applicable, and (subject to due and valid execution by the other parties thereto) constitutes a valid and binding obligation of each of the Company and Company OP, enforceable against the Company and Company OP, as applicable, in accordance with its terms, except as enforceability is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights generally and general equitable principles (collectively, the “Bankruptcy and Equitable Exception”).

(ii)           The execution, delivery and performance of this Agreement by the Company and Company OP does not and will not, and the consummation of the transactions contemplated hereby will not, (A) subject to the receipt of the Company Required Stockholders Vote (solely with respect to the consummation of the transactions contemplated by this Agreement), contravene, conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, modification, amendment, vesting, cancellation, revocation, suspension or acceleration of any right or obligation or the loss of a benefit under, or the creation of a Lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation, acceleration, loss, or creation, regardless of context, a “Violation”), in each case pursuant to any provision of the Organizational Documents of the Company or Company OP, or (B) subject to obtaining or making the notification, filings, consents, approvals, orders, authorizations, registrations, waiting period expirations or terminations, declarations and filings referred to in Section 3.1(c)(iii), result in any Violation of any Company Material Contract to which the Company or any of its Subsidiaries are party or any Permit or Law applicable to the Company or any of its Subsidiaries or their respective properties or assets, which Violation, in the case of this clause (B), would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to materially impede, delay or impair the Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

(iii)          Except for (A) the applicable requirements, if any, of state securities or “blue sky” Laws, (B) required filings or approvals under the U.S. Securities Exchange Act of 1934 (the “Exchange Act”) including the filing of the Proxy Statement, and the Securities Act, (C) any filings or approvals required under the rules and regulations of the New York Stock Exchange, (D) compliance with any applicable requirements of the HSR Act, (E) compliance with any of the consents, approvals, Orders, authorizations, registrations, declarations or filings under the Regulatory Laws of the jurisdictions set forth on Section 3.1(c)(iii) of the Company Disclosure Letter, and (F) (1) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL (in the case of the Company Merger) and (2) the filing of the LLC Certificate of Merger with, and the acceptance for record of the LLC Certificate of Merger by, the DSS pursuant to the DLLCA (in the case of the LLC Merger), assuming the accuracy of the representations and warranties set forth in Section 3.2(b)(iii) and Section 3.2(b)(iv), no consent, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company and Company OP or the consummation by the Company and Company OP of the transactions contemplated hereby, in each case except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to materially impede, delay or impair the Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

(d)            SEC Documents; Regulatory Reports.

(i)            The Company has timely filed with or furnished to the SEC all reports, schedules, statements and other documents required to be filed or furnished by it under the Securities Act or the Exchange Act since December 31, 2022 through the date hereof, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, the “Company SEC Documents”). As of their respective dates, the Company SEC Documents at the time filed or furnished (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such filing) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed or furnished contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC with respect to any Company SEC Document. To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is subject to any pending Action by or before the SEC.

(ii)           The financial statements of the Company included in the Company SEC Documents complied, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, to the extent permitted by Form 10-Q of the SEC), (A) have been prepared, in all material respects, in accordance with GAAP (as in effect in the United States on the date of such financial statements) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act); (B) are in compliance in all material respects with the applicable accounting requirements and with published rules and regulations of the SEC with respect thereto; and (C) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries as of the dates and for the periods shown (except as may be indicated in the notes thereto or, in the case of unaudited statements, to normal year-end audit adjustments and the absence of notes that will not be material to the Company and its Subsidiaries, taken as a whole).

(iii)          No Subsidiary of the Company is subject to the reporting requirements of (A) Section 13(a) or 15(d) of the Exchange Act or (B) any similar non-U.S. Law.

(iv)          The Company has established and maintains, and at all times since December 31, 2022 has maintained, a system of “internal control over financial reporting” (as required and defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company maintains disclosure controls and procedures (as required and defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) designed to provide reasonable assurance that all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. Since December 31, 2022, none of the Company, the audit committee of the Board of Directors, or, to the knowledge of the Company, the Company’s independent registered accountant has identified or been made aware of (A) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company, (B) any illegal act or fraud, whether or not material, that involves the management of the Company who have a significant role in the Company’s internal controls over financial reporting or (C) any claim or allegation regarding any of the foregoing.

(v)           To the knowledge of the Company, since December 31, 2022 through the date of this Agreement, there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Item 404 of Regulation S-K that have not been otherwise disclosed in the Company SEC Documents filed prior to the date of this Agreement.

(e)            Compliance with Applicable Laws. The Company and each of its Subsidiaries is and have been, since the later of (x) such entity’s commencement of operations and (y) December 31, 2022, in compliance with all Laws applicable to their respective operations, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to materially impede, delay or impair the Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has received any written or, to the knowledge of the Company, oral notice from any Governmental Entity since December 31, 2022, asserting a failure to comply with any such Law, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to materially impede, delay or impair the Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

(i)            The Company and each of its Subsidiaries has, since December 31, 2019 (or since April 24, 2019 for Sanctions), (A) complied in all material respects with applicable Trade Controls and Sanctions, (B) not engaged in a transaction or dealing with or involving a Sanctioned Jurisdiction or Sanctioned Person in violation of applicable Sanctions, and (C) established and maintained in place and implemented policies and procedures reasonably designed to promote compliance with applicable Trade Controls and Sanctions.

(ii)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries, nor any of their respective officers, directors, or employees, nor, to the Company’s knowledge, any agent or representative of the Company, is or has since December 31, 2019 (or since April 24, 2019 for Sanctions), been (A) in violation of any applicable Trade Controls, (B) a Sanctioned Person, or (C) engaged in transactions, dealings or other activities with or for the benefit of a Sanctioned Person or Sanctioned Jurisdiction or otherwise that might reasonably be expected to cause such Person to become a Sanctioned Person.

(iii)            Since December 31, 2019, neither the Company nor any of its Subsidiaries, including through any of their respective directors, employees or officers, or, to the Company’s knowledge, agents of the Company or any of its Subsidiaries, in each case, acting on behalf or at the direction of the Company or any of its Subsidiaries, has (A) given, offered, promised, authorized or agreed to give any money, advantage or thing of value, directly or indirectly, to any employee or official of any foreign Governmental Entity or a third party acting on such official’s behalf, or (B) requested, received or accepted or agreed to receive or accept any such improper payment, or gave or offered to give anything of value from any employee or official of a foreign Governmental Entity or a third party acting on such official’s behalf, in each case in violation of any Anti-Corruption Law.

(iv)          Since December 31, 2019 (or since April 24, 2019 for Sanctions), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has (A) received from any Governmental Entity or any Person any written (or, to the knowledge of the Company, oral) notice, inquiry, or internal or external allegation, (B) made any voluntary or involuntary disclosure to a Governmental Entity or (C) conducted any internal investigation or audit, in each case, concerning any actual or potential violations of Trade Controls, Sanctions, or Anti-Corruption Laws.

(v)           Each Investment Adviser Subsidiary is and has been at all times since the later of (A) the effective date of such Investment Adviser Subsidiary’s authorization, registration, licensing or qualification and (B) December 31, 2022, duly authorized, registered, licensed or qualified as an investment adviser, sub-adviser, relying adviser, investment manager, investment firm or similar term, as applicable, in each jurisdiction where the conduct of its business requires such authorization, registration, licensing or qualification and is in compliance with all U.S. federal and state and non-U.S. applicable Law requiring any such authorization, registration, licensing or qualification, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there is no Action by any Governmental Entity pending or, to the Company’s knowledge, threatened in writing, to cancel, terminate, suspend, limit, not renew or adversely modify any such authorization, registration, licensing or qualification.

(vi)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Subsidiary of the Company is or has been an “investment adviser” within the meaning of the Advisers Act since December 31, 2023, except (A) for the Investment Adviser Subsidiaries or (B) where such Subsidiary would be required to register under the Advisers Act but for an available exemption from registration under the Advisers Act.

(vii)         Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries, any Fund or any officer or director of any such Person, is subject to any event specified in Rule 506(d)(1)(i)-(viii) of Regulation D promulgated under the Securities Act (“Disqualifying Events”) (including, for the avoidance of doubt, Disqualifying Events that have been waived by a waiver, order, judgment or decree granted under Rule 506(d)(2)(ii) or (iii)) or any comparable disqualifying event under non-U.S. applicable Law.

(viii)        The Company is in compliance with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ix)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

A.          since the later of (x) the effective date of such Investment Adviser Subsidiary’s registration and (y) December 31, 2022, each Form ADV or amendment to Form ADV of each Investment Adviser Subsidiary, as of the date of filing with the SEC (and with respect to Form ADV Part 2B or its equivalent, its date) did not, as of such respective date, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. True and complete copies of each Investment Adviser Subsidiary’s most recent Form ADV (Parts 2A and 2B), reflecting all amendments thereto, have been made available to Parent;

B.           since the later of (x) the effective date of such Investment Adviser Subsidiary’s registration and (y) December 31, 2022, each Investment Adviser Subsidiary has been in compliance with Rule 206(4)-2 under the Advisers Act;

C.           since December 31, 2022, neither the Company nor any of its Subsidiaries, nor, to the Company’s knowledge, any officer, director or employee thereof has paid, directly or indirectly, a fee to any Person for soliciting business of any kind, except for payments made in compliance in all respects with applicable Law, including Rule 206(4)-1 under the Advisers Act;

D.           since December 31, 2022, the Company and its Subsidiaries and, to the Company’s knowledge, each officer, director and employee thereof has complied in all respects with Rule 206(4)-5 under the Advisers Act (and any other applicable “pay-to-play” applicable Law) and the related record keeping requirements set forth in Rule 204-3 thereof;

E.            none of the Company or any of its Subsidiaries or, to the Company’s knowledge, any of their “covered associates” has made a “contribution” to an “official” of a “government entity” (each as defined in Rule 206(4)-5) that has triggered the ban on the receipt of compensation contained in Rule 206(4)-5(a)(1); and

F.           since December 31, 2022, all advertisements (as defined under the Advisers Act), including any marketing materials, performance history or track record currently being, or since December 31, 2022 having been, disseminated, provided, presented or made available by the Company or any of the Investment Adviser Subsidiaries to any Client or prospective client, have complied with the Advisers Act.

(x)            None of the Company or any of its Subsidiaries, or to the Company’s knowledge, any officer, director or employee thereof or any other “associated person” (as defined in the Advisers Act) thereof has been convicted of any crime or is, or has been subject to, any disqualification that, in either case, would be a basis for denial, suspension or revocation of license or registration, as the case may be, of an investment adviser under Section 203(c) of the Advisers Act. As of the date hereof, there is no Action pending or, to the Company’s knowledge, threatened in writing, by any Governmental Entity, which would reasonably be expected to become the basis for any such disqualification, denial, suspension or revocation, other than ordinary examinations by the SEC’s Division of Examinations or Investment Management or other Governmental Entity (such investigations, “Ordinary Examinations”). To the knowledge of the Company, as of the date hereof, none of the Company or any of its Subsidiaries is currently subject to any Ordinary Examination other than what has been disclosed on Section 3.1(e)(x) of the Company Disclosure Letter nor is there is any material unresolved violation or exception with respect to any report or written statement relating to any examinations or inspections of the Company or any of its Subsidiaries by any Governmental Entity.

(xi)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries (A) is subject to any cease-and-desist or other order or enforcement action issued by, or has been ordered to pay any civil money penalty by, or (B) since December 31, 2022 has been (1) a recipient of any supervisory letter from, (2) has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business (each, a “Company Regulatory Agreement”), or (3) been advised in writing by any Governmental Entity that such agency is considering issuing, ordering or requesting any Company Regulatory Agreement.

(xii)          The Company has made available to Parent a true and complete copy of each material no-action letter and exemptive order issued by any Governmental Entity to the Company, any of its Subsidiaries or any Funds that remains applicable to its respective business as conducted on the date of this Agreement. To the Company’s knowledge, the Company, its Subsidiaries and the Funds are in compliance in all material respects with any such no-action letters and exemptive orders.

(xiii)         None of the Company or any of its Subsidiaries is, or has been since December 31, 2022, (A) a bank, trust company, introducing broker, broker, dealer, futures commission merchant, commodity pool operator, commodity trading advisor, swap dealer, real estate broker, insurance company or insurance broker within the meaning of any applicable Law, or (B) required to be registered, licensed or qualified as a bank, trust company, introducing broker, broker, dealer, futures commission merchant, commodity pool operator, commodity trading advisor, swap dealer, real estate broker, insurance company or insurance broker under any applicable Law. Since December 31, 2022, none of the Company or any of its Subsidiaries has received written notice of, and to the Company’s knowledge, there is no pending or threatened (in writing) proceeding concerning, any failure by the Company or any of its Subsidiaries to obtain any bank, trust company, introducing broker, broker, dealer, futures commission merchant, commodity pool operator, commodity trading advisor, swap dealer, real estate broker, insurance company or insurance broker registration, license or qualification.

(xiv)        The Investment Adviser Subsidiaries have adopted a compliance manual containing policies and procedures pursuant to Rule 206(4)-7 and Rule 204A-1 under the Advisers Act and other applicable Law, including one or more formal codes of ethics, insider trading policies, privacy policies, electronic communications policies, cybersecurity and information security policies, anti-money laundering policies and personal trading policies (collectively, “Adviser Compliance Policies”). The Adviser Compliance Policies comply with applicable Law in all material respects. To the knowledge of the Company, since December 31, 2022, the Investment Adviser Subsidiaries have been at all times in compliance in all material respects with the Adviser Compliance Policies. True and complete copies of the Adviser Compliance Policies in effect as of the date hereof (including any final written reviews or reports documenting identified internal failures to comply with such Adviser Compliance Policies by each Investment Adviser Subsidiary or its employees subject thereto to since December 31, 2022) have been delivered to Parent prior to the date hereof.

(f)            Legal Proceedings. As of the date of this Agreement, there is no suit, action, claim, charge, complaint, audit, investigation, arbitration or proceeding (whether judicial, arbitral, administrative or other) (an “Action”) pending or threatened in writing against or affecting the Company or any of its Subsidiaries or any of their respective assets, properties, directors, officers or employees that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to materially impede, delay or impair the Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement, nor is there any Order, or any settlement agreement, consent agreement, memorandum of understanding or disciplinary agreement with respect thereto, of any Governmental Entity or arbitrator currently in effect against the Company or any Subsidiary of the Company or any of their assets or businesses, or threatened in writing against the Company or any of its Subsidiaries or any of their assets or businesses which would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to materially impede, delay or impair the Company’s ability to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement. No representation set forth in this Section 3.1(f) is made with respect to Taxes.

(g)            Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(i)            The Company and its Subsidiaries have (A) duly and timely filed (or had timely filed on their behalf) with the appropriate taxing authority all Tax Returns required under applicable Law to be filed by them (after giving effect to any validly obtained extensions), and such Tax Returns are true and complete, (B) timely paid (or had paid on their behalf) all Taxes required to be paid by them (whether or not shown on any Tax Return), (C) timely withheld and paid or remitted over to the appropriate taxing authority all Taxes required under applicable Law to have been withheld and paid or remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and (D) complied with all information reporting (and any related withholding) and record retention requirements relating to Taxes.

(ii)            Neither the Company nor any of its Subsidiaries has received a written claim by any taxing authority in a jurisdiction where the Company or such Subsidiary does not file Tax Returns that it is or may be subject to taxation or required to file Tax Returns by that jurisdiction, which such claim has not been resolved.

(iii)           There are (A) no audits, examinations or proceedings ongoing or pending (or threatened in writing) in respect of Taxes of the Company or any of its Subsidiaries and (B) no adjustments or deficiencies for any amount of Taxes have been asserted or assessed by any taxing authority in writing against the Company or any of its Subsidiaries, in each case for clauses (A) and (B), which have not been satisfied by payment, settled, closed, withdrawn or otherwise resolved.

(iv)          Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the statute of limitations period for the assessment or collection of Tax that remains in effect (except for automatic extensions of time to file income Tax Returns).

(v)           Neither the Company nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law), has requested, has received or is subject to any private letter ruling from a taxing authority or has entered into any written agreement with a taxing authority, in each case, with respect to Taxes and that would be binding on the Company or its Subsidiaries after the Closing Date.

(vi)          Neither the Company nor any of its Subsidiaries (A) is a party to any Tax allocation, Tax indemnity or Tax sharing agreements or other similar Tax agreements nor (B) shall be bound by any such agreement or have any liability thereunder for amounts due in respect of periods prior to the Closing Date (in each case for clauses (A) and (B) excluding (1) customary tax indemnities included in loan agreements or commercial agreements entered into in the Ordinary Course of Business, the principal purpose of which is unrelated to Taxes), (2) agreements solely between the Company and/or its Subsidiaries, (3) the Company OP LLC Agreement and (4) agreements set forth on Section 3.1(g)(vi) of the Company Disclosure Letter.

(vii)         Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group, combined, consolidated, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group the common parent of which is or was the Company or a Subsidiary of the Company) or (B) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law), by Contract (excluding commercial Contracts entered into in the Ordinary Course of Business not primarily related to Taxes), or as a transferee or successor.

(viii)        Company OP is classified as a partnership for U.S. federal income Tax purposes, and no election has been filed to classify Company OP as an association taxable as a corporation for U.S. federal income Tax purposes.

(ix)           There are no Liens for Taxes upon any assets of the Company or any of its Subsidiaries, other than Permitted Liens.

(x)            Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any corresponding or comparable state, local or foreign Tax Law) that has not been disclosed in the relevant Tax Return of the Company or the applicable Subsidiary.

(xi)           Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying, or intending to qualify, for tax-free treatment under Section 355(a) of the Code in the two years prior to the date of this Agreement.

The representations and warranties set forth in this Section 3.1(g) and, to the extent relating to Tax matters, Section 3.1(j) constitute the sole and exclusive representations and warranties of the Company and its Subsidiaries regarding Tax matters, and no other representation or warranty contained in any other section of this Agreement shall apply to any such Tax matters.

(h)            Material Contracts. Section 3.1(h) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a list of all Company Material Contracts, true and complete copies of which the Company has made available to Parent prior to the date of this Agreement (except for (x) in the case of Company Material Contracts described in clause (v) below, any form Investment Advisory Arrangement between any Fund and the Company or any of its Subsidiaries, and (y) any Company Material Contracts described in clause (i) below, to the extent filed or furnished with the SEC and publicly available on EDGAR with no redactions or omissions in a Company SEC Document or incorporated by reference therein). For purposes of this Agreement, “Company Material Contract” means any Contract (other than Company Benefit Plans) to which the Company or any of its Subsidiaries is a party to or bound that:

(i)            is required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)            is a partnership, joint venture, co-investment or similar agreement with any third party (A) requiring aggregate payments after the date hereof by the Company or any of its Subsidiaries in excess of $10,000,000 or (B) with a value directly or indirectly held by the Company in excess of $10,000,000, in each case, excluding (x) the governing documents of the Company OP, Carry Vehicle or any Subsidiary of the Company or the Company OP and (y) any that relate to an investment in a Fund, another investment product sponsored by the Company or any of its Subsidiaries, or a Portfolio Company (including any expenses related thereto);

(iii)           contains any non-compete, non-solicitation, exclusivity provision or otherwise limits the ability of the Company or any of its Subsidiaries (including Parent and its Subsidiaries from and after the Closing) to engage in any line of business in any geographic area, or that restricts the ability of the Company or any of its Subsidiaries (including Parent and its Subsidiaries from and after the Closing) to conduct business with any Person, in each case, in a manner that would be material to the Company and its Subsidiaries, taken as a whole (other than (A) confidentiality agreements entered into by the Company or its Subsidiaries in the Ordinary Course of Business and (B) any Investment Advisory Arrangement or Fund Documentation containing provisions in the Ordinary Course of Business that address the allocation of investment opportunities or the formation of successor funds);

(iv)          contains a “most favored nation” provision or a provision granting a right of first refusal or a right of first negotiation for the benefit of a third party that is material to the Company and its Subsidiaries taken as a whole, except for any Investment Advisory Arrangements or Fund Documentation (and any related side letter or similar Contract that includes any “most favored nation” provision);

(v)            obligates the Company or any of its Subsidiaries to make non-discretionary expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $5,000,000 during the Company’s most recent fiscal year ended prior to the date of this Agreement, except, in each case, for (i) Investment Advisory Arrangements or Fund Documentation and (ii) Contracts that are terminable without penalty upon less than 90 days’ notice by the Company or any of its Subsidiaries;

(vi)           relates to “soft-dollar” arrangements (i.e., providing for benefits relating to commissions generated from financial transactions executed by broker-dealers on behalf of any Funds);

(vii)          is an Investment Advisory Arrangement involving aggregate fee-earning equity under management in excess of $200,000,000;

(viii)         relates to the Company’s or any of its Subsidiaries’ ownership, licensing or other right in or to material Intellectual Property Rights, including any material Contract (A) pursuant to which any third Person is granted a license (including a sublicense) or otherwise authorized to use any Company Intellectual Property; (B) pursuant to which the Company is granted a license (including a sublicense) or otherwise authorized to use any Intellectual Property Rights of a third Person; (C) pursuant to which any third Person has developed or has been engaged by the Company to develop any Intellectual Property Rights for or on behalf of the Company; or (D) is entered into to settle or resolve any Intellectual Property Rights-related dispute or otherwise affecting the Company’s rights to use or enforce any Company Intellectual Property, including settlement agreements, coexistence agreements, covenant not to sue agreements, and consent to use agreements; in each of clauses (A) to (D) above, excluding any and all (w) non-exclusive licenses incidental to the lease, sale or purchase of products or services contemplated by the Contract; (x) non-exclusive outbound licenses granted to customers and suppliers in the Ordinary Course of Business; (y) inbound non-exclusive licenses of commercially available, off-the-shelf Software or other IT Assets for which the Company pays less than $450,000 annually in licensing, maintenance, or other fees; and (z) employee, independent contractor, subcontractor, or consultant agreements and nondisclosure agreements entered into in the Ordinary Course of Business on the Company’s standard forms;

(ix)           is a collective bargaining agreement or other Contract with a union, works council, labor organization, or other employee representative (each, a “Labor Agreement”);

(x)            contains a put, call, right of first refusal or similar right pursuant to which the Company or any of its Subsidiaries would be required to purchase or sell, as applicable, any material equity interests of the Company, any Subsidiary of the Company or Fund, or which grants a right to sell to the Company or any of its Subsidiaries or purchase from the Company or any of its Subsidiaries any material asset (other than in the Ordinary Course of Business);

(xi)            contains a material “clawback” or similar undertaking requiring the reimbursement or refund of any fees (whether performance based or otherwise) paid to the Company or any of its Subsidiaries (except any Investment Advisory Arrangement or Fund Documentation (and any related side letters or related “clawback” guaranty Contract) or with respect to any Carry Vehicle);

(xii)           is for borrowed money (whether current, short-term or long-term and whether secured or unsecured, or any financial guarantee) incurred by the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries has any obligations as guarantor, surety, co-signer, endorser or co-maker in respect of any obligation of any Person, or any capital maintenance, keep well or similar agreements or arrangements, other than (A) Contracts solely among the Company, the Company OP or any of their wholly owned Subsidiaries and/or (B) Contracts not involving amounts in excess of $10,000,000;

(xiii)          involves any resolution or settlement of any actual or threatened Actions (A) involving remaining payments by the Company or any of its Subsidiaries greater than $5,000,000 not including any amounts covered by insurance or (B) that imposes material continuing non-monetary obligations on the Company or any of its Subsidiaries or that provides for any material continuing injunctive or other non-monetary relief, in each case, other than confidentiality obligations;

(xiv)          relates to an acquisition, divestiture, merger or similar transaction with a purchase price in excess of $5,000,000 that has material obligations remaining to be performed by the Company or its Subsidiaries after the date of this Agreement or that has continuing unsatisfied “earn-out”, deferred or other contingent payment obligations on the Company or any of its Subsidiaries, in each case requiring payments in excess of $5,000,000 after the date of this Agreement;

(xv)          relates to any swap, forward, futures, warrant, option, cap, floor or collar financial contract, or any other interest-rate, commodity price, equity value or foreign currency protection contract or other hedging or derivative transaction involving a notional exposure by the Company or any of its Subsidiaries of more than $10,000,000 as of December 31, 2024;

(xvi)          is between the Company or any of its Subsidiaries on the one hand, and any Affiliate of the Company or any of its Subsidiaries (other than any Subsidiary of the Company) on the other hand, that is required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act;

(xvii)        limits the payment of dividends or other distributions to stockholders or equityholders by the Company or any of the Company’s Subsidiaries; or

(xviii)       is any side letter with respect to a Fund that contains any change in control provision or “key person” provision.

Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company Material Contracts is a legal, valid, enforceable and binding obligation of the Company, or the Subsidiary of the Company that is a party thereto, and, to the Company’s knowledge, the other parties thereto in accordance with its terms, subject to the Bankruptcy and Equitable Exception. None of the Company or any of its Subsidiaries is, and to the Company’s knowledge, no other party is, in Violation of any Company Material Contract, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Since December 31, 2022 through the date hereof, neither the Company nor any of its Subsidiaries has received written notice, or to the Company’s knowledge, any other non-written communication, from any other party to a Company Material Contract regarding any actual or possible Violation under any Company Material Contract, except where such Violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(i)             Funds; Assets under Management.

(i)            Section 3.1(i)(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (A) the name of each Subsidiary of the Company that is registered, licensed or qualified, or required to be registered, licensed or qualified, as an investment adviser, sub-adviser, relying adviser, investment manager, investment firm or similar term under applicable Law, (B) the Governmental Entity with which each such Subsidiary is (or is required to be) registered, licensed or qualified and (C) the type of registration, license, or qualification that is, or is required to be, held by such Subsidiary (each such Subsidiary, an “Investment Adviser Subsidiary”).

(ii)            A true and complete list of each Client as of the Base Date, including with respect to each such Client, (A) the relevant Investment Adviser Subsidiary, (B) whether such Investment Adviser Subsidiary acts in an advisory or sub-advisory capacity, (C) the management fee-paying assets under management, (D) investment advisory, sub-advisory or similar fee rate applicable to such Client as of the Base Date (including the annualized investment management fees attributable to each Client as of the Base Date and any fee adjustments implemented since such date or proposed to be instituted), and (E) for each such Client that is a Fund, its jurisdiction of formation and general partner, has been made available to Parent. The Fund Documentation of each Fund sets forth true and correct descriptions of management and/or performance fees to which the Company and its Subsidiaries are entitled to receive (including terms, conditions and timeframes for payment thereof).

(iii)           Since December 31, 2022 through the date hereof, (A) no Client has given written notice to the Company or any Subsidiary of the Company of its intention to terminate or materially reduce its relationship with the Company or any Subsidiary of the Company or to adjust the fee schedule with respect to any Investment Advisory Arrangement in a manner that would materially reduce the fee under such Investment Advisory Arrangement and (B) except for the transactions contemplated hereby or as would not be material to the Company and its Subsidiaries, taken as a whole, as of the date hereof, (1) no event has occurred and remains uncured that would (x) result in the removal or termination of the Company or any Subsidiary of the Company with respect to any Investment Advisory Arrangement, (y) reduce the management or performance fees to which the Company and its Subsidiaries would be entitled to receive, or (z) result in an early suspension or termination of the commitment period or term of a Fund, or with the giving of notice or the passage of time or both, would constitute any such event and (2) no allegation that any such event has occurred has been made in writing to the Company or any Subsidiary of the Company.

(iv)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Fund is, and at all times since its launch date has been, duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust, company or partnership power and authority to own its assets and to carry on its business as currently conducted, and is qualified to do business in each jurisdiction where it is required to be so qualified and registered or effected exemptions from registration under applicable Law; provided that no such representation or warranty is made with respect to any Fund as to any period prior to the commencement of such Fund’s management by the Company or any Subsidiary of the Company. No Fund is required to register as an investment company or in any similar capacity under the Investment Company Act or under other applicable Law.

(v)           As of the date of this Agreement, true and complete copies of the material Fund Documentation for the Funds set forth on Section 3.1(i)(v) of the Company Disclosure Letter have been made available to Parent. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all such Fund Documentation, to the extent applicable, are valid and binding obligations of the applicable Fund, and are in full force and effect and enforceable against the other party or parties thereto in accordance with their terms (subject to the Bankruptcy and Equitable Exception), and each such Fund is in compliance with such documents, as applicable.

(vi)          The copies of audited financial statements (including, in each case, the notes, if any, thereto) for each of the Funds for the year beginning on January 1, 2024 and ending on December 31, 2024 and the most recent quarterly unaudited financial statements for such Funds for the nine month period ended September 30, 2025, in each case that have been made available to Parent, are true and complete copies of such financial statements. Each such financial statement (A) was prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and (B) fairly presented in all material respects the financial position of the applicable Fund as of the date thereof and the results of its operations and changes in net asset value for the period then ended (except as may be indicated in the notes thereto or, in the case of the unaudited statements, to normal year-end adjustments and the absence of notes thereto).

(vii)         Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each existing Investment Advisory Arrangement is in compliance with the Advisers Act and other applicable Law and has been performed by the applicable Investment Adviser Subsidiary in accordance with its terms and in compliance with the Advisers Act and other applicable Law. Since the date of the first closing of (A) each Flagship Fund, Credit Fund and SAF, and (B) each other Fund, there has been in full force and effect an Investment Advisory Arrangement for each such Fund, and each such Fund has been managed and advised (and the fees, Carried Interest, and expenses payable thereunder have been calculated and charged) in compliance with the terms of each such Investment Advisory Arrangement, its investment guidelines and restrictions, any other Fund Documentation, the Advisers Act and other applicable Law, in the case of clause (A), in all material respects, and in the case of clause (B), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, in each case, that no such representation or warranty is made with respect to any Fund as to any period prior to the commencement of such Fund’s management by the Company or its Subsidiaries. Since December 31, 2022, each side letter in respect of any Fund has been performed by the applicable Investment Adviser Subsidiary in accordance with its terms and applicable Law, in each case, except as would not be material to the Company, its Subsidiaries and the Funds, taken as a whole.

(viii)        Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date hereof, (A) there is no (to the knowledge of the Company, with respect to any Sub-advisory Relationship) suit, action or proceeding (whether judicial, arbitral, administrative or other) pending against any Fund, or to which any Fund is otherwise a party and (B) to the knowledge of the Company, there is no suit, action or proceeding (whether judicial, arbitral, administrative or other) threatened in writing against any Fund, or to which any Fund is otherwise a party.

(ix)           With respect to each Fund, to the knowledge of the Company, there are no material errors (other than those which have been corrected and notified to the recipients of such reports) in any financial report delivered or made available to its investors (each, a “Fund Report”) pursuant to the applicable Fund Documentation that have resulted in or would result in distributions to investors other than in material compliance with such Fund Documentation.

(x)            Since the date of each Fund’s most recently delivered Fund Report, no occurrence, change or event, individually or in the aggregate with any other occurrences, changes or events, has had a material adverse effect on the ability of the Company or any of its Subsidiaries to perform any of their respective obligations under any Fund Documentation.

(xi)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, as of the date of this Agreement, none of the Funds (to the knowledge of the Company with respect to any Sub-advisory Relationship) has any suspension of investor redemptions currently in effect or has imposed any “gates.”

(xii)          Neither the Company nor any of its Subsidiaries or Funds (to the knowledge of the Company with respect to any Sub-advisory Relationship) has given any guarantee, warranty or assurance as to the future investment performance of any Fund or the investment performance resulting from the Company or any of its Subsidiaries’ Investment Management Services nor, to the knowledge of the Company, made any statement that could reasonably be understood as such.

(j)             Benefit Plans.

(i)            Section 3.1(j) of the Company Disclosure Letter sets forth an accurate and complete list of each material Company Benefit Plan and separately identifies each material Company Benefit Plan that is maintained primarily for the benefit of employees outside of the United States (a “Non-U.S. Company Benefit Plan”).

(ii)            The Company has delivered or made available to Parent a true and complete copy of each material Company Benefit Plan (if any), and, with respect thereto, if applicable, (A) the current plan documents and all amendments thereto, trust (or other funding vehicle) agreements, summary plan descriptions (and all summaries of material modifications) and underlying insurance Contracts, (B) a written description of such Company Benefit Plan if such plan is not set forth in a written document, (C) the most recent annual report (Form 5500 series including, where applicable, all schedules and actuarial and accountants’ reports) and the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (D) the most recent determination or opinion letter from the IRS for such Company Benefit Plan and (E) any non-routine notice or correspondence to or from the IRS or any Governmental Entity relating to any material unresolved compliance issues in respect of such Company Benefit Plan.

(iii)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) each Company Benefit Plan is and has been established, funded, operated, maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code and in each case the regulations promulgated thereunder, (B) neither the Company nor its Subsidiaries has engaged in a “prohibited transaction” or breach of fiduciary duty (as determined under ERISA) that has resulted in, or could result in, the assessment of a civil penalty upon the Company or any of its Subsidiaries pursuant to Section 502(i) of ERISA or a Tax imposed pursuant to Section 4975 or 4976 of the Code, (C) there does not now exist, nor do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability to the Company or any of its Subsidiaries, (D) all payments required to be made by or with respect to each Company Benefit Plan (including all contributions, insurance premiums or intercompany charges) with respect to all prior periods have been timely made or paid within the time periods prescribed by the terms of each Company Benefit Plan, ERISA and the Code, or to the extent not yet due, properly accrued in accordance with GAAP or other applicable accounting standards, (E) there are no pending or, to the knowledge of the Company, threatened in writing claims, actions, suits, audits, proceedings, investigations, litigation, inquiries, or other disputes or on behalf of or relating to any Company Benefit Plan (other than routine claims for benefits), and (F) neither the Company nor any of its Subsidiaries has incurred (whether or not assessed) or could reasonably be expected to incur any material Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances exist that could result in the imposition of any such Tax or penalty. Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter as to its qualification from the IRS or is entitled to rely on an advisory or opinion letter as to its qualification issued with respect to an IRS approved master and prototype or volume submitter plan, and there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(iv)          Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, none of the Company, any of its Subsidiaries or any other Person (whether or not incorporated) that, together with the Company or a Subsidiary of the Company, would be treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA, sponsors, maintains, contributes to, or participates in, or has ever during the past six years maintained, contributed to, or participated in, or otherwise has any obligation or liability with respect to: (A) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (B) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (C) a “multiple employer plan” (as defined in Section 413(c) of the Code) or a “multiemployer plan” (as defined in Section 3(37) of ERISA); or (D) any plan or arrangement which provides post-employment or retiree medical or other welfare benefits, except as required by Section 4980B of the Code or other applicable Law.

(v)            Except as set forth in Section 3.1(j)(v) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) could (A) increase any compensation or benefits otherwise payable to any current or former employee, officer, director or individual service provider of the Company or any of its Subsidiaries or trigger any other obligation under any Company Benefit Plan, (B) result in any acceleration of the time of payment, funding or vesting of any such compensation or benefits, (C) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust, or (D) entitle any employee of the Company or any of its Subsidiaries to any material new, additional, or enhanced severance pay upon a termination of employment.

(vi)          Except as set forth in Section 3.1(j)(vi) of the Company Disclosure Letter, no payment or benefit which could be made with respect to any current or former employee, officer, stockholder, director or service provider of the Company or any of its Subsidiaries who is a “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) in connection with the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event) could be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code.

(vii)         No Company Benefit Plan provides for, and neither the Company nor any of its Subsidiaries is otherwise obligated to provide, the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(viii)        Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Non-U.S. Company Benefit Plans (A) have been maintained, operated and funded in accordance with, and are in compliance with, their terms, applicable local Law (including government taxation and funding requirements) in all material respects, (B) to the extent required to be registered or approved by a non-U.S. Governmental Entity, has been registered with, or approved by, such non-U.S. Governmental Entity and, to the knowledge of the Company, nothing has occurred that would adversely affect such registration or approval, and (C) to the extent intended to be funded and/or book-reserved, are funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(k)            Employment and Labor Matters.

(i)            (A) Neither the Company nor any of its Subsidiaries is a party to or bound by any Labor Agreement and no employees of the Company or any of its Subsidiaries are represented by any labor union, works council, labor organization or employee association with respect to their employment with the Company or any of its Subsidiaries, (B) there are no, and in the past three years there have been no, strikes or lockouts with respect to any employees of the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened in writing, (C) to the knowledge of the Company, there is no, and in the past three years there has been no, union organizing effort pending or threatened in writing against the Company or any of its Subsidiaries, (D) there is no, and for the past three years there has been no, unfair labor practice, charge, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened in writing with respect to employees of the Company or any of its Subsidiaries, and (E) there is no, and in the past three years there has been no, actual slowdown or work stoppage in effect or, to the knowledge of the Company, threatened in writing with respect to employees of the Company or any of its Subsidiaries, except, in each case of clauses (B)-(E), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(ii)           The Company and its Subsidiaries are, and have been, in material compliance with all applicable Laws respecting (A) labor, employment and employment practices, (B) terms and conditions of employment and wages and hours (including the classification of independent contractors and exempt versus non-exempt employees), (C) unfair labor practices and (D) occupational safety and health, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, restrictive covenants, and plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, or any similar Laws). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any misclassification of any employee as exempt versus non-exempt, or with respect to any employee leased from another employer, and neither the Company nor any of its Subsidiaries has any notice or knowledge of any pending or threatened claim by any Person who is performing or has performed services for the Company or any of its Subsidiaries that he/she is or was misclassified for any purpose.

(iii)           To the knowledge of the Company, in the last three years, no material, formal, written allegations of discrimination or sexual harassment have been made against any current or former executive officer or director of the Company or any of its Subsidiaries in such individual’s capacity as an employee or service provider of the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries have entered into a material written settlement agreement with any person that involves allegations of discrimination or sexual harassment by a current or former executive officer or director of the Company or any of its Subsidiaries in such individual’s capacity as an employee or service provider of the Company and its Subsidiaries.

(l)             Absence of Certain Changes. Except in connection with the negotiation, execution and delivery of this Agreement, since December 31, 2024 through the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses in the Ordinary Course of Business in all material respects, (ii) there has not been a Company Material Adverse Effect, and (iii) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date hereof without the consent of Parent, would constitute a violation of Section 4.1(b). Since December 31, 2024 through the date of this Agreement, no executive officer, chief investment officer, or employee of the Company or any of its Subsidiaries with a title of Portfolio Manager or higher or who is otherwise identified by name as a “key person” under any Fund Documentation or other Investment Advisory Arrangements has given written notice to the Company or any of its Subsidiaries that such individual intends to terminate his or her service. As of the date hereof, there are no proceedings or investigations pending or threatened in writing by any Governmental Entity with respect to any such individual with a title of Portfolio Manager or higher or who is otherwise identified by name as a “key person” under any Fund Documentation or other Investment Advisory Arrangements which would reasonably be expected to result in his or her debarment.

(m)            Board Approval. The Board of Directors, acting on the recommendation of a committee of the Board of Directors consisting solely of independent and disinterested directors, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held, has (A) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders, (B) approved this Agreement and the transactions contemplated hereby, including the Mergers, (C) resolved to recommend that the stockholders of the Company approve the Company Merger and (D) directed that such matter be submitted for consideration by the Company stockholders at the Company Stockholders Meeting. The Company has taken all actions required for the execution of this Agreement by Company OP and the consummation by Company OP of the transactions contemplated hereby, including the LLC Merger.

(n)            Takeover Statute. Each of the Company and Company OP has taken such actions and votes as are necessary on its part to render the provisions of any “business combination,” “fair price,” “moratorium,” “control share acquisition” statute, including the provisions contained in Subtitle 6 of Title 3 of the MGCL, Subtitle 7 of Title 3 of the MGCL or any other anti-takeover statute, or similar federal or state statute inapplicable to this Agreement, the Mergers and the other transactions contemplated by this Agreement.

(o)            Vote Required. The affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the approval of the Company Merger at the Company Stockholders Meeting (the “Company Required Stockholders Vote”) is the only vote of holders of securities of the Company that is required to approve the transactions contemplated by this Agreement, including the Company Merger. The Company, as the managing member of Company OP and as a member holding more than 50% of the outstanding Company OP Units held by all members of Company OP entitled to vote on the approval and adoption of this Agreement, has approved and adopted this Agreement and the LLC Merger, and such approval is the only approval of holders of Company OP Units necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Mergers).

(p)            Title to Assets. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own, and have good and valid title to or have a valid leasehold interest in, all assets and properties purported to be owned or used by the Company or any of its Subsidiaries in the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2024 included in the Company SEC Documents (the “Latest Company Balance Sheet”) (except for assets and properties sold or otherwise disposed of in the Ordinary Course of Business since December 31, 2024), free and clear of any Liens other than Permitted Liens and restrictions imposed by applicable securities Laws; provided, that no representation is made in this Section 3.1(p) with respect to Company Intellectual Property (as defined below), which is the subject of Section 3.1(t).

(q)            Owned Real Property. As of the date of this Agreement, the Company and its Subsidiaries do not own any real property.

(r)             Leased Real Property.

(i)            Section 3.1(r)(i) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all Company Leases, by street address. The Company has made available to Parent true and complete copies of all Company Leases as in effect as of the date of this Agreement.

(ii)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one or more of its Subsidiaries has a good and valid leasehold interest in all Leased Real Property, free and clear of all Liens other than Permitted Liens.

(iii)           Each Company Lease is valid and binding on the Company or its Subsidiaries to the extent such Person is a party thereto, as applicable, and, to the Company’s knowledge, each other party thereto, and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in breach or default of any Company Lease, nor has the Company nor any of its Subsidiaries received written notice or, to the Company’s knowledge, any other non-written communication, regarding any actual or possible breach or default on the part of the Company or any of its Subsidiaries under any Company Lease, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth in Section 3.1(r)(iii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy a material portion of any Leased Real Property and no Person (other than the Company or its Subsidiaries) is in possession of the Leased Real Property. Except for Permitted Liens, neither the Company nor any of its Subsidiaries have collaterally assigned or granted any other security interest in any Company Lease or any interest therein.

(s)            Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) the Company and each Subsidiary of the Company is and since December 31, 2022 has been in compliance with all applicable Environmental Laws, (B) there is no Action pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, any property that is the subject of a Company Lease under any Environmental Laws or with respect to Hazardous Materials, (C) the Company has obtained and holds all of the Permits required under applicable Environmental Laws for its current operations and is in compliance with the terms and conditions of any such Permits, (D) the Company has not received any written or, to the knowledge of the Company, oral notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in of Violation of, or subject to any corrective or remedial obligation or liability under, Environmental Laws that remains unresolved, and (E) neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any other Person to the extent giving rise to liability for the Company and its Subsidiaries) has released or disposed of any Hazardous Materials so as to give rise to any liabilities for the Company and its Subsidiaries under Environmental Laws.

(t)             Intellectual Property.

(i)            Section 3.1(t)(i) of the Company Disclosure Letter sets forth a correct and complete list, as of the date of this Agreement, of all material Registered IP, indicating for each item therein, (A) the record owner, (B) the registration or application number and (C) the applicable filing jurisdiction or Internet domain registrar. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Registered IP is subsisting and, to the Company’s knowledge, the issued and granted items therein are valid and enforceable.

(ii)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) the Company and its Subsidiaries exclusively own or have a valid and sufficient right or license to use all Company Intellectual Property and all other Intellectual Property Rights used in or necessary to carry on their respective businesses as currently conducted, (B) since December 31, 2022, neither the Company nor any of its Subsidiaries has received any notice asserting that the conduct of the businesses of the Company and its Subsidiaries or the Company Intellectual Property infringes, misappropriates or otherwise violates the Intellectual Property Rights of any other Person, and, to the Company’s knowledge, the conduct of the businesses of the Company and its Subsidiaries or the Company Intellectual Property since December 31, 2022 has not infringed, misappropriated or otherwise violated the Intellectual Property Rights of any other Person and (C) to the Company’s knowledge, no Person is infringing, misappropriating or otherwise violating, or, since December 31, 2022, has infringed, misappropriated or otherwise violated, any Company Intellectual Property.

(iii)            The Company and its Subsidiaries take commercially reasonable steps (including executing appropriate non-disclosure agreements) to maintain the confidentiality of all trade secrets and other confidential information (A) included in the Company Intellectual Property and (B) of other Persons to which the Company or its Subsidiaries owe a duty of confidentiality. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Company’s knowledge, no trade secrets included in the Company Intellectual Property have been, since December 31, 2022, disclosed to or used without authorization by any other Person, except to the extent that such Person is under an obligation of confidentiality (including pursuant to written, valid and appropriate non-disclosure agreements) which has not, to the Company’s knowledge, been breached.

(iv)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have obtained from all Persons (including current or former employees, officers, directors, consultants and contractors) who have created or developed any portion of, or otherwise who would have any rights in or to, any Intellectual Property Rights developed on behalf of the Company or any of its Subsidiaries, written, valid and enforceable present assignments to the Company or one of its Subsidiaries of any such Intellectual Property Rights which do not vest automatically in the Company or one of its Subsidiaries by operation of Law.

(v)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (A) no proprietary Software included in the Company Intellectual Property that has been distributed to third parties is subject to any obligation or condition under any open source software license that conditions the distribution of such Software on: (1) the disclosure, licensing or distribution of any source code for any portion of such Software; (2) the granting to licensees of the right to make derivative works or other modifications to such Software; (3) the licensing under terms that allow such Software or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law); or (4) redistribution of such Software at no license fee or at a limited fee and (B) the Company and its Subsidiaries have not deposited any source code of such Software into escrow, or entered into any escrow or similar agreement pursuant to which the Company or its Subsidiaries have any current or contingent obligation to deposit any such source code into escrow.

(vi)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with its public or posted policies and procedures for the ethical and responsible use of AI Technology, including for (A) developing and implementing AI Technology in a manner that promotes transparency, accountability and human interpretability, (B) identifying and mitigating bias in AI Inputs, and (C) management oversight and approval of employees’ and contractors’ collection and use of AI Inputs and development and implementation of AI Technology.

(vii)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries (A) have obtained all licenses, consents, and permissions, provided all notices and disclosures, and otherwise have all rights, in each case as required under applicable Law, to collect and use all such AI Inputs in the conduct of the Company’s or any of its Subsidiaries’ business as currently conducted; and (B) are in compliance with all Laws applicable to the Company’s or any of its Subsidiaries’ development and implementation of AI Technology.

(u)            Data Privacy and Cybersecurity.

(i)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (A) to the Company’s knowledge, since December 31, 2022, there has been no unauthorized access to or malfunction or failure of, any of the Company IT Assets or any data or information stored on or processed by the Company IT Assets (including any Personal Information); and (B) the Company IT Assets are sufficient for the current needs of the business of the Company and its Subsidiaries.

(ii)            Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since December 31, 2022, the Company and its Subsidiaries have taken commercially reasonable steps to secure the confidentiality, integrity, and availability of the Company IT Assets and the data or information stored or processed by them.

(iii)           Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, since December 31, 2022, the Company and its Subsidiaries have complied with all applicable Laws, contractual obligations and their own public or posted policies relating to data privacy and cybersecurity.

(v)            Security Clearances. None of the Company or any of its Subsidiaries hold facility security clearances, personnel security clearances, or other national industrial security authorizations, and none of the Company or its Subsidiaries have any Government Contracts or Government Bids that would require such a facility security clearance or other national industrial security authorization for the performance thereof.

(w)            Permits. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries hold and are in compliance in all respects with the permits, licenses, registrations, agreements, approvals, variances, waivers, exemptions, orders, franchises, certifications and authorizations from Governmental Entities (collectively, “Permits”) that are required or necessary for the conduct of their respective businesses as presently conducted, (ii) all such Permits are valid and in full force and effect and not subject to any suspension, cancellation, modification or revocation as of the date hereof, (iii) all applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Entities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Entities, and (iv) since December 31, 2022, neither the Company nor any of its Subsidiaries has received any written notice from a Governmental Entity indicating that the Company or any of its Subsidiaries has not been in compliance with the terms of any such Permits.

(x)             Insurance. The Company has provided Parent a true and complete copy of all currently in-force material insurance policies and material self-insurance programs and arrangements issued to or maintained by the Company or any of its Subsidiaries that insure the business, assets and operations of the Company or any of its Subsidiaries as of the date hereof. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have obtained and maintained in full force and effect insurance in such amounts, on such terms and covering such risks as the Company’s management reasonably believes is adequate and customary for its business, (ii) the Company or the applicable Subsidiary of the Company has paid, or caused to be paid, all premiums due under such policies and is not in default with respect to any obligations under such policies, (iii) all such policies are valid, outstanding and enforceable and neither the Company nor any of its Subsidiaries (A) has agreed to modify or cancel any of such insurance policies, (B) is in breach or default of, or has taken or failed to take any action which, with or without notice, lapse of time or both, would constitute or result in a breach or violation of, or default under, any such insurance policy or (C) has since December 31, 2022 received any written notice of any actual or threatened modification or cancellation of any such insurance policy, (iv) since December 31, 2022 there has been no denial of any claim under any such insurance policy and (v) with respect to each material Action that has been filed against the Company since December 31, 2022, any liability with respect to which is covered by an insurance policy maintained by the Company, to the knowledge of the Company, the Company has provided written notice of such Action to the appropriate insurance carrier(s) (if any and if required to do so) and no such carrier has issued a denial of coverage with respect to any such Action.

(y)            Brokers or Finders. Except for and with respect to Barclays Capital Inc. (“Barclays”) and J.P. Morgan Securities LLC (“JPM”, together with Barclays, the “Company Financial Advisors”), whose fees and expenses will be paid by the Company, neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Company Merger or the other transactions contemplated by this Agreement. The Company has furnished to Parent and its outside legal counsel true and complete copies of all agreements between the Company and the Company Financial Advisors relating to the transactions contemplated hereby (the “Engagement Letters”).

(z)            Opinion of the Company Financial Advisors. The Board of Directors has received the opinions of each of Barclays and JPM, to the effect that, as of the date of such opinions and based on and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Common Stock Consideration to be received by the holders of the Company Common Stock is fair, from a financial point of view, to the holders of Company Common Stock. The Company shall deliver or make available to Parent solely for informational purposes true and complete written copies of each such signed opinion promptly following the Company’s receipt of such opinions. As of the date of this Agreement, neither such opinion has been withdrawn, revoked or otherwise modified.

(aa)    No Undisclosed Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of the kind that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries, other than (i) liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Latest Company Balance Sheet or in the notes thereto, (ii) liabilities or obligations incurred in the Ordinary Course of Business since December 31, 2024 (none of which is a liability for breach or violation of any contract or applicable law, Order, tort, misappropriation or infringement) or satisfied or discharged since December 31, 2024 or (iii) liabilities or obligations that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(bb)    ERISA Plan Asset Matters.

(i)            None of the assets of the Company or any of its Affiliates are deemed to constitute “plan assets” (within the meaning of the U.S. Department of Labor (“DOL”) regulation located at 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA (the “Plan Asset Regulation”)) or the assets of any plan, fund, account or other arrangement subject to any Law that is substantially similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (“Similar Law”).

(ii)            Section 3.1(bb)(ii) of the Company Disclosure Letter sets forth the name of each Plan Client and indicates whether such Plan Client is subject to the provisions of Title I of ERISA, Section 4975 of the Code or Similar Law. With respect to any Plan Client, the Company has conducted its activities and provided such services in material compliance with the applicable requirements of ERISA, Section 4975 of the Code and/or Similar Law, as applicable. The Company has not knowingly caused a Plan Client to engage in any non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

(iii)            Within the last six years, neither the Company nor, to the knowledge of the Company, any of its Affiliates has been the subject of any audit, penalty or enforcement by the DOL, either directly or in connection with any Investment Management Services to any Plan Client. Neither the Company nor, to the knowledge of the Company, any of its Affiliates is subject to disqualification from serving as a “fiduciary” or a “qualified professional asset manager” under Section 411(a) of ERISA or Part I(g) of Prohibited Transaction Class Exemption (“PTCE”) 84-14, and, to the knowledge of the Company, no event has occurred which would reasonably be expected to result in such disqualification.

(cc)     No Additional Representations. Except for the representations and warranties made by the Company in this Section 3.1 or in any closing certificate delivered pursuant to Section 6.3(f), neither the Company, nor Company OP nor any other Person makes any express or implied representation or warranty with respect to the Company, Company OP or their respective Subsidiaries, or its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, in connection with this Agreement or the transactions contemplated hereby, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub I, Merger Sub II or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to the Company or any of its Subsidiaries or their respective businesses or (ii) any oral or, except for the representations and warranties made by the Company in this Section 3.1 or in any closing certificate delivered pursuant to Section 6.3(f), written information furnished or made available to Parent, Merger Sub I, Merger Sub II or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, Company OP or their respective Subsidiaries or its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, in connection with this Agreement or in connection with the transactions contemplated hereby or otherwise.

Section 3.2     Representations and Warranties of Parent. Except as set forth in the corresponding sections of the disclosure letter delivered to the Company by Parent immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any matter disclosed pursuant to any section or subsection of the Parent Disclosure Letter with respect to Article III shall be deemed to be disclosed for the purposes of the representations and warranties made by Parent in this Agreement, to the extent the relevance of such disclosure is reasonably apparent on the face of such disclosure, notwithstanding the omission of a cross reference to any other section or subsection of this Agreement or the Parent Disclosure Letter) Parent hereby represents and warrants to Company and Company OP as follows:

(a)            Organization, Standing and Power.

(i)            Parent and each of its Subsidiaries is duly organized, validly existing and, if applicable, in good standing under the Laws of the jurisdiction of its organization, with the corporate, partnership or limited liability company (as the case may be) power and authority to own and operate its business as presently conducted, except, in each case, as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(ii)            Parent and each of its Subsidiaries is duly qualified as a foreign corporation or other entity to do business and, where applicable, is in good standing in each jurisdiction where the ownership and operation of its properties or the nature of its activities makes such qualification necessary, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(b)            Authority.

(i)            Each of Parent, Merger Sub I and Merger Sub II has all requisite corporate or limited liability company power and authority to execute, deliver and perform their applicable obligations under this Agreement and to consummate the transactions contemplated hereby (including the Mergers). The execution and delivery of this Agreement by Parent, Merger Sub I and Merger Sub II, as applicable, and the performance by Parent, Merger Sub I and Merger Sub II of their respective obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by the board of managers of Parent (in the case of Parent), by the board of directors of Merger Sub I and the sole stockholder of Merger Sub I (in the case of Merger Sub I) and by the board of managers and sole member of Merger Sub II (in the case of Merger Sub II), and all other necessary corporate or limited liability company action on the part of Parent, Merger Sub I and Merger Sub II, and no other corporate or limited liability company proceedings on the part of Parent, Merger Sub I or Merger Sub II are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent, Merger Sub I and Merger Sub II, as applicable, and, subject to due and valid execution by the other parties thereto, constitutes a valid and binding obligation of each of Parent, Merger Sub I and Merger Sub II, as applicable, enforceable against Parent, Merger Sub I and Merger Sub II, as applicable, in accordance with its terms, subject to the Bankruptcy and Equitable Exception.

(ii)            No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Mergers).

(iii)           Except as set forth on Section 3.2(b)(iii) of the Parent Disclosure Letter, the execution and delivery of this Agreement by Parent, Merger Sub I and Merger Sub II does not, and the consummation by Parent, Merger Sub I and Merger Sub II of the transactions contemplated hereby, as applicable will not, (A) conflict with, or result in any Violation of, any provision of the Organizational Documents of Parent or any of Parent’s Subsidiaries or (B) subject to obtaining or making the notification, filings, consents, approvals, orders, authorizations, registrations, waiting period expirations or terminations, declarations and filings referred to in Section 3.2(b)(iv), result in any Violation of any Contract to which Parent or any of its Subsidiaries are party or Law applicable to Parent, Merger Sub I, Merger Sub II or any of their Subsidiaries or their respective properties or assets, which Violation, in the case of this clause (B), would, individually or in the aggregate, have a Parent Material Adverse Effect.

(iv)          Except for (A) compliance with any applicable requirements of the HSR Act, (B) compliance with any of the consents, approvals, Orders, authorizations, registrations, declarations or filings under the Regulatory Laws of the jurisdictions set forth on Section 3.2(b)(iv) of the Parent Disclosure Letter and (C) (x) the filing of the Articles of Merger with, and the acceptance for record of the Articles of Merger by, the SDAT pursuant to the MGCL (in the case of the Company Merger), (y) the filing of the LLC Certificate of Merger with, and the acceptance for record of the LLC Certificate of Merger by, the DSS pursuant to the DLLCA (in the case of the LLC Merger) and (z) the filing of the Proxy Statement under the Exchange Act, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent, Merger Sub I or Merger Sub II or the consummation by Parent, Merger Sub I or Merger Sub II of the transactions contemplated hereby, in each case, as applicable, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(c)            Legal Proceedings. As of the date hereof, there is no Action pending or, to the knowledge of Parent, threatened, against or affecting Parent or any of its Subsidiaries that would, individually or in the aggregate, have a Parent Material Adverse Effect, nor is there any Order outstanding against Parent or any Subsidiary of Parent that would, individually or in the aggregate, have a Parent Material Adverse Effect.

(d)            ERISA Plan Asset Matters. Neither Parent nor any of its Affiliates is subject to disqualification from serving as a “fiduciary” or a “qualified professional asset manager” under Section 411(a) of ERISA or Part I(g) of PTCE 84-14, and no event has occurred which would reasonably be expected to result in such disqualification.

(e)            Board Approval. The board of managers of Parent, by unanimous written consent, has approved this Agreement, and declared this Agreement, and the transactions contemplated hereby, including the Mergers, on the terms set forth herein, to be advisable and in the best interests of Parent and its sole member. The board of directors of Merger Sub I, by unanimous written consent has approved this Agreement and declared this Agreement and the transactions contemplated hereby, including the Mergers, to be advisable and in the best interests of Merger Sub I and its sole stockholder upon the terms and subject to the conditions of this Agreement. The board of managers of Merger Sub II has determined (i) this Agreement and the transactions contemplated hereby, including the Mergers, to be advisable and in the best interests of Merger Sub II and (ii) approved and adopted this Agreement and the transactions contemplated hereby.

(f)            Sufficiency of Funds.

(i)            As of the date of this Agreement, Parent has delivered to the Company a true and complete copy of the Equity Commitment Letter, pursuant to which, on the terms and subject to the conditions set forth therein, the Equity Investor has agreed to invest in Parent cash in the amounts set forth therein (the “Equity Financing”). Subject to the terms and conditions set forth in the Equity Commitment Letter, the Equity Financing provides Parent with cash proceeds sufficient for the timely satisfaction of all of Parent’s financial obligations under this Agreement, including the payment in full of the Merger Consideration, the Parent Termination Fee and all other fees and expenses required to be paid by Parent in connection with the transactions contemplated by this Agreement (and any termination hereof), and to consummate the Mergers and the other transactions contemplated hereby and otherwise satisfy its obligations hereunder.

(ii)            The obligations set forth in the Equity Commitment Letter constitute the legal, valid, binding and enforceable obligations of Parent and the Equity Investor, enforceable against the Equity Investor in accordance with its terms, subject to the Bankruptcy and Equitable Exception, and the Equity Commitment Letter is in full force and effect.

(iii)           As of the date of this Agreement, no event has occurred that (with or without notice, lapse of time or both) would constitute a default, breach or failure to satisfy a condition by Parent or any other party thereto under the terms and conditions of the Equity Commitment Letter or that would otherwise result in any portion of the Equity Financing contemplated thereby to be unavailable. As of the date of this Agreement, the Equity Commitment Letter has not, in any respect, been amended, restated, amended and restated, supplemented, withdrawn or otherwise modified and none of the commitments thereunder have been terminated, reduced, withdrawn or rescinded in any respect by any party thereto, and no amendment, restatement, amendment and restatement, supplementation, withdrawal, termination, reduction, rescission or other modification is contemplated. As of the date of this Agreement, Parent has no knowledge of any fact, occurrence, circumstance or condition that (with or without notice or lapse of time, or both) would reasonably be expected to (A) cause the Equity Commitment Letter to terminate or be withdrawn, modified, repudiated or rescinded or to be or become ineffective or the commitments thereunder to be reduced or (B) constitute a failure to satisfy a condition precedent on the part of Parent or any other party thereto under the Equity Commitment Letter or otherwise prevent the Equity Investor from timely funding any portion of the Equity Financing under the Equity Commitment Letter. As of the date hereof, Parent has no reason to believe that any of the conditions to the Equity Financing shall not be satisfied on a timely basis or that the funding contemplated in the Equity Financing shall not be made available to Parent on a timely basis in order to consummate the transactions contemplated by this Agreement or satisfy its obligations under this Agreement. The Equity Commitment Letter constitutes the entire and complete agreement between the parties thereto with respect to the Equity Financing and there are no side letters, conditions precedent or other contingencies related to the Equity Financing or the funding thereof, other than as expressly set forth in the Equity Commitment Letter.

(iv)           Parent acknowledges and agrees that its obligations hereunder are not contingent upon, and are not subject to, the availability of third-party financing (whether debt, equity, or otherwise) or the satisfaction of any conditions with respect thereto. After giving effect to the Equity Financing, Parent will have sufficient financial resources to satisfy all of its obligations hereunder in full without the need to obtain any third-party financing.

(g)            Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including any financings being entered into in connection therewith and payments of all related fees and expenses), assuming the representations and warranties of the Company and Company OP contained in this Agreement are true and correct and the Company and Company OP have compiled with and performed their respective covenants and other obligations set forth in this Agreement, (i) the Fair Value of the assets of Parent and its Subsidiaries, taken as a whole, shall be greater than the total amount of Parent’s and its Subsidiaries’ liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), taken as a whole, (ii) Parent and its Subsidiaries, taken as a whole, shall be able to pay their debts and obligations (whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed) as they become due; and (iii) Parent and its Subsidiaries, taken as a whole, shall have adequate capital to carry on their businesses and all businesses in which they are engaged or intended to be engaged. For the purposes of this Section 3.2(g) “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Parent and its Subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(h)            Activities of Merger Sub I and Merger Sub II. Merger Sub I was incorporated on December 19, 2025, and Merger Sub II was formed on December 17, 2025, in each case solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub I and Merger Sub II have engaged in no other business activities, have no liabilities or obligations and have conducted their operations only as contemplated hereby, except for any such activities, liabilities, obligations or operations as may be incidental to their formation and the transactions contemplated by this Agreement.

(i)              Share Ownership. Neither Parent nor any Subsidiary of Parent beneficially owns (as defined in Rule 13d-3 under the Exchange Act) or has the right to acquire (other than pursuant to this Agreement) or vote any Company Common Stock, Company Preferred Stock, Company Warrants or Company OP Common Units or any securities that are convertible into or exchangeable or exercisable for any Company Common Stock, Company Preferred Stock, Company Warrants or Company OP Common Units. None of Parent, Merger Sub I or Merger Sub II or any of their respective Subsidiaries, or the “affiliates” or “associates” of any such Person, is, nor at any time during the last five years has been, an “interested stockholder” of the Company, in each case as defined in Section 3-601 of the MGCL.

(j)              Certain Arrangements. There are no Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) (i) between Parent, Merger Sub I, Merger Sub II or any of their respective Affiliates, on the one hand, and any member of the Company’s management or Board of Directors or any beneficial owner of any shares of Company Preferred Stock, Company Common Stock or Company OP Units, on the other hand, that relate in any way to the Company, its Subsidiaries or their respective businesses (including as to continuing employment or those businesses and Subsidiaries following the Closing), shares of Company Preferred Stock, Company Common Stock, Company OP Units or other equity securities or interests of or in the Company or its Subsidiaries, or the transactions contemplated hereby (including as to continuing employment or equity rollover) or (ii) pursuant to which any holder of shares of the Company Preferred Stock, Company Common Stock, Company OP Units or Company Equity Awards, as applicable, (A) would be entitled to receive value or consideration of a different amount or nature than the applicable Merger Consideration, (B) agrees to vote to approve or adopt this Agreement or the Mergers or agrees to vote against or otherwise oppose any Superior Proposal or (C) has agreed, or whose Affiliates have agreed, to provide, directly or indirectly, any equity investment to Parent, Merger Sub I, Merger Sub II, the Company or Company OP to finance any portion of the Mergers.

(k)             Advisor Eligibility. None of Parent, any of its Affiliates nor, to the knowledge of Parent, “persons associated with” (as defined in the Investment Advisers Act), Parent or any of its Affiliates is ineligible pursuant to Section 203(e) or 203(f) of the Investment Advisers Act to serve as a registered investment adviser or as a person associated with a registered investment adviser or is an ineligible person under Advisers Act Rule 206(4)-1.

(l)              No Vote Required. No member or shareholder vote of Parent is required to authorize the Mergers that has not already been obtained.

(m)            No Additional Representations.

(i)            Except for the representations and warranties made by Parent in this Section 3.2 or in any closing certificate delivered pursuant to Section 6.2(c), and the representations and warranties made under the Equity Commitment Letter and the Regulatory Efforts Agreement, neither Parent nor any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or its or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, in connection with this Agreement or the transactions contemplated hereby, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company, Company OP or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent or any of its Subsidiaries or their respective businesses, or (ii) any oral or, except for the representations and warranties made by Parent in this Section 3.2 or in any closing certificate delivered pursuant to Section 6.2(c) or the representations and warranties made under the Equity Commitment Letter or the Regulatory Efforts Agreement, written information furnished or made available to the Company, Company OP or any of their Affiliates or Representatives in the course of their due diligence investigation of Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, the negotiation of this Agreement or in connection with the transactions contemplated hereby or otherwise.

(ii)            Each of Parent and the Merger Subs has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, its Subsidiaries, the Funds and the Portfolio Companies. In making its determination to proceed with the transactions contemplated by this Agreement, including the Mergers, each of Parent and the Merger Subs has relied solely on the results of its own independent review and analysis and the covenants, representations and warranties of the Company contained in this Agreement. Parent and the Merger Subs hereby acknowledge that, notwithstanding anything contained in this Agreement to the contrary, (i) neither the Company nor any of its Subsidiaries, nor any other Person, makes or has made or is making any express or implied representation or warranty with respect to the Company, any of its Subsidiaries, any Fund, any Portfolio Company or their respective business or operations, in each case, other than those expressly given solely by the Company in Section 3.1 or in any closing certificate delivered pursuant to Section 6.3(f); and (ii) other than those expressly given solely by the Company in Section 3.1 or in any closing certificate delivered pursuant to Section 6.3(f), neither Parent nor the Merger Subs is relying on any express or implied representation or warranty, or the accuracy or the completeness of any representations and warranties, with respect to the Company, any of its Subsidiaries, any Fund, any Portfolio Company or their respective business or operations and are not relying upon any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, the Merger Subs or any of their Representatives, including any materials or information made available to Parent and/or its Representatives in connection with presentations by the Company’s management.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 4.1     Conduct of the Business of the Company Pending the Mergers.

(a)             From and after the date hereof until the earlier of the LLC Merger Effective Time or termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated or permitted by this Agreement, (ii) set forth in Section 4.1 of the Company Disclosure Letter, (iii) required by applicable Law, Order, or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, or (iv) with Parent’s prior written consent (which consent is not to be unreasonably withheld, conditioned or delayed), the Company agrees as to itself and its Subsidiaries that such entities shall use commercially reasonable efforts to carry on their respective businesses in all material respects in the Ordinary Course of Business and shall use commercially reasonable efforts to (A) maintain their assets and properties in their current condition in all material respects (normal wear and tear and damage caused by casualty or by any reason outside of the Company and its Subsidiaries’ reasonable control excepted), (B) preserve the Company’s business organization intact in all material respects and (C) maintain in all material respects the goodwill and business relationships of the Company and its Subsidiaries; provided, that any action or inaction to the extent specifically addressed in, and permitted by, Section 4.1(b) shall not constitute a breach of this Section 4.1(a).

(b)            The Company agrees that, from the date hereof until the earlier of the LLC Merger Effective Time or the termination of this Agreement in accordance with its terms, and except as (i) expressly contemplated, expressly permitted or required by this Agreement, (ii) set forth in Section 4.1 of the Company Disclosure Letter, (iii) required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, or (iv) with Parent’s prior written consent (which consent, except in the case of requests for consent regarding the Fundamental IOCs, is not to be unreasonably withheld, conditioned or delayed), the Company and its Subsidiaries shall not:

(i)            except (A) for the declaration and payment of regular quarterly cash dividends or distributions payable by the Company to the holders of Company Common Stock prior to Closing, in an amount not to exceed $0.04 per share of Company Common Stock on an annual basis, (B) for the declaration and payment by the Company of dividends in accordance with the terms of the Company Preferred Stock, (C) for payment of any accrued dividends, dividend equivalents or other distributions pursuant to any Company Equity Awards in accordance with the terms thereof as in effect on the date of this Agreement (or, in the case of Company Equity Awards issued in accordance with this Agreement following the date hereof, in accordance with the terms thereof), (D) for dividends or distributions by a Subsidiary of the Company to the Company or another Subsidiary of the Company, (E) for the declaration and payment by Company OP of distributions pursuant to the terms of the Company OP Preferred Units, and (F) for distributions by Company OP to its members pursuant to the Company OP LLC Agreement, declare, set aside or pay any dividends on or make other distributions in respect of any of its capital stock, partnership interests, or other equity interests;

(ii)           (A) split, combine, subdivide or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (B) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than (1) the repurchase, redemption or exchange of Company OP Units pursuant to the Company OP LLC Agreement, (2) acquisitions of shares of Company Common Stock tendered by holders of, or otherwise deliverable pursuant to, Company Equity Awards required in accordance with the terms of the applicable Company Equity Incentive Plan and awards as in effect on the date of this Agreement (or, in the case of Company Equity Awards issued in accordance with this Agreement following the date hereof, in accordance with the terms thereof) in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (3) redemptions or conversions of shares of Company Preferred Stock in accordance with the terms thereof, (4) issuances of Company Common Stock pursuant to the exercise of Company Warrants in accordance with the terms of the Company Warrants as in effect on the date of this Agreement and (5) any such transactions involving only wholly owned Subsidiaries of the Company;

(iii)           issue, deliver, sell, grant, authorize or propose the issuance, delivery, sale or grant of, any shares of the Company’s capital stock or that of a Subsidiary of the Company, any stock appreciation rights, stock options, restricted shares or other equity or equity-based awards or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or other equity interests except for (A) issuances of shares of Company Class A Common Stock upon the exercise or settlement of Company Equity Awards in accordance with the terms of the applicable Company Equity Incentive Plan and applicable award agreements as in effect on the date of this Agreement (or, in the case of Company Equity Awards issued in accordance with this Agreement following the date hereof, in accordance with the terms thereof), (B) repurchases, redemptions or exchanges of Company OP Units for Company Class A Common Stock in accordance with the Company OP LLC Agreement, (C) issuances by a Subsidiary of its capital stock to its parent, the Company, the Company OP or to another wholly owned Subsidiary of the Company or the Company OP, (D) issuances of Company Class A Common Stock required upon the exercise or settlement in connection with the exercise of Company Warrants or (E) grants and issuances of equity awards made annually to the Board of Directors in the Ordinary Course of Business;

(iv)           (A) amend or propose to amend the Organizational Documents of the Company or the Company OP, (B) amend or propose to amend in any material respect the Organizational Documents of any of the Company’s other Subsidiaries or (C) except as otherwise permitted by Section 4.1(b)(iv) and Section 4.1(b)(vi), enter into a plan of consolidation, merger, recapitalization, restructuring or reorganization with any Person other than a wholly owned Subsidiary of the Company or the Company OP;

(v)            other than acquisitions for which the total consideration paid by the Company and its Subsidiaries in such acquisitions does not exceed $30,000,000 in the aggregate, acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any real property, any personal property, any business or any corporation, partnership, association or other business organization or division thereof; provided, however, that the foregoing shall not prohibit (A) internal reorganizations, recapitalizations or consolidations involving Subsidiaries that would not materially delay the consummation of the Mergers and that would not reasonably be expected to result in material incremental liability to the Surviving Corporation or its Subsidiaries, (B) acquisitions pursuant to binding Contracts existing on the date of this Agreement, true and complete copies of which have been made available to Parent or (C) the warehousing of any assets or businesses intended to be transferred or sold to one or more Funds or other Clients (“Warehoused Assets”);

(vi)          other than (A) with respect to Company Intellectual Property (which is the subject of Section 4.1(b)(vii)) or (B) dispositions (x) in an amount not exceeding $30,000,000 in the aggregate, in the Ordinary Course of Business or (y) in respect of any Warehoused Assets transferred or sold to one or more Funds or other Clients, sell, assign, exclusively license, encumber (except for Permitted Liens and any encumbrances securing indebtedness permitted by Section 4.1(b)(viii)), abandon, or otherwise dispose of any of its material assets (including capital stock of its Subsidiaries);

(vii)            sell, transfer, license, assign, let lapse or expire, abandon or otherwise dispose of any material Company Intellectual Property, other than (A) non-exclusive licenses granted in the Ordinary Course of Business or (B) the expiration of any Registered IP at the end of its maximum statutory term;

(viii)        incur, create or assume any indebtedness for borrowed money, or guarantee such indebtedness of any Person or issue or sell any warrants or rights to acquire debt securities of the Company or any of its Subsidiaries, other than (A) indebtedness of any wholly owned Subsidiary of the Company or the Company OP to the Company, the Company OP or to another wholly owned Subsidiary of the Company or the Company OP, (B) any borrowings under the Variable Funding Notes in an amount not to exceed $100,000,000 in the aggregate at any time outstanding, (C) other indebtedness incurred not to exceed an aggregate of $50,000,000 principal amount outstanding at any time, (D) guarantees of indebtedness to employees in the Ordinary Course of Business, (E) capital leases, purchase money indebtedness and equipment financings entered into in the Ordinary Course of Business, (F) any indebtedness incurred to refinance or otherwise replace the Term Notes that are outstanding on the date of this Agreement or any indebtedness issued in exchange for or as a replacement, renewal, refunding and/or extension thereof, in each case, in an aggregate principal amount not to exceed the aggregate principal amount of such Term Notes being refinanced, exchanged, replaced, renewed, refunded and/or extended (plus any related fees, expenses premiums and accrued interest) (provided that the Company shall consult with Parent and reasonably consider Parent’s feedback in connection with such consultation prior to refinancing or replacing the Term Notes pursuant to this clause (F) regarding the terms of the indebtedness to be incurred to refinance or replace the Term Notes) or (G) guarantees or indebtedness of any Carry Vehicle in the Ordinary Course of Business;

(ix)           make any loans to any other Person, except for (A) advances to employees or to the Funds in the Ordinary Course of Business or (B) loans among the Company and its Subsidiaries;

(x)            change its methods of financial accounting in effect as of December 31, 2024, except as required by (A) changes in GAAP (or any binding interpretation thereof), (B) Regulation S-X under the Securities Act or (C) any Governmental Entity or quasi-governmental authority of competent jurisdiction (including the Financial Accounting Standards Board);

(xi)            adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of its Subsidiaries or resolutions providing for or authorizing such a liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization; provided that the foregoing shall not prohibit (A) internal reorganizations or consolidations solely involving Subsidiaries of the Company (or resolutions authorizing such actions) that would not materially delay the consummation of the Mergers or (B) the liquidation or dissolution of any Subsidiary of the Company (x) that acts as the general partner (or equivalent) of a Fund that itself has been liquidated or (y) that does not have ongoing operations;

(xii)          other than in connection with any action permitted under any other provision of this Section 4.1(b) or in the Ordinary Course of Business, (A) enter into or make any material amendment or material modification to, or agree to any material waiver under, any Company Material Contract, (B) voluntarily terminate or cancel any Company Material Contract, (C) enter into any Contract that, if existing on the date of this Agreement, would be a Company Material Contract if, after the Closing, such Contract would materially and adversely restrict the Company or its Subsidiaries (or, from and after the Closing, Parent or its Affiliates) from operating its business in all material respects as conducted as of the date hereof (other than replacement contracts, agreements or arrangements to replace in the Ordinary Course of Business expired or terminated Company Material Contracts on substantially similar terms) or (D) make any material amendment or material modification to any Engagement Letter that would (x) increase the amount of compensation payable to any such financial advisor or (y) expand the commitments made by the Company or its Subsidiaries (or, from and after the Closing, Parent or its Affiliates) under such Engagement Letter;

(xiii)         make or commit to make any capital expenditures in a given fiscal year period exceeding $10,000,000 in the aggregate;

(xiv)         make (other than in the Ordinary Course of Business), change or rescind any material Tax election, change any Tax accounting period or any material method of Tax accounting, amend any material Tax Return, settle or compromise any material Tax liability, waive or extend the statute of limitations in respect of a material amount of Taxes, surrender any right to claim a material Tax refund or withdraw any material Tax refund claim, request any material Tax ruling from any Governmental Entity, or enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax Law) with any taxing authority with respect to any material Tax, except, in each case, if such action would not reasonably be expected to result in a material increase in the Tax liability of Parent or its Affiliates or the Company or its Subsidiaries;

(xv)          file any election pursuant to Treasury Regulation Section 301.7701-3 or take or permit to be taken any other action that would reasonably be expected to change the classification of Company OP (or any Subsidiary thereof) for U.S. federal income tax purposes;

(xvi)        waive, release, assign, settle or compromise any Action, which waiver release, assignment, settlement or compromise (A) requires the payment of monetary damages that exceed $10,000,000 individually or $25,000,000 in the aggregate not including amounts covered by insurance, (B) imposes injunctive relief against the Company or any of its Subsidiaries or the Surviving Corporation (or its Affiliates) following the Company Merger Effective Time, (C) imposes any material restriction on the operations of the Company or any of its Subsidiaries that would be effective following the Company Merger Effective Time, or (D) provides for any admission of material liability by the Company of any of its Subsidiaries, excluding in each case any matter relating to Taxes (which, for the avoidance of doubt, shall be governed by Section 4.1(b)(xiv)) or in connection with any Fund or Portfolio Company where the monetary damages would not ultimately be borne by the Company or its Subsidiaries;

(xvii)        except as required under the terms of any Company Benefit Plan as in effect on the date hereof, (A) increase the compensation or benefits payable or provided to, any current or former directors, employees or individual service providers of the Company or any of its Subsidiaries, (B) grant any new awards, or amend or modify the terms of any outstanding awards, under any Company Benefit Plan, (C) grant or provide any change of control, severance or retention payments or benefits to any current or former directors, employees or other individual service providers of the Company or any of its Subsidiaries, (D) establish, adopt, enter into or materially amend any Company Benefit Plan or any arrangement that would be a Company Benefit Plan if in effect on the date hereof, (E) enter into, extend, terminate, or amend any Labor Agreement (except as required by the terms thereof) or recognize or certify any labor union, labor organization, works council or group of employees as the bargaining representative for any employees of the Company or any of its Subsidiaries, (F) hire or engage any employee or other individual service provider of the Company or its Subsidiaries, (G) terminate the employment or service (other than for cause) of any employee or other individual service provider of the Company or its Subsidiaries, or (H) take any action to accelerate the vesting, funding or payment, or fund or in any way secure the payment, of compensation or benefits under any Company Benefit Plan;

(xviii)       adopt, approve or implement any “poison pill” or similar rights plan or related agreement;

(xix)          enter into any Contract with respect to the voting of any Company Common Stock;

(xx)            permit any material amendment or modification of the terms of, or material waiver under, any Investment Advisory Arrangement or Fund Documentation or any other accommodation, in each case, as a condition to obtaining any Client Consent solicited pursuant to Section 5.12 of this Agreement;

(xxi)           implement or announce any employee layoffs, reductions in force, plant closings or other similar actions that would trigger notice obligations of the Company or any of its Subsidiaries under the Worker Adjustment and Retraining Notification Act of 1988 or any similar Law;

(xxii)          enter into any material new line of business (other than in relation to the Company’s or its Subsidiaries’ asset management, energy or infrastructure businesses and businesses inherently ancillary thereto); or

(xxiii)         agree or commit to take, or authorize, any of the actions prohibited by this Section 4.1.

(c)            Notwithstanding anything to the contrary set forth in this Agreement, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Company’s Subsidiaries’ operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Article V
ADDITIONAL AGREEMENTS

Section 5.1             Preparation of Proxy Statement; Company Stockholders Meeting.

(a)            As promptly as reasonably practicable following the date of this Agreement (but in no event less than 25 Business Days following the date of this Agreement), the Company shall prepare and file with the SEC the proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be mailed to the stockholders of the Company relating to the Company Stockholders Meeting. The Company shall use its reasonable best efforts to have the Proxy Statement thereafter cleared by the SEC as promptly as reasonably practicable. Parent shall furnish to the Company all information relating to Parent, Merger Sub I and Merger Sub II or otherwise reasonably available to Parent but not the Company, as may be reasonably requested by the Company, and shall otherwise reasonably cooperate with the Company, in each case, in connection with the preparation, filing and mailing of the Proxy Statement and in resolving any comments that the SEC or its staff may have regarding the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. The Proxy Statement will not, at the time it is filed with the SEC, including the filing of any amendments or supplements thereto, and at the date the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary in this Agreement (including Section 5.1(d)), the Company shall be solely responsible for the content of all information (other than information supplied in writing by or on behalf of Parent, Merger Sub I or Merger Sub II or their respective Affiliates or Representatives for inclusion therein), and none of Parent, Merger Sub I, Merger Sub II or any of their respective Affiliates or Representatives shall have any obligation to investigate, verify, or notify the Company of any misstatement or omission in such materials. Parent shall be solely responsible for the accuracy and completeness of all information supplied by or on behalf of it, Merger Sub I or Merger Sub II or their respective Affiliates or Representatives for inclusion in the Proxy Statement, and none of the Company, its Subsidiaries or any of their respective Affiliates or Representatives shall have any obligation to investigate, verify, or notify Parent of any misstatement or omission in such information.

(b)            The Company shall provide Parent, its outside legal counsel and its other Representatives with a reasonable opportunity to review and comment on the Proxy Statement, and any amendment or supplement thereto, and other documents and communications related to the Company Stockholders Meeting that will be provided by the Company to its stockholders, prior to filing, furnishing or delivering such documents or communications with the SEC or its staff or the New York Stock Exchange and dissemination of such documents or communications to the Company’s stockholders, and the Company shall include in the Proxy Statement and such other documents and communications the comments reasonably proposed by Parent and its Representatives; provided, that the foregoing shall not limit the Company’s rights expressly contemplated by Section 5.4. The Company will provide Parent with a copy of all such filings made with the SEC or to the New York Stock Exchange.

(c)            Without limiting the generality of the provisions of Section 5.13, the Company shall, as promptly as reasonably practicable after receipt thereof, provide Parent and its outside legal counsel with copies of any written comments and advise Parent of any oral comments with respect to the Proxy Statement received from the SEC and provide Parent and its outside legal counsel and its other Representatives a reasonable opportunity to participate in any substantive discussions or meetings with the SEC to the extent relating to the Proxy Statement. Each Party shall use its reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Mergers, and each Party shall furnish all information concerning it and its equityholders as may be reasonably requested in connection with any such action. Subject to applicable Law, as promptly as reasonably practicable after (i) the first Business Day after the date that is 10 days after filing the Proxy Statement in preliminary form if, prior to such date, the SEC does not provide comments or indicates that it does not plan to provide comments or (ii) the date on which the SEC or its staff advises the Company that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, the Company shall use its reasonable best efforts to cause the Proxy Statement to be distributed to the stockholders of the Company.

(d)            If, at any time prior to the Company Merger Effective Time, any event or any information relating to any of the Parties or their respective Affiliates, officers or directors should be discovered by any Party, or any Party otherwise discovers or determines that any information contained in the Proxy Statement is incorrect or that information has been omitted from the Proxy Statement, and in each case, such information should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information or makes such determination shall promptly notify the other Parties and, to the extent required by Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of the Company. Nothing in this Section 5.1(d) shall limit the rights or obligations of any Party under Section 5.1(a).

(e)            The Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable after the staff of the SEC advises that it has no further comments on the Proxy Statement or that the Company may commence distribution of the Proxy Statement (the “Company Stockholders Meeting”) for the purpose of obtaining the Company Required Stockholders Vote. Unless a Change in Company Recommendation has occurred in accordance with Section 5.4, the Board of Directors of Company shall use its reasonable best efforts to obtain from the stockholders of the Company the Company Required Stockholders Vote. The Company agrees that, unless this Agreement is terminated and the transactions contemplated by this Agreement abandoned pursuant to Article VII, and, to the extent required by the terms and conditions of this Agreement, the Company has paid or caused to be paid to Parent the Company Termination Fee in accordance with Section 7.3, its obligation to hold the Company Stockholders Meeting pursuant to this Section 5.1(e) shall not be affected by any Change in Company Recommendation. The Company covenants that, unless a Change in Company Recommendation has occurred in accordance with Section 5.4, the Company will, through its Board of Directors, recommend to its stockholders approval of the Company Merger, and the Proxy Statement will include such recommendation (the “Company Recommendation”). Notwithstanding the foregoing provisions of this Section 5.1(e), the Company may, after consultation with Parent, and, if reasonably requested by Parent under the circumstances described in clause (ii) of this sentence, the Company shall on no more than one occasion, postpone convening or to adjourn the Company Stockholders Meeting if (i) after good faith consultation with the Company’s outside legal counsel, such postponement or adjournment is required to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure in accordance with Section 5.1(a) or Section 5.1(d) and to permit such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting, (ii) such postponement or adjournment is required in order to solicit additional proxies for the purpose of obtaining the Company Required Stockholders Vote, whether or not a quorum is present, (iii) as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of the Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting or (iv) after good faith consultation with its outside legal counsel, if such postponement or adjournment is required by Law or Order; provided, that the Company Stockholders Meeting shall not be postponed or adjourned pursuant to the preceding clauses (ii) and (iii) to a date that is more than the earlier of (A) 30 days in the aggregate after the date for which the Company Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) or (B) five Business Days prior to the Outside Date, in each case without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Company shall, upon the reasonable request of Parent, advise Parent on a daily basis on each of the last seven Business Days prior to the date of the Company Stockholders Meeting as to the aggregate tally of proxies received by the Company with respect to the Company Required Stockholders Vote and other matters to be considered at the Company Stockholders Meeting.

Section 5.2             Access to Information; Confidentiality.

(a)            Subject to applicable Law or Order and the Confidentiality Agreement, between the date hereof and the earlier of the Company Merger Effective Time and the termination of this Agreement pursuant to Article VII, upon reasonable advance notice, the Company shall (and shall cause its Subsidiaries to) afford to Parent and its Representatives reasonable access, for purposes reasonably related to post-Closing integration planning and consummating the Mergers during normal business hours and in a manner that does not unreasonably disrupt the operations of the Company or its Subsidiaries to the Company’s properties, books, Contracts, records and Representatives, and all other information concerning the Company’s business, properties and personnel as Parent may reasonably request, other than any such matters that relate to (i) the negotiation and execution of this Agreement (including the consideration or valuation of the Mergers or any financial or strategic alternatives thereto), (ii) any confidential or sensitive information regarding Client Investors, or (iii) any Acquisition Proposal or Superior Proposal (but without limiting the Company’s obligations under Section 5.4); provided, that all such access shall be coordinated through the Company or its designated Representatives; provided, further, that notwithstanding anything to the contrary herein, Parent and its Affiliates shall not conduct any environmental investigation at any Company properties involving sampling or other intrusive investigation of air, surface water, groundwater, soil or anything else at or in connection with any Company property without the Company’s prior written consent. Neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where the Company believes in good faith, after consultation with its outside legal counsel, that doing so would be reasonably likely to (A) result in a competitor of the Company or any Subsidiary receiving information that is competitively sensitive, (B) waive any attorney-client or other legal privilege or protection, (C) cause a material default pursuant to, or give a third Person the right to terminate or accelerate any rights pursuant to a material Contract entered into prior to the date hereof to which the Company or any of its Subsidiaries is a party, or (D) expose the Company to risk of liability for disclosure of sensitive or personal information; provided that in the case of the foregoing clauses (A) through (D), the Company shall, and shall cause its Affiliates to, use commercially reasonable efforts to (x) obtain the required consent or waiver of any third party required to provide such information and (y) find an alternative means of disclosing such information that does not cause disclosure of trade secrets or competitively sensitive information, loss or waiver of such privilege or violate any Law or confidentiality obligations to which the Company or any of its Subsidiaries is a party. The Company may, as it deems advisable in its reasonable discretion, designate any competitively sensitive materials provided under the Agreement as “outside counsel only” or “outside accounting firm only.” Such materials and the information contained therein shall be given only to Parent’s outside counsel or accounting firm, as the case may be, and will not be disclosed by such outside counsel or accounting firm to employees, officers, directors or other Representatives of Parent or any of its Affiliates without the advance written consent of the Company. Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 5.2 to the extent such access or information is reasonably pertinent to a litigation where Parent or any of its Affiliates, on the one hand, and Company or any of its Affiliates, on the other hand, are adverse parties or reasonably likely to become adverse parties.

(b)            Until the Company Merger Effective Time, each of Parent and the Company shall, and shall cause their respective Representatives to, hold any such information that is nonpublic in confidence in accordance with the provisions of the Non-Disclosure Agreement, dated as of March 7, 2024, by and between Ultimate Parent and the Company, and as it may be amended from time to time (the “Confidentiality Agreement”); provided, that the Confidentiality Agreement shall remain in effect through the termination of this Agreement and, in the event this Agreement is terminated at any time prior to the LLC Merger Effective Time, the Confidentiality Agreement shall survive for a period of two years following such termination.

Section 5.3             Filings; Cooperation.

(a)            Subject to the terms and conditions of this Agreement, each of the Parties shall cooperate with each other, and shall cause their respective Affiliates and Subsidiaries, if applicable, to use their respective reasonable best efforts to take, or cause to be taken, all actions and do promptly, or cause to be done promptly as reasonably practicable, and assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable Law to cause the conditions in Article VI to be satisfied and to consummate and make effective the Mergers and the other transactions contemplated by this Agreement as soon as practicable and in any event prior to the Outside Date, including furnishing, preparing and filing as promptly as practicable all documentation to cause the expiration or termination of any applicable waiting period or to effect, make or obtain, as the case may be, all necessary filings, approvals, consents, waivers, notices, notifications petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Mergers and the other transactions contemplated by this Agreement.

(b)            In furtherance and not in limitation of the foregoing, each of Parent, Merger Sub I and Merger Sub II and their respective Affiliates, on the one hand, and the Company (and its Subsidiaries, if applicable), on the other hand, shall (and shall cause their respective Affiliates to) (i) as promptly as reasonably practicable (and in any event within 40 Business Days after the date of this Agreement unless otherwise agreed by the Parties), file with the Federal Trade Commission and the Antitrust Division of the Department of Justice a Notification and Report Form relating to this Agreement and the Mergers and the other transactions contemplated by this Agreement as required by the HSR Act, which shall request early termination of the HSR Act waiting period; (ii) file any application or notification required to obtain any and all approvals from the FCC necessary to consummate the Mergers and any other transaction contemplated by this Agreement (collectively, the “FCC Approvals”) (including the submission of responses to the standard questions to the Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector (“Team Telecom”) as required under 47 C.F.R. §§ 63.24(e) and 63.18(p)) as promptly as practicable, but in no event later than 40 Business Days after the date of this Agreement; (iii) file any application or notification required to obtain any and all approvals from the State Public Utilities Commissions necessary to consummate the Mergers and any other transaction contemplated by this Agreement (collectively, the “PUC Approvals”) as promptly as practicable, but in no event later than 40 Business Days after the date of this Agreement; (iv) as soon as reasonably practicable following the execution of this Agreement, the Company shall use reasonable best efforts to cause, as may be applicable, any of its Portfolio Companies with a facility security clearance subject to the NISPOM to (A) engage with DOE, including as necessary NNSA, and, to the extent required by Law, any other cognizant security authority, to (x) terminate the applicable facility security clearance; (y) transfer only the business requiring the applicable facility security clearance to a third party; or (z) transfer the applicable facility security clearance to a subsidiary of the relevant Portfolio Company that will eliminate the Portfolio Company’s business that would be subject to any requirement to mitigate foreign ownership, control or influence, provided further that the Company shall use reasonable best efforts to present to Parent its applicable Portfolio Company’s plans and evaluation of options (x), (y), and (z) as promptly as reasonably practicable and consult and reasonably engage with Parent on such plans and evaluation; and (B) in the instance the applicable security clearance is transferred, prepare and submit to DOE, including as necessary NNSA, and, to the extent required by Law, any other cognizant security authority, a notification of the transactions contemplated by this Agreement pursuant to the NISPOM (the “NISPOM Notice”); (v) as soon as reasonably practicable, and in any event within 40 Business Days following the date of this Agreement, file any application or notification required to obtain any and all approvals from any Governmental Antitrust Entity deemed necessary by Parent or the Company in order to consummate the Mergers and any other transactions contemplated by this Agreement; (vi) as soon as reasonably practicable, and in any event within 40 Business Days following the date of this Agreement, file comparable notification filings, forms and submissions, or draft notification filings, forms and submissions (if applicable), with any Governmental Entity that are required by other applicable Regulatory Laws in connection with the Mergers and the other transactions contemplated by this Agreement (including those set forth on Section 5.3(b) of the Company Disclosure Letter); (vii) as soon as reasonably practicable following the determination of any additional Regulatory Approvals, file comparable notification filings, forms and submissions, or draft notification filings, forms and submissions (if applicable), with any Governmental Entity as shall be determined pursuant to Section 5.3(h) of the Company Disclosure Letter; (viii) promptly furnish the other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such information and reasonable assistance as such other Party and its Affiliates and Subsidiaries may reasonably require in connection with their preparation of necessary filings, notifications, responses, and submissions of information to any Governmental Entity; (ix) promptly supply any additional information and documentary material that may be required or requested pursuant to any applicable Laws by any Governmental Entity; and (x) subject to the last sentence of Section 5.3(h), take or cause to be taken all other actions necessary, proper or advisable to obtain all applicable clearances, consents, authorizations, approvals or waivers and cause the expiration or termination of all applicable waiting periods with respect to the Mergers and the other transactions contemplated by this Agreement under any applicable Laws as promptly as practicable. In addition, each of Parent and the Company shall, and shall cause their respective Affiliates to, use reasonable best efforts to obtain all consents, approvals, waivers, licenses, permits, franchises, authorizations or Orders (“Consents”) of Persons other than Governmental Entities that are necessary, proper or advisable to consummate the Mergers, and the other transactions contemplated by this Agreement; provided that, any delay in making any filings in the forgoing clauses (i) through (vii) will not constitute a breach of this Section 5.3(b) where (A) actions or inactions of third parties not under the control of a Party or (B) with respect to (1)  Parent, the failure by the Company or any of its Subsidiaries or any of its or their respective Affiliates or (2) the Company, the failure by Parent or any of its Subsidiaries or Affiliates, to promptly supply upon reasonable notice all the information reasonably required for the filings (subject to any applicable confidentiality and regulatory requirements) in each case has proximately caused the delay in the preparation or submission of such filings. Failure to obtain any such Consent shall not constitute a breach of the Agreement by the Company or relieve Parent, Merger Sub I or Merger Sub II from any of their respective obligations hereunder. The Parties agree to take the actions set forth on Section 5.3(h) of the Company Disclosure Letter. Any breach by the Ultimate Parent of the Side Letter and its obligations thereunder shall be deemed to be a breach by Parent of this Section 5.3 and treated for all purposes under this Agreement as though Parent had breached its agreements hereunder.

(c)            Parent and the Company shall (i) file or cause to be filed, promptly (or as otherwise agreed in writing by Parent and the Company) as soon as reasonably possible after the date of this Agreement, either, at the discretion of Parent, (A) a declaration (“CFIUS Declaration”) to CFIUS pursuant to 31 C.F.R. § 800.401 or 31 C.F.R. § 800.402, or (B) a draft of a voluntary notice pursuant to the DPA regarding the transactions contemplated by this Agreement as contemplated under 31 C.F.R. § 800.501(g) (the “CFIUS Notice”), (ii) in the event a draft CFIUS Notice is filed, as promptly as practicable after receiving and addressing any comments from CFIUS regarding the draft CFIUS Notice, formally file the CFIUS Notice in accordance with the DPA, and (iii) generally cooperate, and shall cause their respective Affiliates (and in the case of the Company, its Portfolio Companies), to cooperate with one another and provide CFIUS with any additional or supplemental information requested by CFIUS regarding such party during the CFIUS review (and, if applicable, investigation) process as promptly as practicable, and in all cases within the amount of time allowed by CFIUS pursuant to the DPA.

(d)            Notwithstanding anything in this Agreement to the contrary, each of Parent and the Company shall (and shall cause their respective Affiliates to) use their respective reasonable best efforts to take all actions necessary, proper or advisable to obtain CFIUS Approval and FCC Approvals, including without limitation agreeing to and complying with a letter of assurance, national security agreement, or other similar arrangement or agreement, in relation to the business and assets of the Company, with CFIUS or Team Telecom; provided, however, that nothing in this Section 5.3(d) shall be construed as requiring Parent to take or agree to take any Remedy Action or otherwise take or agree to take any action or agree to any restriction or condition that constitutes, or would reasonably be expected to result in, a Burdensome Condition.

(e)            Notwithstanding anything to the contrary set forth in this Agreement, Parent may, subject to consultation with and prior written consent of the Company (except in the instances of (i) the required Premerger Notification and Report Form filing under the HSR Act, which Parent may withdraw once without the consent of the Company within the first 30 days of the first Premerger Notification and Report Form filing under the HSR Act), and (ii) the CFIUS Notice, which the Company consents to refile jointly with Parent no more than three times (but in the case of a third refiling, such third refiling does not occur less than 105 calendar days prior to the Outside Date (as it may be extended)), withdraw and promptly thereafter (and in any event within five Business Days) refile any filings, approvals, consents, waivers, notices, notifications, petitions, statements, registrations, submissions of information, applications and other documents made pursuant to this Section 5.3.

(f)             In connection with the efforts referenced in this Section 5.3, each of the Parties shall, and shall cause their respective Affiliates and Subsidiaries, if applicable, to: (i) cooperate with each other in connection with any investigation or other inquiry, including any proceeding initiated by a Governmental Entity; (ii) promptly notify the other party of any material communication concerning this Agreement or any of the transactions contemplated hereby to that Party from or with any Governmental Entity and consider in good faith the views of the other Party and keep the other Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with any material written notices, request, or other material communications received by such Party from, or given by such Party to, any Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permit the other Party a reasonable opportunity to review, and if appropriate comment on, any proposed material communication to be submitted by it to any Governmental Entity, and reasonably consult with each other in advance of any substantive in-person, telephonic, video or other meeting or conference with any Governmental Entity and, to the extent not prohibited by the applicable Governmental Entity, not agree to participate in any substantive meeting or discussion with any Governmental Entity relating to any filings or investigations concerning this Agreement and or any of the transactions contemplated hereby unless it invites the other party’s Representatives to attend in accordance with applicable Laws. The Parties may, as they deem advisable and necessary, (A) redact any materials provided to the other under this Section 5.3(f) (1) to remove references concerning the valuation of the businesses of the Company and its Subsidiaries, or proposals from third parties with respect thereto, (2) as necessary to comply with contractual agreements and (3) as necessary to address reasonable privilege or confidentiality concerns, (B) exempt from review by the other party any exhibits providing the personal identifying information required by 31 C.F.R. § 800.502(c)(5)(vi) or Executive Order 13913, and (C) designate any competitively sensitive material provided to the other under this Section 5.3(f) as “outside counsel only.” Materials designated as “outside counsel only” and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or other Representatives of the recipient without the advance written consent of the party providing such materials.

(g)            The Company and Parent shall jointly develop and cooperate with one another in good faith and reasonably with respect to developing (i) the strategy and timing for obtaining all Regulatory Approvals, (ii) the response to any request from, inquiry by, or investigation by (including the timing, nature and substance of all such responses) any Governmental Entity with respect to the Mergers and the other transactions contemplated by this Agreement, and (iii) strategy for the defense and settlement of any Action brought by or before any Governmental Entity in connection with the transactions contemplated by this Agreement; provided, however, with respect to strategic actions set forth in clauses (i) to (iii) of this Section 5.3(g), Parent acting reasonably shall have the sole authority to determine the appropriate course of action in the event of any good faith disagreement between the Company and Parent. Neither the Company nor Parent shall (and each of the Company and Parent shall cause their respective Affiliates to not), without the prior written consent of the other Party, extend or offer or agree to extend any waiting period under the HSR Act or any other Regulatory Law or other Law under which a Regulatory Approval is required, or enter into any agreement with any Governmental Entity related to this Agreement or the Mergers or other transactions contemplated by this Agreement.

(h)            In furtherance and not in limitation of the foregoing, Parent shall use its reasonable best efforts, and shall cause its Affiliates and Subsidiaries to use their respective reasonable best efforts, if applicable, to take any and all actions necessary to obtain any authorization, consent or approval of a Governmental Entity or the expiration or termination of any applicable waiting period necessary to enable the consummation of the transactions contemplated by this Agreement as expeditiously as possible (and in any event, no later than the Outside Date) and to resolve, avoid, or eliminate each and every impediment or objections under any Regulatory Law to consummate the Mergers and the other transactions contemplated, or to otherwise oppose, avoid entry of, or to effect the dissolution of, any Order prohibiting, restricting, or delaying the consummation of the Company Merger and the other transactions contemplated prior to the Outside Date, including by offering, negotiating, committing to and effecting, by consent decree, agreement, hold separate order or otherwise, (i) the sale, divestiture, license or other disposition of any and all of the capital stock, share capital or other equity or voting interest, assets (whether tangible or intangible), rights, properties, products or businesses of Parent, Merger Sub I, Merger Sub II, the Company, Company OP and their respective Subsidiaries and Affiliates or any interest therein (including entering into customary ancillary agreements relating to such sale, divestiture, licensing or disposition of such businesses, product lines, rights, assets, properties or services), and (ii) any mitigation measures required by a Governmental Entity, including restrictions on the activities or conduct or freedom to operate of Parent, Merger Sub I, Merger Sub II, the Company and Company OP (collectively, the “Remedy Actions”); provided, that any such actions shall be conditioned in all respects upon the consummation of the Mergers and will not be effective for any purpose until after the Company Merger Effective Time and no actions taken pursuant to this Section 5.3(h) shall affect any representation or warranty of the Company under this Agreement or any condition under Section 6.1 or Section 6.2 of this Agreement; provided, further, that the Company shall, and shall cause each of its Subsidiaries to, undertake such actions if requested by Parent if the effectiveness of such action is conditioned in all respects upon the occurrence of the Closing and will not be effective for any purposes until after the Company Merger Effective Time. Notwithstanding anything to the contrary set forth in this Agreement, (A) none of Parent or any of its Affiliates or Subsidiaries will be required to, and none of the Company or any of its Subsidiaries may (without the prior written consent of Parent in Parent’s sole discretion), proffer, consent to or agree to take any Remedy Action, or commit to take any Remedy Action, that constitutes, or would reasonably be expected to result in, a Burdensome Condition, and (B) neither Parent, nor any of its Affiliates or its Subsidiaries, shall be obligated, to commence, contest or defend any Action, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that is in effect and that restricts, prevents or prohibits consummation of the Mergers and the transactions contemplated by this Agreement.

(i)             Each of the Company, the Board of Directors, Parent and the board of directors of Parent shall, if any state takeover statute or similar statute becomes applicable to this Agreement, the Mergers or any other transactions contemplated hereby, use reasonable best efforts to ensure that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement, the Mergers and the other transactions contemplated hereby.

Section 5.4             Acquisition Proposals; Change in Recommendation.

(a)            No Solicitation or Negotiation. Until the earlier of (i) termination of this Agreement in accordance with its terms and (ii) the LLC Merger Effective Time, the Company shall, and shall cause its Subsidiaries and its and their respective officers and directors to, and shall instruct its and its Subsidiaries’ other Representatives to, (A) immediately cease and cause to be terminated any solicitation, knowing encouragement, discussions or negotiations with respect to any Acquisition Proposal or any potential Acquisition Proposal and (B) not, directly or indirectly (1) initiate, solicit, knowingly encourage or knowingly facilitate any inquiry regarding, or the making or submission of any inquiry, indication of interest, proposal or offer that constitutes, or would reasonably be expected to lead to an Acquisition Proposal, (2) participate in or engage in negotiations or substantive discussions regarding any Acquisition Proposal or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal (it being understood that the Company may inform such Persons of the provisions contained in this Section 5.4), (3) furnish any non-public information relating to the Company or its Subsidiaries to any Person (other than Parent and its Representatives) in connection with any Acquisition Proposal or any inquiry, indication of interest, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, (4) recommend or enter into any other letter of intent, memorandum of understanding, agreement in principle, option agreement, acquisition agreement, merger agreement, joint venture agreement, partnership agreement or other similar agreement or arrangement (an “Acquisition Agreement”) with respect to an Acquisition Proposal (except for any Acceptable Confidentiality Agreement), or (5) approve, authorize or agree to do any of the foregoing. Promptly (and in any event within 24 hours) after the execution of this Agreement, the Company shall terminate access by any Person (other than the Company, Parent, their respective Affiliates and each of their respective Representatives) to any physical or electronic data room (including the Project Duncan virtual data room hosted by Intralinks) relating to any potential Acquisition Proposal. Notwithstanding the foregoing, the Company shall be permitted to grant a waiver of or terminate any “standstill” or similar obligation of any Person with respect to the Company or any of its Subsidiaries solely to the extent necessary to allow such Person (if it has not been solicited in breach of this Section 5.4) to submit, on a confidential basis to the Board of Directors, an Acquisition Proposal, and the Company shall promptly notify (and in any event such notice to be delivered no later than 48 hours after the Company’s grant of such waiver or termination) Parent thereof after granting any such waiver.

(b)

(i)             Notwithstanding the foregoing, the Company and its Representatives shall be permitted, prior to the Company Stockholders Meeting and subject to the Company first entering into an Acceptable Confidentiality Agreement, to engage in discussions and negotiations with, and/or provide any nonpublic information or data to, any Person (and their respective Representatives) who makes a bona fide written Acquisition Proposal after the execution of this Agreement (that did not result from a breach of this Section 5.4), that the Board of Directors concludes in good faith (after consultation with its outside legal counsel and financial advisors) based on the information then available, either constitutes or would reasonably be expected to lead to a Superior Proposal. The Company shall provide Parent with a copy of any such nonpublic information or data provided to such Person pursuant to the prior sentence concurrently or promptly (and in any event within 48 hours) after furnishing such information to such Person (except to the extent that such nonpublic information or data shall have been previously provided to Parent). Notwithstanding anything to the contrary in this Agreement, upon prior written notice to Parent, the Company may contact any Person submitting a bona fide Acquisition Proposal after the date of this Agreement (that did not result from a breach of this Section 5.4) solely to clarify the terms of the Acquisition Proposal that are reasonably necessary to determine whether such Acquisition Proposal constitutes or would reasonably be likely to lead to a Superior Proposal.

(ii)             The Company shall inform Parent in writing promptly (and in any event within 24 hours) after the receipt by the Company of any inquiry, indication of interest, proposal or offer received after the execution of this Agreement with respect to an Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries by any Person that informs the Company or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal. Such notice shall indicate the material terms (including price), conditions of any proposals or offers, to the extent known, including the identity of the Person making such Acquisition Proposal, the financing sources thereof and true and complete copies of any written requests, inquiries, indications of interest, proposals or offers and any other material agreements or, if applicable, reasonably detailed written summary of any oral requests, inquiries, indications of interest, proposal or offers from the Person making such Acquisition Proposal. Following such notice, the Company shall keep Parent reasonably informed on a reasonably current basis (but, in any event, within 48 hours after any material change or development) of any material developments regarding any such Acquisition Proposal or any material change to the terms of any such Acquisition Proposal and the status of any such discussions or negotiations with respect thereto.

(iii)            Except as provided in Section 5.4(b)(iv), neither the Board of Directors nor any committee thereof shall (A) withhold, withdraw, modify or qualify in any manner adverse to Parent, Merger Sub I or Merger Sub II or propose publicly to withhold, withdraw, modify or qualify in any manner adverse to Parent, the Company Recommendation, (B) fail to include the Company Recommendation in the Proxy Statement, (C) make or publicly propose to make any recommendation in connection with a tender offer or exchange offer commenced by a third party other than a recommendation against such offer or a customary “stop, look and listen” communication, (D) in the event an Acquisition Proposal has been publicly announced or publicly disclosed, fail to publicly reaffirm the Company Recommendation within 10 Business Days of Parent’s written request that the Company do so (provided that Parent shall be entitled to make such a written request for reaffirmation on no more than two occasions with respect to each Acquisition Proposal unless such Acquisition Proposal is subsequently publicly modified in any material respect in which case Parent may make such request once each time such modification is made) (any of the foregoing clauses (A), (B), (C) or (D), a “Change in Company Recommendation”) or (E) adopt, recommend or declare advisable, or propose or agree to adopt, recommend or declare advisable, or allow the Company or any of its Affiliates to execute or enter into, any Acquisition Agreement constituting, or that would reasonably be expected to lead to, an Acquisition Proposal (excluding, for the avoidance of doubt, any confidentiality or non-disclosure agreement entered into in accordance with Section 5.4(b)(i)).

(iv)            Notwithstanding anything in this Agreement to the contrary, at any time prior to the Company Required Stockholders Vote having been obtained, the Company may make a Change in Company Recommendation (and/or in the case of a Superior Proposal, terminate this Agreement pursuant to Section 7.1(d)), in each case, if and only if (A) in the case of an Acquisition Proposal, a bona fide written Acquisition Proposal (that did not result from a breach of this Section 5.4) is received by the Company, and the Board of Directors has concluded in good faith (after consultation with its outside legal counsel and financial advisors), based on the information then available, that such Acquisition Proposal constitutes a Superior Proposal, (B) the Board of Directors has concluded in good faith (after consultation with its outside legal counsel) that failure to do so would reasonably be expected to be inconsistent with its statutory or fiduciary duties, (C) five Business Days (the “Notice Period”) shall have elapsed since the Company has (1) given written notice to Parent advising Parent that the Company intends to take such action and specifying the material terms or conditions of any such Superior Proposal or Intervening Event that is the basis of the proposed action and (2) provided to Parent a copy of the latest draft of any principal documentation relating to the Superior Proposal or Intervening Event, if any (a “Notice of Recommendation Change”) (it being understood that, in the case of a Superior Proposal, any amendment to any material term of such Superior Proposal shall require a new Notice of Recommendation Change and a new Notice Period, except that the five Business Day Notice Period referenced above shall instead be equal to the longer of (x) three Business Days or (y) the period remaining under the existing Notice Period immediately prior to the delivery of such additional notice under this clause (C)), (D) during the Notice Period, the Company has considered and, at the reasonable request of Parent, engaged in good faith discussions and negotiations with Parent regarding, any adjustment or modification of the terms of this Agreement and the Equity Commitment Letter proposed by Parent such that, in the case of an Acquisition Proposal, such Acquisition Proposal would no longer constitute a Superior Proposal or, in the case of an Intervening Event, such adjustment or modification would obviate the need to make such Change in Company Recommendation, and (E) the Board of Directors, following the Notice Period, again reasonably determines in good faith (after consultation with outside legal counsel and taking into account any adjustment or modification of the terms of this Agreement and the Equity Commitment Letter irrevocably proposed in writing by Parent) that failure to do so would reasonably be expected to be inconsistent with their statutory or fiduciary duties under applicable Law.

(v)             Nothing contained in this Section 5.4 shall prohibit the Board of Directors, the Company or its Subsidiaries from, directly or indirectly through its Representatives, (A) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, (B) making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (for the avoidance of doubt, it being agreed that the issuance by the Company or the Board of Directors of a “stop, look and listen” or similar statement of the type contemplated by Rule 14d-9 promulgated under the Exchange Act shall not constitute a Change in Company Recommendation) or (C) making any other disclosure to the stockholders of the Company that is required by applicable Law or if the Board of Directors determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would reasonably be expected to be inconsistent with their statutory or fiduciary duties under applicable Law; provided, however, that, if any such disclosures or communications do not reaffirm the Company Recommendation in such disclosure or communication or have the effect of withdrawing, qualifying or modifying the Company Recommendation in a manner adverse to Parent, such disclosure or communication shall constitute a Change in Company Recommendation (it being agreed that the foregoing does not apply to any “stop, look and listen” or similar statement of the type contemplated by Rule 14d-9 promulgated under the Exchange Act or disclosing a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act) and nothing in this Section 5.4(b)(v) will be deemed to permit the Board of Directors to make a Change in Company Recommendation except to the extent permitted by this Section 5.4(b)(v).

(c)            For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal made to the Company after the execution of this Agreement and that the Board of Directors has determined in good faith, after consultation with outside legal counsel and its financial advisors, taking into account all legal, financial, financing, regulatory and other aspects of the proposal and the Person making the proposal (including any termination or break-up fees, expense reimbursement provisions, conditions to consummation and certainty and speed of Closing) (i) is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of this Agreement and the Equity Commitment Letter proposed by Parent pursuant to Section 5.4(b)), and (ii) is reasonably capable of being completed on the terms proposed; provided that, for the purposes of this definition of Superior Proposal, references in the definition of “Acquisition Proposal” to “25%” shall be deemed to be references to “50.1%”.

(d)            For purposes of this Agreement, “Intervening Event” means any event, occurrence, change, development, circumstance, fact or effect that materially affects the Company and its Subsidiaries, taken as a whole, that was not known to the Board of Directors or reasonably foreseeable to the Board of Directors as of the execution and delivery of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Board of Directors as of the execution and delivery of this Agreement); provided that, (i) any change in GAAP or in any applicable Law or (ii) any Effect that (A) relates to any Acquisition Proposal, (B) relates to the fact, in and of itself, that the Company meets or exceeds any internal or published financial projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date hereof (provided that the underlying causes giving rise or contributing to any such Effect may be considered in determining whether an Intervening Event has occurred), (C) results from changes after the date hereof in the market price or trading volume of the Company Common Stock (provided that the underlying causes giving rise or contributing to any such Effect may be considered in determining whether an Intervening Event has occurred) or (D) results from a breach of this Agreement by the Company, shall not be deemed to constitute an Intervening Event.

(e)            It is agreed and understood that any breach of this Section 5.4 by any director or officer of the Company or any of its Subsidiaries will be deemed to be a breach by the Company.

Section 5.5              Stock Exchange De-Listing. Parent shall use its reasonable best efforts to cause the Company Common Stock and Company Preferred Stock to be delisted from the New York Stock Exchange and de-registered under the Exchange Act as soon as reasonably practicable following the Company Merger Effective Time (and in any event no more than 10 days after the Closing Date). The Company shall not cause the Company Common Stock or Company Preferred Stock to be delisted from the New York Stock Exchange prior to the Company Merger Effective Time without the prior written consent of Parent. If the Surviving Corporation is reasonably likely to be required to file any reports in accordance with the Exchange Act prior to the first Business Day that is at least 10 days after the Closing Date, the Company shall use commercially reasonable efforts to deliver to Parent a substantially final draft of any such reports reasonably in advance of the filing thereof.

Section 5.6             Employee Matters.

(a)            For a period of one year following the Company Merger Effective Time (or such shorter period a Company Employee is employed, as applicable), Parent shall provide, or shall cause to be provided, to each individual who is an employee of the Company or one of its Subsidiaries as of the Company Merger Effective Time (each, a “Company Employee”), (i) a base salary or hourly wage rate (as applicable) and annual incentive compensation opportunities (which annual incentive compensation opportunities may be provided in the form of equity-based awards, cash-based awards or a combination thereof) that are, in each case, no less favorable than those provided to such Company Employee immediately prior to the Company Merger Effective Time, (ii) severance benefits that are no less favorable, in the aggregate, than the severance benefits that would have been provided to such Company Employee in connection with any qualifying termination of employment as of immediately prior to the Company Merger Effective Time, including, solely for Company Employees who do not have a separate contractual entitlement to severance or separation payments and benefits under any existing Company Benefit Plan, as set forth on Section 5.6(a) of the Company Disclosure Letter and (iii) other employee benefits (excluding, for this purpose, the compensation contemplated by clauses (i)-(ii) above, long-term incentive award opportunities, deferred compensation and defined benefit pension plans, post-retirement medical and welfare plans, and retention change in control or similar plans, policies or agreements) that are substantially comparable in the aggregate to those provided to such Company Employee as of immediately prior to the Company Merger Effective Time (subject to the foregoing exclusions).

(b)            For purposes of “employee benefit plans,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), maintained by Parent or any of its Subsidiaries (including, following the Company Merger Effective Time, any Company Benefit Plans) (collectively, the “New Plans”) providing benefits to any Company Employees after the Company Merger Effective Time, Parent shall, or shall cause its applicable Subsidiary to, use reasonable best efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Company Employees and their eligible dependents under any New Plans that are group health plans in which such employees may be eligible to participate after the Company Merger Effective Time; (ii) provide each Company Employee and their eligible dependents under any New Plan that is a group health plan with credit for any co-payments and deductibles paid during the portion of the plan year in which the Company Merger Effective Time occurs under the corresponding Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Company Merger Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under the New Plan; and (iii) recognize all service of the Company Employees with the Company and its Subsidiaries (and any predecessors or Affiliates thereof), for all purposes under any New Plan in which such employees may be eligible to participate after the Company Merger Effective Time to the same extent such service was taken into account under the analogous Company Benefit Plan prior to the date that the Company Employee first participates in the New Plan; in each case, (A) except to the extent it would result in duplication of benefits, and (B) except for benefit accrual under any defined benefit pension plan, postretirement welfare plan or any New Plan under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or that is grandfathered or frozen, either with respect to level of benefits or participation.

(c)            If requested by Parent in writing at least 10 Business Days prior to the Company Merger Effective Time, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall cause the Company’s 401(k) Plan (the “Company 401(k) Plan”) to be terminated effective immediately prior to the Company Merger Effective Time. In the event that Parent requests that the Company 401(k) Plan be terminated, the Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to review and approval by Parent) not later than the day immediately preceding the Company Merger Effective Time. If the Company 401(k) Plan is terminated pursuant to this Section 5.6(c), then as soon as practicable following the date the Company 401(k) Plan is terminated, Parent and the Company shall take any and all actions as may be required to (i) cause each Company Employee who was a participant in the Company 401(k) Plan to be immediately eligible to participate in the defined contribution plan established, sponsored or administered by Parent immediately following the Company Merger Effective Time (the “Parent 401(k) Plan”), (ii) waive, if applicable, any waiting periods with respect to such participation, and (iii) permit each Company Employee who was a participant in the Company 401(k) Plan immediately prior to the Company Merger Effective Time to make rollover contributions of eligible rollover distributions to the Parent 401(k) Plan (including any outstanding participant loans, to the extent permitted by applicable Law and the terms of the Parent 401(k) Plan as of the date of this Agreement).

(d)           Prior to making any written communications to employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider any such comments in good faith.

(e)            The provisions of this Section 5.6 are solely for the benefit of the parties to this Agreement, and no current or former director, employee or other service provider or any other person shall be a third-party beneficiary of this Agreement, and nothing herein shall be construed as an amendment to any New Plan, Company Benefit Plan or other compensation or Benefit Plan or arrangement for any purpose. Without limiting the generality of the foregoing, nothing contained in this Agreement shall obligate Parent, the Company or any of their respective Affiliates to (i) maintain any particular Benefit Plan or (ii) retain the employment or services of any current or former director, employee or other service provider.

Section 5.7             Fees and Expenses. Whether or not the Mergers are consummated, all (i) costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as otherwise provided in Section 5.11 and Section 7.3, (ii) expenses incurred in connection with filing, printing and mailing the Proxy Statement shall be borne by the Company and (iii) all filing fees of the parties to this Agreement in connection with any filings required under the Regulatory Laws related to the transactions contemplated by this Agreement (including application fees for any Regulatory Approvals and the CFIUS Approval) shall be equally borne by Parent and the Company.

Section 5.8             Exculpation; Indemnification; Directors’ and Officers’ Insurance.

(a)            From and after the LLC Merger Effective Time, Parent shall and shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Law, exculpate, indemnify, defend and hold harmless, and provide advancement of expenses to, each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the LLC Merger Effective Time, an officer or director of the Company or its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, reasonable and documented costs and expenses, liabilities or judgments or amounts arising from any claim, action, suit, proceeding or investigation based in whole or in part on the fact that such Person is or was a director or officer of the Company or its Subsidiaries, as applicable, or was prior to the LLC Merger Effective Time serving at the request of any such party as a director, officer or manager of another Person, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the LLC Merger Effective Time, whether asserted or claimed prior to, or at or after, the LLC Merger Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), in each case, to the same extent such Persons are exculpated or indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company or any of its Subsidiaries pursuant to any of their Organizational Documents, any indemnification agreement or applicable Law in existence on the date hereof; provided, that any payment of expenses in advance of the final disposition of any such legal proceeding shall be made only upon receipt of an undertaking by such Indemnified Party to repay all amounts advanced if it should be ultimately determined that such Indemnified Party is not entitled to any indemnification.

(b)            Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Company Merger Effective Time now existing in favor of the Indemnified Parties as provided in their respective charter, bylaws or code of regulations (or comparable organizational documents) and any indemnification or other similar agreements of the Company or any of its Subsidiaries, in each case as in effect on the date of this Agreement, shall survive the Company Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six years following the Company Merger Effective Time.

(c)            Prior to the Company Merger Effective Time, the Company may obtain and fully pay for a “tail” prepaid insurance policy, with a claim period of six years from and after the Company Merger Effective Time, with respect to directors’ and officers’ liability insurance and fiduciary insurance (“Company D&O Insurance”) for the current and former directors and officers of the Company and its Subsidiaries, and any person who becomes a director, officer or manager of the Company or any of its Subsidiaries after the date hereof and prior to the LLC Merger Effective Time, as applicable, as to such Persons’ status as a director or officer of the Company or its Subsidiaries or if such Person was serving at the request of any such party as a director, officer or manager of another Person and for facts or events that occurred at or prior to the Company Merger Effective Time, which Company D&O Insurance: (i) shall not have an annual premium in excess of 300% of the last annual premium paid by the Company (300% of such last annual premium paid by the Company, the “Company Maximum Premium,” with respect to, as applicable, the existing directors’ and officers’ liability insurance and fiduciary insurance) prior to the date hereof for its existing directors’ and officers’ liability insurance and fiduciary insurance; (ii) shall have terms, conditions, retentions and limits of coverage no less favorable than the existing directors’ and officers’ liability insurance and fiduciary insurance for the Company with respect to matters existing or occurring prior to the Company Merger Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and consummation of the transactions contemplated hereby); provided, however, that if terms, conditions, retentions and limits of coverage at least as favorable as the existing directors’ and officers’ liability insurance and fiduciary insurance for the Company cannot be obtained or can be obtained only by paying an annual premium in excess of the applicable Company Maximum Premium, the Company and the Surviving Corporation, as the case may be, may obtain as much similar insurance as is reasonably practicable for an annual premium equal to the applicable Company Maximum Premium; and (iii) the Surviving Corporation after the Company Merger Effective Time shall, and Parent shall cause the Surviving Corporation to, maintain such directors’ and officers’ liability insurance and fiduciary insurance policies in full force and effect for each of their full six-year terms and continue to honor its obligations under each policy. If the Company for any reason does not obtain such “tail” prepaid insurance as of the Company Merger Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of six years from and after the Company Merger Effective Time for the current and former directors and officers of the Company and its Subsidiaries, and any person who becomes a director, officer or manager of the Company or any of its Subsidiaries after the date hereof and prior to the LLC Merger Effective Time as to such Persons’ status as a director, officer or manager of the Company or its Subsidiaries, as the case may be, and for facts or events that occurred at or prior to the Company Merger Effective Time, the existing directors’ and officers’ liability insurance and fiduciary insurance for the Company, which insurance has terms, conditions, retentions and limits of coverage at least as favorable as the existing directors’ and officers’ liability insurance and fiduciary insurance for the Company, as applicable, with respect to matters existing or occurring prior to the Company Merger Effective Time (including with respect to acts or omissions occurring in connection with this Agreement and consummation of the transactions contemplated hereby); provided, however, that if terms, conditions, retentions and limits of coverage at least as favorable as such existing insurance cannot be obtained or can be obtained only by paying an annual premium in excess of the applicable Company Maximum Premium, the Surviving Corporation shall only be required to obtain as much similar insurance as is reasonably practicable for an annual premium equal to the applicable Company Maximum Premium; and maintain such directors’ and officers’ liability insurance and fiduciary insurance policies in full force and effect for each of their full six year terms and continue to honor its obligations under each policy.

(d)            If Parent (or the Surviving Corporation) or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent (or the Surviving Corporation), as the case may be, shall assume the obligations set forth in this Section 5.8.

(e)            The provisions of this Section 5.8 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives, shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation and shall not be amended in a manner that is adverse to any Indemnified Party (including his or her successors, assigns and heirs) without the prior written consent of such Indemnified Party (including such successors, assigns and heirs) affected thereby, and (ii) are in addition to, and not in substitution for, any other rights to indemnification, contribution or advancement of expenses that any such Person may have by contract or otherwise.

Section 5.9             Public Announcements. Except with respect to any Change in Company Recommendation or any action taken by the Company or the Board of Directors in accordance with Section 5.4, so long as this Agreement is in effect, the Company, on the one hand, and Parent, on the other hand, shall consult with each other before issuing (and in the case of Parent, before Ultimate Parent issues) any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement and, except as otherwise permitted or required by this Agreement and except for the initial press release that will be mutually agreed in good faith by the such parties and the filing of this Agreement (and a summary of this Agreement) and the Proxy Statement with the SEC, neither the Company nor Parent shall issue (and in the case of Parent, Parent agrees that Ultimate Parent shall not issue) any such press release or make any such public statement or filing prior to obtaining the consent of Parent, in the case of the Company, or the Company, in the case of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, the restrictions in this Section 5.9 shall not apply to any public statement or filing (a) if the disclosure contained therein regarding this Agreement and the transactions contemplated hereby is consistent in all material respects with any press release, public statement or filing previously issued in compliance with this Section 5.9, (b) as may be required by applicable Law, Order or the applicable rules of any stock exchange or quotation system if, in the case of this clause (b), (i) for any reason it is not reasonably practicable to consult with such other party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement or (ii) the party issuing such press release or making such public statement has used its commercially reasonable efforts to consult with such other party and to obtain such other party’s consent but has been unable to do so in a timely manner, or (c) in the event of any litigation, arbitration of similar adversarial proceedings or Actions between the Company and/or its Affiliates, on the one hand, and Parent and/or its Affiliates, on the other hand.

Section 5.10           Additional Agreements. In case at any time after the date of this Agreement any further action is necessary or desirable to carry out the purposes of this Agreement or to, following the Closing, vest Parent with full title to all properties, assets, rights, approvals, immunities and franchises of the Company or the Company OP, each Party shall take, and shall cause its Subsidiaries to take, all such necessary action.

Section 5.11           Certain Tax Matters.

(a)            Parent shall prepare, execute and file, or cause to be prepared, executed and filed, all Tax Returns or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer, recording, registration, stamp or similar Taxes that become payable by the Surviving Corporation and its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”). The Surviving Corporation shall timely pay, or cause to be timely paid, when due, and be responsible for all such Transfer Taxes. For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, the responsibility for, and the payment of, any Transfer Taxes in connection with a transfer of ownership of shares of Company Common Stock or Company OP Common Units, in each case, that is not registered in the transfer records of the Company or Company OP, shall be governed exclusively by Section 2.2(b)(iv).

(b)            At the Closing, (i) each holder of a Company Warrant, and each holder of Company Class B Common Stock (and any other stock of the Company that is not regularly traded on an established securities market within the meaning of Section 1445(b)(6) of the Code), that is legally entitled to, shall have delivered to Parent a duly completed and executed IRS Form W-9, and (ii) the Company OP shall deliver to Parent a certificate, dated as of the Closing Date and prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Section 1.1445-11T(d)(2), stating that (A) 70% or more of the value of the gross assets of the Company OP does not consist of “United States real property interests” (within the meaning of Section 897(c) of the Code and the Treasury Regulations thereunder), and (B) 70% or more of the value of the gross assets of the Company OP does not consist of United States real property interests plus cash or cash equivalents (within the meaning of Treasury Regulation Section 1.1445-11T(d)(1)). For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, Parent’s only recourse for any Person’s failure to deliver a Tax form or certification contemplated in this Section 5.11(b) shall be to make any withholding that is required as a result of such failure.

Section 5.12           Client Consents If and to the extent required by applicable Law, the organizational documents of the relevant Client, the Fund Documentation and/or the relevant Investment Advisory Arrangement (collectively, the “Consent Requirement”), the Company shall use its reasonable best efforts to obtain the consent of each Client to the “assignment” (as defined in the Advisers Act) of its Investment Advisory Arrangement and the indirect change of control of the Investment Adviser Subsidiaries and the general partners (or equivalent) of the Funds, in each case, resulting from the transactions contemplated by this Agreement (the “Client Consent”) in accordance with the following:

(a)            Client Consent. If necessary to obtain a Client Consent, the Company shall solicit the consent (the “Client Investor Consent”) of the requisite percentage or number of the limited partners, unit holders, shareholders, other equity holders or other investors (each, a “Client Investor”) of such Client, or, if any such Client has a board of directors, advisory committee or other governing body (“Client Governing Body”) and if permitted by the Consent Requirement, solicit the consent (“Client Governing Body Consent”) of the requisite percentage of the members of such Client Governing Body. If a Client Consent is required by any Consent Requirement for any Client, such Client Consent shall be deemed received if the Client Investor Consent and/or the Client Governing Body Consent is obtained in accordance with the Consent Requirement and remains in full force and effect at Closing. If the applicable Consent Requirement does not require express written consent nor expressly prohibit “negative consent” (i.e., deemed consent (“Negative Consent”) as a consequence of a failure to object to or reject a written request (a “Consent Request”) for a Client Investor Consent), such Client Investor Consent shall be deemed to have been given if the Client Investor does not (i) object in writing to such Consent Request by the means specified in such Consent Request by the later of (A) 30 days after receipt of such Consent Request or (B) such longer period as may be required by a Consent Requirement (the later of clauses (A) and (B), the “Negative Consent Period”), (ii) in the case of a Client Investor in a Fund that permits voluntary redemptions under its Fund Documentation, such Client Investor does not submit an irrevocable request to redeem all of its investment in such Fund prior to the end of the Negative Consent Period and (iii) terminate the applicable Investment Advisory Arrangement prior to the end of the Negative Consent Period. If the Client is a Fund that is a pooled investment vehicle sponsored or controlled by the Company or its Subsidiaries, Client Investor Consent shall be deemed obtained if a majority in interest of the Client Investors in such Fund who are not Affiliates, directors, officers or employees of the Company or its Subsidiaries (or, if all of the Client Investors in respect of such Client are Affiliates, directors, officers or employees of any Subsidiary of the Company, then a majority in interest of such Client Investors) or such higher percentage as may be required under the Consent Requirement, gives their consent (including by means of Negative Consent, as applicable). The Company shall, and shall cause its Subsidiaries to, as applicable, send a notice to each Client as promptly as reasonably practicable, and in any event within 25 Business Days of the date hereof, in form and substance reasonably satisfactory to Parent, informing each Client of the transactions contemplated by this Agreement and seeking such Client’s consent (including by means of Negative Consent, as applicable) as required by this Section 5.12. Parent shall reasonably cooperate with the Company and its Affiliates in connection with the obtaining of Client Consents, including, if reasonably requested by the Company, participating with the Company in calls and meetings with any Fund, Client Investor, Client Governing Body or any investor therein.

(b)            No Accommodations. In no event shall the Company or any of its Subsidiaries be required to offer or grant any accommodation or alteration of terms (financial or otherwise) in respect of any Fund or any Fund Documentation, or pay any fee or other amount, or assume any liability or obligation, to obtain any Client Consents.

(c)            Fees and Expenses. For the avoidance of doubt, each Party shall bear 100% of its fees and expenses incurred in connection with any Client Consent solicitation contemplated by this Section 5.12.

(d)            Contact. Prior to Closing, without the prior written consent of the Company, none of Parent or its Affiliates or their respective employees, directors, officers, agents or other Representatives will, directly or indirectly, contact or communicate with any Client, any Client Investor, any Client Governing Body or any of their Affiliates or Representatives (including any consultants) regarding the transactions contemplated by this Agreement.

(e)            Investor Communication. In connection with obtaining the Client Consents and other actions required by this Section 5.12, at all times prior to Closing, the Company shall take reasonable steps to keep Parent reasonably informed of the status of obtaining such Client Consents and, upon Parent’s reasonable request, make available to Parent copies of all such executed Client Consents. Without limiting the foregoing, in connection with obtaining the Client consents required under this Section 5.12, Parent shall have the right to review in advance of distribution the form of notice or other materials to be distributed by the Company or any of its Subsidiaries to Clients to solicit the Client Consents and the Company will consider Parent’s reasonable comments thereon in good faith.

Section 5.13           Notification of Certain Matters; Transaction Litigation.

(a)            The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any written notice or other written communication received by such Party from any Governmental Entity in connection with this Agreement, the Mergers or the other transactions contemplated by this Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement.

(b)            The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any litigation, claim or other proceeding commenced or, to such Party’s knowledge, threatened against, relating to or involving such Party or any of the Company’s Subsidiaries or Parent’s Subsidiaries (or their respective directors, officers or other Representatives), respectively, which relate to this Agreement, the Mergers or the other transactions contemplated by this Agreement unless doing so would, in the reasonable judgment of such party, jeopardize any applicable privilege of the Company or any of its Subsidiaries with respect thereto. The Company shall give Parent a reasonable opportunity to participate in the defense and settlement of any stockholder litigation against the Company and/or its directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 5.14           Section 16 Matters. Each of the Company, Parent, Merger Sub I and Merger Sub II shall take all such steps as may be necessary or appropriate to ensure that any dispositions of Company Preferred Stock or Company Common Stock (including derivative securities related to such stock) resulting from the Company Merger and the other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, and who would otherwise be subject to Rule 16b-3 promulgated under the Exchange Act, immediately prior to the Company Merger Effective Time are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15           Parent Financing Matters.

(a)            Parent shall not, and shall not permit the Merger Subs to, consent to, permit or effect, without the prior written consent of the Company, any termination or replacement of the Equity Commitment Letter or any amendment, restatement, repudiation, recission, cancellation, supplement, substitution or modification to, or any waiver of any provision under, the Equity Commitment Letter, except as permitted by the terms of the Equity Commitment Letter.

(b)            The Company shall use commercially reasonable efforts to provide to Parent, and shall use commercially reasonable efforts to cause the Company’s Representatives to provide to Parent, at Parent’s sole cost and expense, customary cooperation to the extent reasonably requested by Parent in connection with the arrangement by Parent or any of its Affiliates of any debt financing for or relating to the transactions contemplated hereby prior to the Closing Date including by using commercially reasonable efforts to (i) participate in a reasonable number of meetings, presentations, road shows, due diligence sessions and sessions with rating agencies, at reasonable times and with reasonable advance notice, and in each case which shall be virtual unless otherwise agreed to by the Company, (ii) provide reasonable and customary assistance to Parent in the preparation of customary offering documents, lender presentations, private placement memoranda, bank information memoranda, syndication memoranda and ratings agency presentations (including providing customary authorization and representation letters authorizing the distribution of information relating to the Company and its Subsidiaries to prospective lenders or investors and containing representations with respect to the presence of or absence of material non-public information relating to the Company and its Subsidiaries and the accuracy of the information relating to the Company and its Subsidiaries contained therein) for such debt financing, (iii) facilitate the execution and delivery at the Closing of definitive documents related to such debt financing, including reasonably facilitating the pledging of collateral at the Closing to Parent’s financing sources to the extent required by such debt financing at the Closing, to the extent applicable and (iv) cooperate with Parent, to the extent reasonably requested by Parent, in the satisfaction of conditions precedent set forth in such debt financing to the extent the satisfaction of such conditions is within the reasonable control of the Company. In no event will the receipt or availability of any financing by Parent or any of its Affiliates be a condition to any of Parent’s obligations under this Agreement.

(c)            Notwithstanding anything to the contrary in this Agreement, the Company’s breach of any of the covenants required to be performed by it under this Section 5.15 in and of itself shall not be considered in determining the satisfaction of the conditions set forth in Section 6.3(b). In no event will the Company be required to take or permit the taking of any action pursuant to this Section 5.15 that would or would reasonably be expected to: (i) require the Company or its Subsidiaries, or any of their respective Affiliates or any persons who are officers or directors of such entities, to undertake any obligation, execute any agreement or pass resolutions or consents to approve or authorize the execution of such obligation or agreement, as applicable, that would be effective, in each case, any earlier than immediately prior to the Company Merger Effective Time (it being understood that in no event shall any officer or director of the Company or any of its Subsidiaries be required to take any such action unless such Person shall be continuing in such role following the Company Merger Effective Time), or enter into, execute or deliver any certificate (other than customary authorization letters), document, instrument or agreement or agree to any change or modification of any existing certificate, document, instrument or agreement (it being understood that in no event shall any officer or director of the Company or any of its Subsidiaries be required to take any such action unless such Person shall be continuing in such role following the Company Merger Effective Time), (ii) cause any representation, warranty or covenant in this Agreement to be breached by the Company or any of its Affiliates, (iii) require the Company or any of its Affiliates to pay any commitment or other similar fee or incur any other expense, liability or obligation in connection with any debt financing, unless such expenses are promptly reimbursed by Parent, in each case, any earlier than immediately prior to the Closing, (iv) reasonably be expected to cause any director, officer, employee or stockholder of the Company or any of its Affiliates to incur any personal liability, (v) reasonably be expected to conflict with the organizational documents of the Company, or any of its Affiliates or any Laws, (vi) reasonably be expected to result in a violation or breach of, or a default (with or without notice, lapse of time, or both) under, or give to others any right of termination, acceleration or cancellation of, any Contract to which the Company or any of its Affiliates is a party, (vii) provide access to or disclose information that the Company or any of its Affiliates believes in good faith could jeopardize any attorney-client privilege or other applicable privilege or protection of the Company or any of its Affiliates, (viii) require the delivery of any opinion of counsel, (ix) require the Company to prepare (A) any financial statements that are not available to it or prepared in the ordinary course of its financial reporting practice or (B) other information that is not available to it or (x) unreasonably interfere with the business or operations of the Company or any of its Subsidiaries. Nothing contained in this Section 5.15 or otherwise in this Agreement shall require the Company or any of its Affiliates to be an issuer or other obligor with respect to any debt financing prior to the Closing. None of the representations, warranties or covenants of the Company set forth in this Agreement shall be deemed to apply to, or deemed breached or violated by, any of the actions taken by the Company or any of its Subsidiaries at the request of Parent or any of its Affiliates set forth in this Section 5.15. The Company and its Subsidiaries shall have no liability whatsoever to Parent or any of its Affiliates in respect of any financial information or data or other information provided pursuant to this Section 5.15.

(d)            Parent (i) shall promptly, upon request by the Company, reimburse the Company for all reasonable, documented and invoiced out-of-pocket fees, costs and expenses (including (A) reasonable and documented outside attorneys’ fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with any debt financing, including performing additional requested procedures, reviewing any offering documents, participating in any meetings and providing any comfort letters, in each case solely to the extent relating to services that would not have been performed in the absence of such debt financing) to the extent incurred by the Company and its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.15 and (ii) shall indemnify, defend and hold harmless the Company and its Subsidiaries and their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with arrangement of any debt financing and the performance of their respective obligations under this Section 5.15, and the provision of any information utilized in connection therewith, except in the event such liabilities, obligations or losses arose out of or result from fraud, gross negligence or willful misconduct by the Company and its Subsidiaries in connection with the debt financing. All non-public or otherwise confidential information regarding the Company or any of its Affiliates obtained by Parent or its representatives pursuant to this Section 5.15 shall be kept confidential in accordance with the Confidentiality Agreement; provided that the Company shall permit sharing of such information by the Parent to Parent’s financing sources to conduct customary due diligence and evaluate the assets of the Company and its Subsidiaries, subject to confidentiality agreements reasonably acceptable to the Company.

Section 5.16           Company Preferred Stock.

(a)            Parent may conduct one or more consent solicitations to obtain from the requisite holders of Company Preferred Stock consents to certain amendments to the terms of the articles supplementary to the Company Charter governing Company Series H Preferred Stock, Company Series I Preferred Stock and Company Series J Preferred Stock (such documents, the “Preferred Stock Governing Documents” and such consent solicitations, the “Preferred Stock Consent Solicitation”). The Preferred Stock Consent Solicitation shall be made on terms and conditions (including price to be paid) as are reasonably proposed by Parent, subject to the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed), and shall be in compliance with the applicable rules and regulations of the SEC; provided that, the Preferred Stock Consent Solicitation shall include the following conditions: (i) the Preferred Stock Consent Solicitation shall not conflict with or violate any applicable Laws (it being understood that the Company shall not be required to take any action that, in the reasonable judgment of the Company based on advice of legal counsel, does not comply with Rule 14D or 14E, to the extent applicable, promulgated under the Exchange Act), (ii) the proposed amendments that are the subject of the Preferred Stock Consent Solicitation shall not become operative substantially any earlier than the Company Merger Effective Time and (iii) receipt of the requisite consents in respect of the Preferred Stock Consent Solicitation. Any documents (including all amendments or supplements thereto) and all mailings to the holders of the Company Series H Preferred Stock, Company Series I Preferred Stock and Company Series J Preferred Stock in connection with the Preferred Stock Consent Solicitation shall be subject to the prior review of, and comment by, the Company and shall be reasonably acceptable in form and substance to the Company. The Company shall not be required to enter into any amendments to the Preferred Stock Governing Documents until following the Company Merger Effective Time. To the extent reasonably requested by Parent, the Company shall use commercially reasonable efforts to provide reasonable and customary assistance, at Parent’s sole cost and expense, in connection with the Preferred Stock Consent Solicitation, including providing reasonable assistance in the preparation of customary documentation for the Preferred Stock Consent Solicitation (which may incorporate, by reference, periodic and current reports filed by the Company with the SEC) in each case in compliance with applicable Laws, including applicable rules and regulations of the SEC. Notwithstanding anything to the contrary herein, the Company will not be required to, and Parent shall not, solicit or obtain any vote or consent from the common stockholders of the Company prior to the Closing in connection with the Preferred Stock Consent Solicitation and the amendments contemplated thereby. Any solicitation agent, information agent or other agent retained in connection with the Preferred Stock Consent Solicitation will be selected by Parent and shall be reasonably acceptable to the Company and the fees and expenses of such agents will be paid directly by Parent. Any consent, solicitation agent, information agent or tabulation agent fees payable in connection with any Preferred Stock Consent Solicitation shall be payable solely by Parent and not by the Company.

(b)            Parent (i) shall promptly, upon request by the Company, reimburse the Company for all reasonable, documented and invoiced out-of-pocket fees, costs and expenses (including reasonable and documented (A) outside attorneys’ fees and (B) fees and expenses of the Company’s accounting firms engaged to assist in connection with any Preferred Stock Consent Solicitation, including performing additional requested procedures, reviewing any consent solicitation documents and participating in any meetings, in each case solely to the extent relating to services that would not have been performed in the absence of such Preferred Stock Consent Solicitation) to the extent incurred by the Company and its Subsidiaries or their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.16 and (ii) shall indemnify, defend and hold harmless the Company and its Subsidiaries and their respective directors, officers, employees, accountants, consultants, legal counsel, agents, investment bankers and other representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with any Preferred Stock Consent Solicitation and the performance of their respective obligations under this Section 5.16 and the provision of any information utilized in connection therewith, except in the event such liabilities, obligations or losses arose out of or result from fraud, gross negligence or willful misconduct by the Company and its Subsidiaries or their respective representatives in connection with the Preferred Stock Consent Solicitation.

(c)            Notwithstanding anything to the contrary in this Agreement, any breach by the Company or failure to perform its obligations under this Section 5.16 in and of itself shall not be considered in determining the compliance by the Company with this Agreement or the satisfaction of any condition to Closing set forth in this Agreement, including the condition set forth in Section 6.3(b), or in determining the entitlement of any party to terminate this Agreement, including any entitlement to termination arising from Section 7.1(g).

Article VI
CONDITIONS PRECEDENT

Section 6.1             Conditions to Each Party’s Obligation. The respective obligations of each Party to effect the Mergers shall be subject to the satisfaction at or prior to the Closing of the following conditions unless (to the extent permitted by applicable Law) waived by such Party in writing:

(a)            Company Stockholder Approval. The Company shall have obtained the Company Required Stockholders Vote.

(b)            HSR Act; Regulatory Approvals. (i) The waiting period applicable to the Mergers pursuant to the HSR Act (and any extension thereof, including any agreement with any Governmental Entity to delay the Closing entered into in connection therewith) shall have expired or otherwise been terminated and (ii) any applicable waiting periods (and extensions thereof), consents or approvals required from any Governmental Entity or under any applicable Law as set forth on Section 6.1(b) of the Company Disclosure Letter shall have expired, been terminated or obtained, as the case may be.

(c)            No Orders; Illegality. No Order issued by any Governmental Entity of competent jurisdiction or applicable Law (collectively, “Restraints”) in the U.S. or any jurisdiction set forth in Section 6.1(c) of the Company Disclosure Letter (the “Applicable Jurisdictions”) shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Mergers.

Section 6.2             Conditions to Obligations of the Company and Company OP. The obligation of the Company and Company OP to effect the Mergers is subject to the satisfaction at or prior to the Closing of the following conditions unless (to the extent permitted by applicable Law) waived by the Company in writing:

(a)            Representations and Warranties. (i) The representations and warranties of Parent set forth in Section 3.2(a) (Organization, Standing and Power) and Section 3.2(b) (Authority), shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent made as of an earlier date, in which case as of such date), and (ii) the other representations and warranties of Parent set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect) would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b)            Performance of Obligations of Parent Entities. Each of Parent, Merger Sub I and Merger Sub II shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.

(c)            Closing Certificate. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or Chief Financial Officer of Parent, dated as of the Closing Date, certifying to the effect that the conditions set forth in Section 6.2(a) (Representations and Warranties) and Section 6.2(b) (Performance of Obligations of Parent Entities) have been satisfied.

Section 6.3             Conditions to Obligations of Parent. The obligation of Parent to effect the Mergers is subject to the satisfaction of the following conditions at or prior to the Closing unless (to the extent permitted by applicable Law) waived by Parent in writing:

(a)            Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.1(l)(ii) (Absence of Certain Changes) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the Company set forth in Section 3.1(b)(i) (Capital Structure) shall be true and correct in all respects except for any de minimis inaccuracies as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent made as of an earlier date, in which case as of such date); (iii) the representations and warranties set forth in Section 3.1(a) (other than clause (iii) thereof) (Organization, Standing and Power), Section 3.1(b) (other than clauses (i) and (iv) thereof) (Capital Structure), Section 3.1(c)(i) (Authority), Section 3.1(n) (Takeover Statute) and Section 3.1(y) (Brokers or Finders) (A) to the extent qualified by the words “materially”, “material” or “Company Material Adverse Effect” shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except to the extent made as of an earlier date, in which case as of such date) and (B) to the extent not qualified by the words “materially”, “material” or “Company Material Adverse Effect” shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date (except to the extent made as of an earlier date, in which case as of such date); and (iv) the representations and warranties of the Company set forth in this Agreement (other than those referenced in clauses (i), (ii) and (iii) of this Section 6.3(a)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to materiality or Company Material Adverse Effect or other similar qualifications in any such representation, except for references to “Company Material Contracts”) has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)            Performance of Obligations of Company. Each of the Company and Company OP shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date (excluding Section 5.15 (Parent Financing Matters) and Section 5.16 (Company Preferred Stock)).

(c)            No Burdensome Condition. The Regulatory Approvals shall have been obtained, in each case, without the imposition of a Burdensome Condition.

(d)            Client Consent. (i) The Company shall have obtained the Client Consent with respect to each of the Flagship Funds and (ii) the Fee-Paying Client Consent Percentage shall be equal to or greater than 85%.

(e)            No Company Material Adverse Effect. Since the date of this Agreement, no Effect shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(f)             Closing Certificate. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company, dated as of the Closing Date, certifying to the effect that the conditions set forth in Section 6.3(a) (Representation and Warranties), Section 6.3(b) (Performance of Obligations of Company), Section 6.3(d) (Client Consent) and Section 6.3(e) (No Company Material Adverse Effect) have been satisfied.

Article VII
TERMINATION AND AMENDMENT

Section 7.1             Termination. This Agreement may be terminated at any time prior to the Company Merger Effective Time, whether before or after approval of the Mergers by the stockholders of the Company:

(a)            by mutual consent of the Company and Parent in a written instrument;

(b)            by either the Company or Parent upon written notice to the other Party, if any Restraint in the U.S. or any Applicable Jurisdiction having the effect set forth in Section 6.1(c) shall have become final and nonappealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall have used the required efforts to prevent the entry of and to remove such Restraint in accordance with its covenants or agreements under this Agreement; and provided, further, that no Party shall be permitted to terminate this Agreement pursuant to this Section 7.1(b) if such Party’s failure to comply with its covenants or agreements under this Agreement is the primary cause of the failure of this condition to be satisfied;

(c)            by either the Company or Parent, upon written notice to the other Party, if the Mergers shall not have been consummated on or before 11:59 p.m. (New York City time) on March 29, 2027 (the “Outside Date”); provided that either Party shall have the right to extend the Outside Date by up to 90 days by delivering written notice to the other Parties and all references to the Outside Date in this Agreement shall reflect such date as extended solely if the conditions set forth in Section 6.1(b) or Section 6.1(c) shall not have been satisfied or waived, but all other conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by actions taken at the Closing); provided further that the right to terminate this Agreement shall not be available to any Party whose failure (or failure of any of its Subsidiaries that are Parties) to comply with its covenants or agreements pursuant to this Agreement was the primary cause of the failure of the Mergers to occur on or before such date;

(d)            by the Company, upon written notice to Parent, at any time prior to, but not after, the receipt of the Company Required Stockholders Vote, in order to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with the express terms and conditions of Section 5.4 and the Company has not materially breached Section 5.4 with respect to such Superior Proposal; provided, however, that this Agreement may not be so terminated unless the payment required by Section 7.3(a) is made in full to Parent substantially concurrently with the occurrence and as a condition to the effectiveness, of, such termination and the Company substantially concurrently enters into such Acquisition Agreement;

(e)            by Parent, upon written notice to the Company, at any time prior to the receipt of the Company Required Stockholders Vote, if there shall have been a Change in Company Recommendation;

(f)             by the Company, upon written notice to Parent, if either Parent, Merger Sub I or Merger Sub II shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in each case, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing on the Closing Date, (i) would result in the failure to be satisfied of the conditions set forth in Section 6.2(a) or (b) and (ii) cannot be or has not been cured by the earlier of (A) the date that is five Business Days prior to the Outside Date and (B) 30 days after the giving of written notice to Parent of such breach; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if the Company or Company OP is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach would result in the failure to be satisfied of the conditions set forth in Section 6.3(a) or (b);

(g)            by Parent, upon written notice to the Company, if either the Company or Company OP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in each case, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing on the Closing Date, (i) would result in the failure to be satisfied of the conditions set forth in Section 6.3(a) or (b) and (ii) cannot be or has not been cured by the earlier of (A) the date that is five Business Days prior to the Outside Date and (B) 30 days after the giving of written notice to Company of such breach; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(g) if Parent, Merger Sub I or Merger Sub II is then in breach of any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach would result in the failure to be satisfied of the conditions set forth in Section 6.2(a) or (b); or

(h)            by either the Company or Parent, if the Company Required Stockholders Vote shall not have been obtained upon a vote taken thereon at the duly convened Company Stockholders Meeting or at any adjournment or postponement thereof made in compliance with the terms of this Agreement, in each case at which a vote on obtaining the Company Required Stockholders Vote was taken.

Section 7.2             Effect of Termination.  Subject to Section 7.3, in the event of the termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, Company OP, Parent, Merger Sub I or Merger Sub II or their respective officers or directors, except (a) with respect to Section 5.2(b), Section 5.7, the last two sentences of Section 5.15, Section 5.16(b), this Section 7.2, Section 7.3 and Article VIII and (b) for the Confidentiality Agreement, which shall survive such termination, and except that (i) no Party shall be relieved or released from any liabilities or damages arising out of its Fraud or Willful Breach of this Agreement or any other Transaction Agreement or (ii) no such termination shall relieve the Company of its obligation to pay the Company Termination Fee or Parent of its obligations to pay the Parent Termination Fee if, as and when required pursuant to Section 7.3.

Section 7.3             Termination Fees.

(a)            Company Termination Fee.

(i)              If the Company shall terminate this Agreement pursuant to Section 7.1(d), then the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent substantially concurrently with and as a condition to the effectiveness of such termination.

(ii)             If Parent shall terminate this Agreement pursuant to Section 7.1(e), then the Company shall pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent within three Business Days after termination of this Agreement.

(iii)            In the event that (A) after the date hereof a bona fide Acquisition Proposal with respect to the Company shall have been publicly announced or shall have become publicly disclosed and shall not have been publicly withdrawn without qualification at least two Business Days prior to the Company Stockholders Meeting (or, in the case of termination pursuant to Section 7.1(c), the Outside Date, or in the case of termination pursuant to Section 7.1(g), the date of the applicable breach), (B) thereafter this Agreement is terminated (1) by Parent or the Company pursuant to Section 7.1(h), or by Parent or the Company pursuant to Section 7.1(c) and at such time Parent could have terminated pursuant to Section 7.1(h), or (2) by Parent pursuant to Section 7.1(g), and (C) prior to the date that is 12 months after the date of such termination, the Company either (1) consummates a transaction of a type set forth in the definition of “Acquisition Proposal” or (2) enters into a definitive Acquisition Agreement with respect to an Acquisition Proposal and such transaction is later consummated, then the Company shall, on the date such transaction is consummated, pay to Parent the Company Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent (provided that, for purposes of this clause (C), each reference to “25% or more” in the definitions of “Acquisition Proposal” and “Acquisition Agreement” shall be deemed to be a reference to “50.1% or more”). In no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(iv)            As used herein, the “Company Termination Fee” shall be an amount in cash equal to $96,000,000.

(v)             In circumstances where the Company Termination Fee is paid in accordance with this Section 7.3, Parent’s receipt of the Company Termination Fee from or on behalf of the Company shall be Parent’s, Merger Sub I’s and Merger Sub II’s and their respective Affiliates’, successors’ and assigns’ sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable laws or otherwise) against the Company and its Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, shareholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the Mergers or the other transactions contemplated by this Agreement to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall also be obligated with respect to Section 7.3(c)); provided, however, that no such payment shall relieve the Company Related Parties of any liabilities or damages resulting from any Fraud or Willful Breach of a Transaction Agreement that occurs prior to the termination of this Agreement.

(b)            Parent Termination Fee.

(i)              In the event that (A) either Parent or the Company terminates this Agreement pursuant to Section 7.1(b) and, at the time of such termination, any of the conditions set forth in Section 6.1(b) or Section 6.1(c) shall not have been satisfied or waived (to the extent permitted by applicable Law) or (B) either Parent or the Company terminates this Agreement pursuant to Section 7.1(c) and, in the case of this clause (B), at the time of such termination, all of the conditions set forth in Section 6.1(a) and Section 6.3 shall have been satisfied or waived (to the extent permitted by applicable Law) (other than such conditions that are by their nature or terms to be satisfied by actions taken at the Closing; provided, that (1) such conditions could be satisfied if the Closing were to occur on the date of such termination, and (2) a breach by the Company of its obligations under Section 5.3 is not the primary cause of the Restraint giving rise to the termination right under Section 7.1(b) or the failure of any of the conditions set forth in Section 6.1(b) or Section 6.1(c) to be satisfied prior to the Outside Date) then Parent shall pay, or cause to be paid, to the Company an amount equal to $154,000,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by the Company within three Business Days after termination of this Agreement. In no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(ii)             In circumstances where the Parent Termination Fee is paid in accordance with this Section 7.3, the Company’s receipt of the Parent Termination Fee from or on behalf of the Parent shall be the Company’s and its Affiliates’, successors’ and assigns’ sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable laws or otherwise), against Parent, Merger Sub I and Merger Sub II and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, shareholders, members, managers, directors, officers, employees, agents, Affiliates or assignees (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the Mergers or the other transactions contemplated by this Agreement to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement, the Equity Commitment Letter or the transactions contemplated by this Agreement or the Equity Commitment Letter, other than with respect to the Confidentiality Agreement, Section 5.2(b), Section 5.7, the last two sentences of Section 5.15, Section 5.16(b) and the obligations under the second sentence of Section 7.3(c); provided, however, that no such payment shall relieve the Parent Related Parties of any liabilities or damages resulting from any Fraud or Willful Breach of this Agreement or the Equity Commitment Letter that occurs prior to the termination of this Agreement.

(c)            Each of the Parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to promptly pay any amount due pursuant to Section 7.3 in accordance with its terms and the other party commences any Action that results in a judgment or order in its favor for such payment, the paying party shall pay or cause to be paid to the other party its costs and expenses (including reasonable and documented out-of-pocket attorney’s fees and expenses) in connection with such Action, together with the interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate as published by The Wall Street Journal in effect on the date such payment was required to be made. Each of the Parties acknowledges that the Company Termination Fee or the Parent Termination Fee is not a penalty, but rather are liquidated damages in a reasonable amount that will compensate Parent in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision. Prior to the receipt by a party of the Company Termination Fee or the Parent Termination Fee in accordance herewith, the Parties further acknowledge that the right to receive the Company Termination Fee or Parent Termination Fee shall not limit or otherwise affect any Party’s right to specific performance prior to the termination of this Agreement as provided in Section 8.10.

Article VIII
GENERAL PROVISIONS

Section 8.1             Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the LLC Merger Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Company Merger Effective Time or which otherwise by their terms survive the termination of this Agreement or the Company Merger Effective Time.

Section 8.2             Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) upon personal delivery to the Party to be notified, (b) when received when sent by email to the Party to be notified (without a bounce-back message); or (c) when delivered by a courier (with confirmation of delivery), in each case to the Party to be notified at the following address (or to such other address as a Party shall specify in written notice to the other Parties):

if to the Company or Company OP, to:

DigitalBridge Group, Inc.
590 Madison Ave., 34th Floor
New York, New York 10022
Attention:      Chief Legal Officer
E-mail:            legal@digitalbridge.com

with copies (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave

New York, NY 10017

Attention:      Elizabeth A. Cooper

Matthew B. Rogers

Matthew T. Gabbard
E-mail:            ecooper@stblaw.com

mrogers@stblaw.com

matthew.gabbard@stblaw.com

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:      Thomas W. Christopher

O. Keith Hallam, III

Neeta Sahadev

E-mail:            thomas.christopher@whitecase.com

keith.hallam@whitecase.com

neeta.sahadev@whitecase.com

if to Parent, Merger Sub I or Merger Sub II, to:

Duncan Holdco LLC
300 El Camino Real

Menlo Park, CA 94025
Attention:      Legal Department

Telephone:    650-562-8120

E-mail:            dl-sbsp-notice@softbank.com

with copies (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:      Robert G. DeLaMater

Matthew B. Goodman

Eric M. Diamond

E-mail:            delamaterr@sullcrom.com

goodmanm@sullcrom.com

diamonde@sullcrom.com

Morrison & Foerster LLP
Shin-Marunouchi Building, 29th Floor

5-1, Marunouchi 1-chome

Chiyoda-ku, Tokyo 100-6529
Attention:      Kenneth A. Siegel

E-mail:            ksiegel@mofo.com

Morrison & Foerster LLP
425 Market Street

San Francisco, CA 94105
Attention:      Erik G. Knudsen

Joseph P. Sulzbach

E-mail:            eknudsen@mofo.com

jsulzbach@mofo.com

Section 8.3             Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The rule known as the ejusdem generis rule shall not apply, and accordingly, general words introduced by the word “other” shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things. The words “or” and “any” are not exclusive unless clearly described as such, including by reference to “either.” The words contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such words. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.” References to “$” and “dollars” are to the currency of the United States of America. Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material,” a “Parent Material Adverse Effect” or a “Company Material Adverse Effect” under this Agreement. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The words “made available to Parent” and words of similar import refer to documents (a) posted in the online dataroom(s) hosted by Intralinks for Project Duncan by or on behalf of the Company 2:00 a.m. (New York City time) on December 29, 2025 or (b) delivered in person or electronically to Parent, Merger Sub I, Merger Sub II or their respective Representatives by 2:00 a.m. (New York City time) on December 29, 2025. All accounting terms used and not defined herein shall have the same respective meanings given to them under GAAP. All references to any (i) statute include the rules and regulations promulgated thereunder and all applicable, guidance, guidelines, bulletins or policies issued or made in connection therewith by a Governmental Entity and (ii) Law shall be a reference to such Law as amended, re-enacted, consolidated or replaced as of the applicable date or during the applicable period of time, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such Law as of such date. Except as expressly stated otherwise, any Contract defined or referred to herein or in any schedule that is referred to herein means such Contract as from time to time amended, modified or supplemented (to the extent permitted by the applicable provisions thereof and this Agreement), including by waiver or consent, together with any addenda, schedules or exhibits to, any purchase orders or statements of work governed by, and any “terms of services” or similar conditions applicable to, such agreement. The word “shall” denote a directive and obligation, and not an option, and the word “will” shall be construed to have the same meaning and effect as the word “shall.” When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

Section 8.4             Counterparts. This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the parties need not sign the same counterpart. Signatures to this Agreement transmitted by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.5             Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and the instruments referred to herein), the Regulatory Efforts Agreement and the Equity Commitment Letter constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement.  Except (a) as provided in Section 5.8 (Exculpation; Indemnification; Directors’ and Officers’ Insurance), which shall inure to the benefit of the Persons benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein or (b) as otherwise expressly provided herein, nothing in this Agreement is intended to confer upon any person other than the Parties or their respective heirs, successors, executors, administrators and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.6             Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Maryland (without giving effect to choice of law principles thereof or of any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Maryland).

Section 8.7             Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the economic benefits of the Mergers that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.8             Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. No assignment will relieve Parent, Merger Sub I or Merger Sub II of any of their respective obligations hereunder. Subject to the immediately preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 8.9             Submission to Jurisdiction. Each of the Parties hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Circuit Court for Baltimore City, Maryland, Business and Technology Case Management Program or if (and only if) such court shall not have jurisdiction, U.S. District Court for the District of Maryland, Northern Division, and any appellate court from any appeal thereof for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action, suit or proceeding except in such courts, (b) agrees that any claim in respect of any such action, suit or proceeding may be heard and determined in the Circuit Court for Baltimore City, Maryland or, in such Federal court, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action, suit or proceeding in the Circuit Court for Baltimore City, Maryland or such Federal court, (d) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action, suit or proceeding in the Circuit Court for Baltimore City, Maryland or such Federal court and (e) consents to, and agrees to cooperate with regard to, the assignment of any suit, action, or other proceeding brought in the Circuit Court for Baltimore City, Maryland to the Business and Technology Case Management Program of such Court pursuant to Maryland Rule 16-308 (or any successor thereof). Each of the Parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by registered mail to such Party at its address set forth in Section 8.2 (Notices), such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section shall affect the right of any Party to serve legal process in any other manner permitted by Law. However, nothing in this Agreement will affect the right of any Party to serve process on any other Party in any other manner permitted by law.

Section 8.10           Specific Enforcement. The Parties agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 7.3 (Termination Fees)), even if available, would not be an adequate remedy would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the Mergers and the transactions contemplated hereby. Subject to the following sentence, the Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches and threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 8.9 (Submission to Jurisdiction) without proof of the inadequacy of money damages as a remedy, this being in addition to any other remedy to which they are entitled under this Agreement, the Regulatory Efforts Agreement or the Equity Commitment Letter and (b) the right of specific enforcement is an integral part of the transactions contemplated hereby and without that right neither the Company nor Parent would have entered into this Agreement. The Parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid or contrary to Law, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the Parties otherwise have an adequate remedy at Law. The Parties acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.10 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 8.11           WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ITS RIGHTS TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO OR CONNECTED WITH THIS AGREEMENT, THE REGULATORY EFFORTS AGREEMENT, THE EQUITY COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS Section 8.11.

Section 8.12           Amendment. At any time prior to the Company Merger Effective Time, this Agreement may be amended by the Parties, by an instrument in writing signed on behalf of each of the Parties; provided, that after the Company Required Stockholders Vote is obtained, if any such amendment requires further approval by the stockholders of the Company under applicable Law or in accordance with the rules and regulations of the New York Stock Exchange, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company.

Section 8.13           Extension; Waiver. At any time prior to the LLC Merger Effective Time, the Parties, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure or delay of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

Section 8.14           Non-Recourse. This Agreement may only be enforced against, and any Action that may be based upon, in respect of, arise under, out of or by reason of, be connected with or relate in any manner to this Agreement, or the negotiation, execution, performance or breach, of this Agreement, including, any representation or warranty made or alleged to have been made, in connection with or as an inducement to, this Agreement (each of such above-described legal, equitable or other theories or sources of liability, a “Recourse Theory”) may only be made or asserted against (and are expressly limited to) the Persons that are expressly identified as Parties in the preamble to and signature pages of this Agreement and solely in their capacities as such. No Person who is not a Party (including, (a) any former, current or future direct or indirect equity holder, controlling Person, management company, incorporator, member, partner, manager, director, officer, employee, agent, Affiliate, assignee, attorney or representative of, and any financial advisor or lender to (all above-described Persons in this sub-clause (a), collectively, “Affiliated Persons”) a Party or any Affiliate of such Party, and (b) any Affiliated Persons of such Affiliated Persons but specifically excluding the Parties (the Persons in sub-clauses (a) and (b), together with their respective successors, assigns, heirs, executors or administrators, collectively, but specifically excluding the Parties, the “Non-Parties”)) will have any liability whatsoever in respect of, based upon or arising out of any Recourse Theory under this Agreement. Without limiting the rights of any Party against the other Parties as set forth herein, in no event will any Party, any of its Affiliates or any Person claiming by, through or on behalf of any of them institute any Action under any Recourse Theory against any Non-Party.

Article IX
DEFINITIONS

As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement permitted by Section 5.4(b) between a third party and the Company which (a) have provisions that are not materially less restrictive in the aggregate to such third party than the provisions in the Confidentiality Agreement are on Parent, provided that such agreement need not contain any standstill or similar provision prohibiting the making of an Acquisition Proposal or any inquiry or proposal that would reasonably be expected to lead to an Acquisition Proposal and (b) shall not restrict the Company from providing the information required to be provided to Parent pursuant to this Agreement, including Section 5.4.

“Acquisition Agreement” has the meaning set forth in Section 5.4(a).

“Acquisition Proposal” means any inquiry, indication of interest, proposal or offer made by any person (other than Parent, Merger Sub I, Merger Sub II, or any Affiliate thereof) or group (as defined in Section 13(d)(3) of the Exchange Act) (a) to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (i) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of 25% or more of the shares of Company Common Stock pursuant to a merger, consolidation or other business combination, recapitalization, sale of shares of capital stock, tender offer, exchange offer or similar transaction, or (ii) any one or more assets or businesses of the Company and its Subsidiaries that generated 25% or more of the consolidated revenues or net income of the Company and its subsidiaries taken as a whole during the twelve month period ended September 30, 2025 or that constitute 25% or more of the assets of the Company and its subsidiaries, taken as a whole as the date hereof; (b) to issue, sell or dispose, directly or indirectly, securities (or options, rights, or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 25% or more of the voting power of the Company; (c) enter into any other transaction involving the Company or its subsidiaries pursuant to which any person (as defined in Section 13(d)(3) of the Exchange Act) or group would have beneficial ownership (as defined pursuant to Section 13(d)(3) of the Exchange Act) of securities representing 25% or more of the total outstanding securities of the Company (by vote or economic interests) after giving effect to the consummation of such transaction; or (d) any combination of the foregoing (in each case, other than the transactions contemplated hereby).

“Action” has the meaning set forth in Section 3.1(f).

“Adviser Compliance Policies” has the meaning set forth in Section 3.1(e)(xiv).

“Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder by the SEC.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by Contract or otherwise; provided, that (a) no Fund, Portfolio Company (or investment vehicle through which any Fund holds its interest in such Portfolio Company), or Subsidiary of any of the foregoing, shall be deemed to be an Affiliate of the Company or Company OP except for purposes of the definition of “Regulatory Laws” and (b) no Parent Fund or Person in which any Parent Fund holds any direct or indirect investment shall be deemed to be an Affiliate of Parent.

“Affiliated Persons” has the meaning set forth in Section 8.14.

“Agreement” has the meaning set forth in the Preamble.

“AI Inputs” means any and all data, content, or materials of any nature used to train, validate, test, improve, or deploy any AI Technology.

“AI Technology” means any artificial intelligence, machine learning, deep learning or other similar technologies.

“Anti-Corruption Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, and Laws of other countries relating to the prevention of corruption, money laundering, and bribery, including those implementing the OECD Convention on Combating Bribery of Foreign Officials.

“Applicable Jurisdictions” has the meaning set forth in Section 6.1(c).

“Articles of Merger” has the meaning set forth in Section 1.1(a)(ii).

“Bankruptcy and Equitable Exception” has the meaning set forth in Section 3.1(c)(i).

“Barclays” has the meaning set forth in Section 3.1(y).

“Base Date” means September 30, 2025.

“Base Date Revenue Run Rate” means the aggregate annualized run rate revenue of all Fee-Paying Clients as of the Base Date as set forth on Section 3.1(i)(ii) of the Company Disclosure Letter.

“Benefit Plan” means each compensation or benefit plan, program, policy, agreement or other arrangement, including each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), including each bonus, cash- or equity-based incentive, deferred compensation, stock purchase, health, medical, dental, disability, accident, life insurance, or vacation, paid time off, perquisite, fringe benefit, severance, change of control, retention, employment, separation, retirement, pension, or saving, plan, program, policy, agreement or arrangement, in each case, whether or not in writing and whether or not funded, but excluding any plan, program, agreement, or arrangement that is sponsored, mandated, required to be contributed to, or maintained by a Governmental Entity.

“Board of Directors” means the board of directors of the Company.

“Book-Entry Common Share” has the meaning set forth in Section 2.1(b).

“Book-Entry Securities” has the meaning set forth in Section 2.1(f)(iii).

“Burdensome Condition” means taking any action, or accepting any term or restriction that would: (a) require Parent or any of its Affiliates to take any action that would violate any Law applicable to Parent or any of its Affiliates; (b) require Parent or any of its Affiliates to sell, license, divest, or dispose of any assets, entities, or businesses of Parent or any of its Affiliates, (c) require Parent or any of its Affiliates, or the Company or any of its Affiliates, to sell, license, divest, or dispose of material assets, entities, or businesses of the Company, its Subsidiaries, or any of the Portfolio Companies listed on Section 9.1(c) of the Company Disclosure Letter (a “Specified Portfolio Company”), if such sale, license, divesture or disposal of assets, entities, or businesses of the Company, its Subsidiaries, or any of the Specified Portfolio Companies would result in a material adverse effect following the Closing on (i) the Company and its Subsidiaries, taken as a whole, or (ii) the Specified Portfolio Companies, taken as a whole; (d) place the Company, any of its Subsidiaries, or Specified Portfolio Companies into a voting trust, or cause the Company, any of its Subsidiaries or Specified Portfolio Companies to become subject to (i) a proxy agreement or special security agreement, or (ii) an equivalent structure that would cede to a third party, including any Governmental Entity, the direction or control of (A) the Company and its Subsidiaries that, in the case of this clause (A) would be material to the Company and its Subsidiaries taken as a whole, (B) the Specified Portfolio Companies, that, in the case of this clause (B) would be material to the Specified Portfolio Companies, taken as a whole, or (C) the Company and its Subsidiaries’ investment advisory business consistent with applicable investment advisory laws; (e) prohibit Parent or its Affiliates from receiving business and technical information, to the extent permitted by applicable Law, from the Company, its Subsidiaries and the Specified Portfolio Companies, that is material to (i) the Company and its Subsidiaries, taken as a whole, or (ii) the Specified Portfolio Companies, taken as a whole, in each case insofar as the foregoing restrictions relate to Parent’s, its Affiliates or such Specified Portfolio Company’s activities in the United States, European Union and Japan; (f) terminate, assign, or substantially amend any existing contractual relationships or contractual rights or obligations of Parent, Parent’s Affiliates, the Company, the Company’s Subsidiaries or the Portfolio Companies if any such termination, assignment, or substantial amendment would result in a material adverse effect following the Closing on the Company and its Subsidiaries, taken as a whole, or Parent and its Affiliates, taken as a whole; or (g) require that Parent or its Affiliates accept any material term or restriction that relates to any assets, properties, businesses or operations of Parent or its Affiliates other than the Company, its Subsidiaries and its Portfolio Companies.

“Business Day” means any day ending at 11:59 p.m. (Eastern Time) other than a Saturday, Sunday or other day on which the banks in New York, Maryland or Tokyo, Japan are authorized by Law or executive order to be closed.

“Cancelled Shares” has the meaning set forth in Section 2.1(e).

“Cancelled Units” has the meaning set forth in Section 2.1(f)(iv).

“Capitalization Date” has the meaning set forth in Section 3.1(b)(i).

“Carried Interest” shall mean all direct and indirect rights with respect to carried interest, incentive fees, performance fees and other similar payments, distributions and allocations based, in whole or in part, on the investment performance of a Fund or other Client (excluding a return of capital, unrealized losses and allocable expenses and any return thereon).

“Carry Vehicle” means DCP I Management Participants LLC, DC Partners Management (Cayman) LP and Colony Capital Master GP, LP.

“Certificates” has the meaning set forth in Section 2.1(f)(iii).

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

“CFIUS Approval” means, in the event that the parties have filed a CFIUS Declaration pursuant to 31 C.F.R. § 800.401 or 31 C.F.R. § 800.402, that CFIUS has issued written notice that (a) the transactions contemplated hereby are not a “covered transaction” pursuant to the DPA, (b) it has concluded all action under the DPA, or (c) it is not able to complete action under the DPA with respect to the transactions contemplated hereby on the basis of the CFIUS Declaration but has not requested that the parties submit a CFIUS Notice (and Parent has determined not to file a CFIUS Notice and CFIUS has not initiated a unilateral review); and, in the event that the parties have filed a CFIUS Notice pursuant to 31 C.F.R. § 800.501 that (i) CFIUS has issued a written notification issued that it has determined that (A) the transactions contemplated hereby are not a “covered transaction” pursuant to the DPA or (B) there are no unresolved national security concerns with respect to the transactions contemplated hereby and CFIUS has concluded all action with respect to its review (or, if applicable, investigation) of the transactions contemplated hereby, or (ii) if CFIUS has sent a report to the President of the United States requesting the President’s decision with respect to the transactions contemplated hereby, then either (A) the period under the DPA during which the President may announce his decision to take action to suspend or prohibit the transactions contemplated hereby has expired without any such action being announced or taken, or (B) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated hereby.

“CFIUS Declaration” has the meaning set forth in Section 5.3(c).

“CFIUS Notice” has the meaning set forth in Section 5.3(c).

“Change in Company Recommendation” has the meaning set forth in Section 5.4(b)(iii).

“Client” means any Person to which the Company or any of its Subsidiaries provides (or, during the relevant period, provided) Investment Management Services.

“Client Consent” has the meaning set forth in Section 5.12.

“Client Governing Body” has the meaning set forth in Section 5.12(a).

“Client Governing Body Consent” has the meaning set forth in Section 5.12(a).

“Client Investor” has the meaning set forth in Section 5.12(a).

“Client Investor Consent” has the meaning set forth in Section 5.12(a).

“Closing” has the meaning set forth in Section 1.2.

“Closing Consenting Revenue Run Rate” means the aggregate Base Date Revenue Run Rate attributable to Consenting Fee-Paying Clients.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” means the Internal Revenue Code of 1986.

“Common Stock Certificate” has the meaning set forth in Section 2.1(b).

“Common Stock Consideration” has the meaning set forth in Section 2.1(b).

“Communications Act” means the Communications Act of 1934, and the rules, regulations, and published policies, procedures, orders and decisions of the FCC.

“Communications Laws” means (a) the Communications Act and (b) the State Telecommunications Laws.

“Company” has the meaning set forth in the Preamble.

“Company 401(k) Plan” has the meaning set forth in Section 5.6(c).

“Company Benefit Plans” means any Benefit Plans sponsored, maintained or contributed to by the Company or any of its Subsidiaries.

“Company Cash” has the meaning set forth in Section 2.2(a).

“Company Charter” has the meaning set forth in Section 2.4.

“Company Class A Common Stock” has the meaning set forth in Section 2.1(b).

“Company Class B Common Stock” has the meaning set forth in Section 2.1(b).

“Company Common Stock” has the meaning set forth in Section 2.1(b).

“Company D&O Insurance” has the meaning set forth in Section 5.8(c).

“Company Disclosure Letter” has the meaning set forth in Section 3.1.

“Company DSU Award” means an award of deferred stock units relating to shares of Company Common Stock granted under the Company Equity Incentive Plan.

“Company Employee” has the meaning set forth in Section 5.6(a).

“Company Equity Awards” has the meaning set forth in Section 2.5(g).

“Company Equity Incentive Plan” means individually, each of the DigitalBridge Group, Inc. 2014 Omnibus Stock Incentive Plan and DigitalBridge Group, Inc. 2024 Omnibus Stock Incentive Plan, and collectively, both of the foregoing, in ease case, as applicable.

“Company Financial Advisors” has the meaning set forth in Section 3.1(y).

“Company Intellectual Property” means any Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Company IT Assets” means the IT Assets that are owned or otherwise used by the Company or any of its Subsidiaries in connection with the businesses of the Company and its Subsidiaries.

“Company Lease” means each lease, sublease and other agreement (including all amendments, extensions, renewals, and other similar agreements with respect thereto) under which the Company or any of its Subsidiaries leases or subleases (in each case as tenant, subtenant or by other occupancy arrangement) real property.

“Company Material Adverse Effect” means any event, development, change, circumstance, condition, state of facts, occurrence or effect (“Effect”) that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, financial condition, properties, assets, operations, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that, no Effects to the extent resulting from the following, either alone or in combination, shall constitute a Company Material Adverse Effect or be taken into account in determining whether a Company Material Adverse Effect has occurred, is occurring or would reasonably be expected to occur: (a) general changes in or with respect to the economy or the banking, credit, capital, securities or financial markets in the United States or elsewhere in the world, including supply chain disruptions, labor shortages, or changes in inflation, prevailing interest rates, credit availability and liquidity, currency exchange rates or price levels or trading volumes in the United States or foreign securities or credit markets; (b) conditions (or changes therein) generally affecting the industries or geographic regions in which the Company or any of its Subsidiaries operates; (c) any political or geopolitical conditions, any anti-dumping actions, international tariffs, sanctions, trade policies or disputes or any “trade war” or similar actions (including in connection with any dispute involving the Russian Federation and Ukraine), outbreak of hostilities, armed conflicts, acts of war (whether or not declared), rebellion, insurrection, sabotage, terrorism or military actions, civil unrest, protests, riots or public disorders, cyberattack or cyberterrorism (in each case that generally affects the industry or region in which the Company operates and is not specifically targeted at the Company or any of its Subsidiaries), including any escalation or worsening of the foregoing, or any law or sanction, mandate, directive, pronouncement, guideline or recommendation issued by a Governmental Entity in response to the foregoing, in each case, in the United States or any other country or region of in the world; (d) any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, weather, condition, explosion or fire or other force majeure event or act of God, or any escalation or worsening of any of the foregoing; (e) the negotiation, execution, announcement, performance, consummation or existence of this Agreement or the transactions contemplated hereby, including (i) the identity of Parent or any of its Affiliates or any communication by Parent or any of its Affiliates regarding their plans or intentions with respect to the conduct of the business of the Company or any of its Subsidiaries after the Closing and (ii) any Action threatened or initiated by current or former equityholders of the Company or Company OP against Parent, Merger Sub I, Merger Sub II, the Company or any of their respective Affiliates, officers or directors, in each case, to the extent arising out of or relating to this Agreement or the transactions contemplated hereby (it being understood that this clause (e) shall not apply with respect to Section 3.1(c)(ii) or Section 3.1(c)(iii) (or for purposes of the condition set forth in Section 6.3(a) with respect to such representations) to the extent the purpose of such representation or warranty is to address the consequences of the execution of this Agreement or the consummation of the transactions contemplated hereby); (f) changes in GAAP or in any applicable Law; (g) any failure by the Company or any of its Subsidiaries to meet any internal or public budgets, projections, forecasts or predictions of financial performance for any period (it being understood that any underlying facts giving rise or contributing to such failure or changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether a Company Material Adverse Effect has occurred, is occurring or would reasonably be expected to occur); (h) any termination of Client accounts or change in assets under management, fee related earnings margin or fee-earning equity under management in respect of any Fund or other Client (it being understood that any underlying facts giving rise or contributing to such terminations or changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether a Company Material Adverse Effect has occurred, is occurring or would reasonably be expected to occur), (i) changes in the trading price or trading volume of the Company’s equity securities or a credit ratings downgrade or change in ratings outlook (it being understood that any underlying facts giving rise or contributing to such change or downgrade that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether a Company Material Adverse Effect has occurred, is occurring or would reasonably be expected to occur); (j) any outbreak of illness, epidemic, pandemic, plague or other public health event, or worsening of any of the foregoing; (k) the taking of any actions, or the failure to take any actions (i) required or expressly contemplated to be taken or not taken by the Company or any of its Subsidiaries pursuant to this Agreement (except for any obligation to operate in the Ordinary Course of Business) or (ii) by the Company or any of its Subsidiaries at Parent’s written request by or with Parent’s written consent from the individuals set forth on Section 9.1(a) of the Parent Disclosure Letter (only after disclosure to Parent of all material and relevant facts and circumstances); or (l) the availability or cost of equity, debt or other financing to Parent or any Merger Sub; provided that, with respect to clauses (a), (b), (c), (d), (f) and (j) of this definition, such Effect shall be taken into account in determining whether a “Company Material Adverse Effect” has occurred, is occurring or would reasonably be expected to occur to the extent, and only to the extent, that it has a material and disproportionately adverse effect on the Company and its subsidiaries, taken as a whole, relative to similarly situated participants in the industries in which the Company and its Subsidiaries operate and then solely to the extent of any such disproportionality.

“Company Material Contract” has the meaning set forth in Section 3.1(h).

“Company Maximum Premium” has the meaning set forth in Section 5.8(c).

“Company Merger” has the meaning set forth in Section 1.1(a)(i).

“Company Merger Effective Time” has the meaning set forth in Section 1.1(a)(ii).

“Company OP” has the meaning set forth in the Preamble.

“Company OP Common Unit” has the meaning assigned to “Membership Common Unit” in the Company OP LLC Agreement.

“Company OP Junior Unit” has the meaning assigned to “Company Junior Unit” in the Company OP LLC Agreement.

“Company OP LLC Agreement” means the Third Amended and Restated Limited Liability Company Agreement of Company OP, dated as of January 10, 2017, as amended.

“Company OP LTIP Unit” means a partnership interest in Company OP that has been designated as an “LTIP Unit”.

“Company OP LTIP Unit Award” means an award of Company OP LTIP Units granted pursuant to the Company Equity Incentive Plan.

“Company OP Minority Member” has the meaning set forth in Section 2.1(f)(iii).

“Company OP Preferred Unit” has the meaning assigned to “Company Preferred Unit” in the Company OP LLC Agreement.

“Company OP Series D Preferred Unit” has the meaning assigned to “Series D Company Preferred Unit” in the Company OP LLC Agreement.

“Company OP Series E Preferred Unit” has the meaning assigned to “Series E Company Preferred Unit” in the Company OP LLC Agreement.

“Company OP Series G Preferred Unit” has the meaning assigned to “Series G Company Preferred Unit” in the Company OP LLC Agreement.

“Company OP Series H Preferred Unit” has the meaning assigned to “Series H Company Preferred Unit” in the Company OP LLC Agreement.

“Company OP Series I Preferred Unit” has the meaning assigned to “Series I Company Preferred Unit” in the Company OP LLC Agreement.

“Company OP Series J Preferred Unit” has the meaning assigned to “Series J Company Preferred Unit” in the Company OP LLC Agreement.

“Company OP Units” means, collectively, the Company OP Common Units and the Company OP Preferred Units.

“Company Preferred Stock” means, collectively, the Company Series H Preferred Stock, the Company Series I Preferred Stock and the Company Series J Preferred Stock.

“Company PSU Award” means an award of performance-based restricted stock units relating to shares of Company Common Stock granted under the Company Equity Incentive Plan.

“Company Recommendation” has the meaning set forth in Section 5.1(e).

“Company Regulatory Agreement” has the meaning set forth in Section 3.1(e)(xi).

“Company Related Parties” has the meaning set forth in Section 7.3(a)(v).

“Company Required Stockholders Vote” has the meaning set forth in Section 3.1(o).

“Company Restricted Stock Award” means an award of shares of Company Common Stock subject to vesting and/or repurchase conditions granted under the Company Equity Incentive Plan.

“Company RSU Award” means an award of time-based restricted stock units relating to shares of Company Common Stock granted under the Company Equity Incentive Plan.

“Company SEC Documents” has the meaning set forth in Section 3.1(d)(i).

“Company Series H Preferred Stock” means the 7.125% Series H Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, of the Company.

“Company Series I Preferred Stock” means the 7.15% Series I Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, of the Company.

“Company Series J Preferred Stock” means the 7.125% Series J Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, of the Company.

“Company Specified Award” means each Company Restricted Stock Award, Company RSU Award and Company PSU Award, as applicable, granted under the Company Equity Incentive Plan that is vested but not yet settled as of immediately prior to the Company Merger Effective Time (for the avoidance of doubt, excluding any Company Restricted Stock Award, Company RSU Award and Company PSU Award that vests effective as of the Company Merger Effective Time in accordance with its terms).

“Company Stockholders Meeting” has the meaning set forth in Section 5.1(e).

“Company Termination Fee” has the meaning set forth in Section 7.3(a)(iv).

“Company Warrant” means those certain warrants issued by the Company to Wafra Strategic Holdings LP on July 17, 2020, to purchase up to 1,338,000 shares of the Company’s Class A Common Stock.

“Competition Law(s)” means the HSR Act (and any similar Law enforced by any Governmental Antitrust Entity regarding preacquisition notifications for the purpose of competition reviews), the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and all other federal, state, foreign, multinational or supranational antitrust, competition or trade regulation statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.

“Confidentiality Agreement” has the meaning set forth in Section 5.2(b).

“Consent Request” has the meaning set forth in Section 5.12(a).

“Consent Requirement” has the meaning set forth in Section 5.12.

“Consenting Fee-Paying Client” means each Fee-Paying Client whose Client Consent shall have been obtained or be deemed to be obtained, as applicable, in accordance with Section 5.12 (including pursuant to Negative Consent, as applicable).

“Consents” has the meaning set forth in Section 5.3(b).

“Contract” means any contract, agreement, lease, note, bond, mortgage, indenture or other binding instrument.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, or (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

“Converted Shares” has the meaning set forth in Section 2.1(e).

“Converted Units” has the meaning set forth in Section 2.1(f)(ii).

“Credit Funds” means DigitalBridge Credit (Onshore), LP (together with its parallel vehicles, DigitalBridge Credit (Offshore), LP, DigitalBridge Credit (Ont), LP and DigitalBridge Credit Lux, SCSp) and DigitalBridge Credit II (Onshore), LP (together with its parallel vehicles, DigitalBridge Credit II (Offshore), LP and DigitalBridge Credit II (Ont), LP).

“Disqualifying Events” has the meaning set forth in Section 3.1(e)(vii).

“Dissenting Shares” has the meaning set forth in Section 2.4.

“DLLCA” has the meaning set forth in Section 1.1(b)(i).

“DOL” has the meaning set forth in Section 3.1(bb)(i).

“DPA” means Section 721 of the Defense Production Act of 1950 (50 U.S.C. § 4565), including, for the avoidance of doubt, the rules codified at 31 C.F.R. Parts 800-802.

“DSS” has the meaning set forth in Section 1.1(b)(ii).

“DTC” has the meaning set forth in Section 2.2(b)(iv).

“EDGAR” has the meaning set forth in Section 3.1.

“Effect” has the meaning set forth in the definition for “Company Material Adverse Effect”.

“Environmental Laws” means any Law relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, or any other natural resource), including any such Law relating to the exposure to, or the use, storage, transportation, handling, recycling, generation, processing, release, discharge or disposal, of Hazardous Materials.

“Equity Commitment Letter” means, the executed equity commitment letter, dated as of the date hereof, addressed to Parent from the Equity Investor.

“Equity Financing” has the meaning set forth in Section 3.2(f).

“Equity Investor” means SoftBank Group Overseas GK, a Japanese limited liability company.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” has the meaning set forth in Section 3.1(c)(iii).

“Existing Notes Facilities” means, collectively, the Term Notes and the Variable Funding Notes.

“FCC” means the Federal Communications Commission, or any bureau thereof acting on delegated authority, or any successor agency.

“FCC Approval” has the meaning set forth in Section 5.3(b).

“Fee-Paying Client” means a Client from which the Company or any Subsidiary receives or is entitled to receive, directly or indirectly, management fees, performance fees, incentive allocations or other revenues of any kind.

“Fee-Paying Client Consent Percentage” means a fraction (expressed as a percentage), the numerator of which is the Closing Consenting Revenue Run Rate and the denominator of which is the Base Date Revenue Run Rate.

“FERC” means the Federal Energy Regulatory Commission, or any bureau thereof acting on delegated authority, or any successor agency.

“Flagship Funds” means DigitalBridge Partners, LP (together with DigitalBridge Partners (Offshore), LP), DigitalBridge Partners II, LP (together with DigitalBridge Partners II Lux, SCSp) and DigitalBridge Partners III, LP (together with DigitalBridge Partners III Lux, SCSp).

“FPA” means the Federal Power Act, 16 U.S.C. §§ 791a, et seq., and FERC’s implementing rules and regulations promulgated thereunder.

“Fraud” means that a Party committed actual and intentional common law fraud under Delaware common law with respect to making of its representations and warranties expressly set forth in this Agreement with the intent to induce Parent and Merger Subs, in the case of the Company, or the Company, in the case of Parent and Merger Subs, to rely thereon (or with the expectation that such other Party would rely thereon) to enter into this Agreement and, for the avoidance of doubt, does not include constructive fraud or other claims based on constructive knowledge, negligent misrepresentation, reckless misrepresentation, equitable fraud or similar theories.

“Fund” means any investment fund or other investment vehicle that is a distinct entity (including any general or limited partnership, account, parallel vehicle, alternative investment vehicle, co-investment vehicle, trust, limited liability company or other entity) or that is a separately managed account (a) sponsored or controlled by the Company, Company OP or any of their respective Subsidiaries, and (b) for which the Company, Company OP or any of their respective Subsidiaries acts as the investment adviser, investment sub-advisor, general partner, collateral manager, managing member or manager or otherwise provides Investment Management Services; provided, that (i) solely for purposes of clauses (iii), (iv), (vi) and (ix) of Section 3.1(i), the term “Fund” shall not include any entity as to which there is a Sub-advisory Relationship, and (ii) a “Fund” shall not include any Portfolio Company.

“Fund Documentation” means, with respect to each Fund as of any date of determination, all organizational and governing documentation in respect of such Fund, including its memorandum and articles of incorporation or association, limited partnership agreement, operating agreement, stockholders agreement or other constitutional documents, Investment Advisory Arrangement, offering document or memorandum and form of subscription documents and investor side letters (and any compendiums accurately reflecting in all material respects the operative provisions of such side letters), and any material amendments, modifications, supplements or waivers with respect to any of the foregoing, in each case, that as of such date of determination, are in effect.

“Fund Report” has the meaning set forth in Section 3.1(i)(ix).

“Fundamental IOCs” means Section 4.1(b)(i) through Section 4.1(b)(iv), and Section 4.1(b)(xxiii) (to the extent related to any of the foregoing).

“GAAP” means United States generally accepted accounting principles.

“Government Bid” means any outstanding offer, quotation, bid, or proposal by any of the Company, its Portfolio Companies, or its Subsidiaries that, if accepted or awarded, would lead to a Government Contract.

“Government Contract” Contract of the Company, its Portfolio Companies, or its Subsidiaries for which performance has not been completed or for which final payment has not been received, between any of the Company, its Portfolio Companies, or its Subsidiaries on the one hand, and (a) any Governmental Entity, (b) any prime contractor of any Governmental Entity in its capacity as a prime contractor or (c) any higher-tier subcontractor with respect to any Contract of a type described in clauses (a) or (b), in each case, on the other hand. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Antitrust Entity” means any Governmental Entity with regulatory jurisdiction over enforcement of any applicable Competition Law.

“Governmental Entity” means any government or governmental or regulatory or administrative body thereof, or political subdivision thereof, whether foreign, multi-national or supra-national, national, federal, regional, state, tribunal or local, or any agency, instrumentality, authority, department, commission, board or bureau thereof, or any court, tribunal, arbitrator, or arbitration panel (whether public or private) or similar judicial body thereof, and any other governmental, quasi-governmental or non-governmental self-regulatory organization, agency, or authority, in each case of competent jurisdiction.

“Hazardous Materials” means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, regulated or identified under, or for which liability or standards of conduct may be imposed pursuant to, Environmental Laws because of its hazardous, toxic, dangerous or deleterious properties or characteristics.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Parties” has the meaning set forth in Section 5.8(a).

“Intellectual Property Rights” means, any and all rights in or to any of the following in any jurisdiction in the world, whether registered or unregistered: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Entity-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin (including all common law rights and goodwill associated therewith and all registrations, applications for registration, and renewals therefor), as well as Internet domain names and social media accounts or user names; (c) works of authorship, whether or not copyrightable, and copyrights (including all registrations, applications for registration, and renewals therefor), database rights and rights in Software and all common law and moral rights associated therewith; (d) trade secrets, know-how, and other similar rights in confidential or proprietary information; and (e) all other intellectual property or proprietary rights.

“Intervening Event” has the meaning set forth in Section 5.4(d).

“Investment Adviser Subsidiary” has the meaning set forth in Section 3.1(i)(i).

“Investment Advisory Arrangement” means a Contract (including any limited partnership agreement, limited liability company agreement, managed account agreement or similar governing document of a Client) under which the Company or any of its Subsidiaries provides Investment Management Services for any Fund or any other Person (other than the Company or one of its Subsidiaries).

“Investment Company Act” means the Investment Company Act of 1940.

“Investment Management Services” means investment management or advisory services, including sub-advisory services, distribution or marketing services related to the provision of investment management or investment advisory services, including any similar services deemed to be “investment advice” pursuant to the Advisers Act.

“IRS” means the U.S. Internal Revenue Service or any successor agency.

“IT Assets” means technology devices, computers, Software, firmware, middleware, hardware, systems, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“JPM” has the meaning set forth in Section 3.1(y).

“Labor Agreement” has the meaning set forth in Section 3.1(h)(ix).

“Latest Company Balance Sheet” has the meaning set forth in Section 3.1(p).

“Law” means any federal, state, local, tribunal or foreign law (including common law), act, code, statute, ordinance, rule, act, constitution, regulation, Order or agency requirement of any Governmental Entity.

“Leased Real Property” means any real property leased (including ground leased), subleased, licensed or occupied by the Company or one of its Subsidiaries as lessee, sublessee, or licensee pursuant to a Company Lease.

“Letter of Transmittal” has the meaning set forth in Section 2.2(b)(i).

“Lien” means any mortgage, lien, pledge, encumbrance, deed of trust, license, claim, security interest or option (including right of first refusal or first offer), restriction, right of way, title defect, adverse claim, charge, easement or servitude of any kind.

“LLC Certificate of Merger” has the meaning set forth in Section 1.1(b)(ii).

“LLC Merger” has the meaning set forth in Section 1.1(b)(i).

“LLC Merger Consideration” has the meaning set forth in Section 2.1(f)(iii).

“LLC Merger Effective Time” has the meaning set forth in Section 1.1(b)(ii).

“Merger Consideration” means, collectively, (a) Common Stock Consideration to which holders of Company Common Stock become entitled pursuant to Section 2.1(b), (b) Warrant Consideration to which holders of Company Warrants become entitled pursuant to Section 2.1(d), and (c) LLC Merger Consideration to which Company OP Minority Members become entitled pursuant to Section 2.1(f)(iii).

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub I” has the meaning set forth in the Preamble.

“Merger Sub II” has the meaning set forth in the Preamble.

“Mergers” has the meaning set forth in Section 1.1(b)(i).

“Negative Consent” has the meaning set forth in Section 5.12(a).

“Negative Consent Period” has the meaning set forth in Section 5.12(a).

“New Plans” has the meaning set forth in Section 5.6(b).

“NISPOM” means the National Industrial Security Program Operating Manual, 31 C.F.R. Part 117, and any supplements, amendments, and revisions thereof.

“NISPOM Notice” has the meaning set forth in Section 5.3(b).

“NNSA” means the National Nuclear Security Administration of the United States Department of Energy, or any successor thereto.

“Non-Parties” has the meaning set forth in Section 8.14.

“Non-U.S. Company Benefit Plan” has the meaning set forth in Section 3.1(j)(i).

“Non-Wholly Owned Subsidiary” has the meaning set forth in Section 3.1(b)(iv).

“Notice of Recommendation Change” has the meaning set forth in Section 5.4(b)(iv).

“Notice Period” has the meaning set forth in Section 5.4(b)(iv).

“OFAC” has the meaning set forth in the definition for “Sanctioned Person”.

“OP Book-Entry Unit” has the meaning set forth in Section 2.1(f)(iii).

“OP Unit Certificate” has the meaning set forth in Section 2.1(f)(iii).

“Order” means any judgment, order, injunction, decree, writ, award, or ruling issued, promulgated, rendered or entered into by or with any Governmental Entity.

“Ordinary Course of Business” means, with respect to actions taken by any Person, the conduct that is in the ordinary course of business of such Person.

“Ordinary Examinations” has the meaning set forth in Section 3.1(e)(x).

“Organizational Documents” means (a) with respect to any Person that is a corporation, its certificate of incorporation and bylaws, or comparable documents, (b) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents, (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company agreement, or comparable documents, (d) with respect to any Person that is a trust, its declaration of trust, or comparable documents and (e) with respect to any other Person that is not an individual, its comparable organizational documents.

“Outside Date” has the meaning set forth in Section 7.1(c).

“Parent” has the meaning set forth in the Preamble.

“Parent 401(k) Plan” has the meaning set forth in Section 5.6(c).

“Parent Disclosure Letter” has the meaning set forth in Section 3.2.

“Parent Fund” means any investment fund or other investment vehicle that is a distinct entity (including any general or limited partnership, account, parallel vehicle, alternative investment vehicle, co-investment vehicle, trust, limited liability company or other entity) or that is a separately managed account (a) sponsored or controlled by Parent or any of its Subsidiaries, and (b) for which Parent or any of its Subsidiaries acts as the investment adviser, investment sub-advisor, general partner, collateral manager, managing member or manager or otherwise provides Investment Management Services.

“Parent Material Adverse Effect” means any Effect that would, or would reasonably be expected to, prevent or materially delay, or materially impair the ability of Parent, Merger Sub I or Merger Sub II to consummate the Mergers and the other transactions contemplated by this Agreement.

“Parent Related Parties” has the meaning set forth in Section 7.3(b)(ii).

“Parent Termination Fee” has the meaning set forth in Section 7.3(b)(i).

“Party” has the meaning set forth in the Preamble.

“Paying Agent” has the meaning set forth in Section 2.2(a).

“Payment Fund” has the meaning set forth in Section 2.2(a).

“Performance Common Stock” has the meaning set forth in Section 2.1(b).

“Permits” has the meaning set forth in Section 3.1(w).

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained on the financial statements of the Company or the applicable Subsidiary in accordance with GAAP, (b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens, in each case, not yet delinquent or that are being contested in good faith and by appropriate proceedings, (c) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security or foreign equivalents to secure public or statutory obligations, (d) with respect to real property, (i) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property, (ii) easements, covenants, conditions, restrictions and other similar matters of record affecting title to such real property, (iii) Liens encumbering the interest of the fee owner or any superior lessor, sublessor or sublicensor and (iv) any other non-monetary Liens which, in the case of each of the foregoing clauses (i) through (iv), do not, materially impair the continued use, operation or value of the specific parcel of such real property to which they relate or the conduct of the businesses of the Company or Company OP at such real property, (e) Liens, the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Documents, (f) Liens to be released and terminated in full on or prior to the Closing Date with no further liabilities on any Person following the Closing Date, (g) Liens described in Section 9.1(a) of the Company Disclosure Letter, (h) non-exclusive licenses granted by the Company or any of its Subsidiaries in the Ordinary Course of Business, (i) Liens in favor of holders of the Existing Notes Facilities, and (j) Liens in favor of trustees, collateral agents and other service providers in connection with the Existing Notes Facilities.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity, including a Governmental Entity.

“Personal Information” means information that identifies or is reasonably capable of identifying, a particular individual, household or browser and, when referring to applicable Laws, has the same meaning as the similar or equivalent term defined thereunder.

“Plan Asset Regulation” has the meaning set forth in Section 3.1(bb)(i).

“Plan Client” means any Client or any Fund with respect to which the Company or any of its Affiliates provides or, within the preceding six years, has provided, Investment Management Services, that is (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to the provisions of Title I of ERISA), (b) a “plan” within the meaning of Section 4975 of the Code (whether or not subject to the provisions of Section 4975 of the Code), or (c) an entity or account that is deemed to hold the assets of any such “employee benefit plan” or “plan” pursuant to the Plan Asset Regulation or other applicable Law.

“Portfolio Companies” means any Person in which any Fund holds any direct or indirect investment.

“Preferred Stock Consent Solicitation” has the meaning set forth in Section 5.16(a).

“Preferred Stock Governing Documents” has the meaning set forth in Section 5.16(a).

“Proxy Statement” has the meaning set forth in Section 5.1(a).

“PTCE” has the meaning set forth in Section 3.1(bb)(iii).

“Public Utilities Laws” means the FPA, and all other federal statutes governing power generation and delivery services and/or facilities and the rules, regulations, and published policies, procedures, orders and decisions of FERC.

“PUC Approvals” has the meaning set forth in Section 5.3(b).

“Recourse Theory” has the meaning set forth in Section 8.14.

“Registered IP” means any Company Intellectual Property that is issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain registrar.

“Regulatory Approvals” means (a) the expiration or termination of any waiting period applicable to the Mergers and the other transactions contemplated by this Agreement under the HSR Act and (b) all other approvals from Governmental Entities set forth on Section 6.1(b) of the Company Disclosure Letter.

“Regulatory Efforts Agreement” has meaning set forth in Recitals.

“Regulatory Laws” means (a) the Competition Laws, (b) the DPA and all other such applicable Laws that prohibit, restrict or regulate foreign investments, (c) the Communications Laws, (d) Public Utilities Laws, (e) any Laws that screens, prohibits, restricts or regulates investments on public order or national security grounds, and (f) any other Law of any Governmental Entity that regulates the Company, any of its Subsidiaries, or any of its Affiliates, or any of their respective business or operations.

“Remedy Action” has the meaning set forth in Section 5.3(h).

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, agents, or advisors (including investment bankers, financial or other advisors or consultants, auditors, accountants, attorneys, brokers, finders or other agents).

“Restraints” has the meaning set forth in Section 6.1(c).

“SAF” means DigitalBridge Strategic Assets Fund, LP and its parallel, feeder and alternative investment vehicles.

“Sanctioned Jurisdiction” means, a country or territory that is itself or has been since April 24, 2019, the target of comprehensive, territory-wide Sanctions (including Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).

“Sanctioned Person” means any Person that is the target of Sanctions, including: (a) any Person listed in any U.S. or non-U.S. Sanctions-related list of designated Persons, including those maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, or the United Kingdom; (b) any Person operating, organized, or resident in a Sanctioned Jurisdiction; (c) the government of a Sanctioned Jurisdiction or the Government of Venezuela; (d) any Person that is, in the aggregate, 50% or more owned, directly or indirectly, or controlled by any such Person or Persons in the foregoing clauses (a)-(c); or (e) any national of a Sanctioned Jurisdiction with whom U.S. persons are prohibited from dealing.

“Sanctions” means all U.S. and non-U.S. economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time, including those imposed by the U.S. government, including those administered by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, or the United Kingdom.

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.1(d)(i).

“SDAT” has the meaning set forth in Section 1.1(a)(ii).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 3.1(b)(iii).

“Significant Subsidiary” means each of the Company’s “significant subsidiaries” (as such term is defined in Section 1-02 of Regulation S-X under the Exchange Act).

“Similar Law” has the meaning set forth in Section 3.1(bb)(i).

“Software” means computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof.

“State PUC” means any state public service or public utilities commission, or similar state regulatory agency or body that regulates the business of the Company and its Subsidiaries.

“State Telecommunications Laws” means the state statutes governing intrastate telecommunications services and/or facilities and the rules, regulations, and published policies, procedures, orders and decisions of the State PUCs.

“Sub-advisory Relationship” means any Contract pursuant to which any the Company or any of its Subsidiaries provides sub-advisory services to any investment fund or other collective investment vehicle or any account, in each case, whose sponsor, principal advisor, general partner, managing member, manager or investment adviser is any Person who is not the Company or any of its Subsidiaries.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, real estate investment trust or other legal entity of which: (a) such Person directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions; (b) such Person holds, directly or indirectly, at least majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, partnership, limited liability company or other entity; or (c) such Person is the general partner or the managing member; provided, that no Fund, Portfolio Company (or investment vehicle through which any Fund holds its interest in such Portfolio Company), or Subsidiary of any of the foregoing, shall be deemed to be a direct or indirect Subsidiary of the Company or Company OP.

“Superior Proposal” has the meaning set forth in Section 5.4(c).

“Surviving Company OP” has the meaning set forth in Section 1.1(b)(i).

“Surviving Corporation” has the meaning set forth in Section 1.1(a)(i).

“Tax” or “Taxes” means all U.S. federal, state and local and foreign taxes, levies, fees, imposts or other similar charges in the nature of a tax, including assessments of the Universal Service Administrative Company or similar state entities, in each case, imposed by any taxing authority, including income, estimated income, business, occupation, franchise, real property, payroll, personal property, sales, transfer, stamp, use, employment, commercial rent, withholding, occupancy, premium, gross receipts, profits, windfall profits, deemed profits, license, lease, severance, capital, production, corporation, ad valorem and, excise taxes, and including any interest, penalties and additions to tax imposed by any taxing authority with respect thereto.

“Tax Return” means any report, return, document, form, information return or declaration filed or required to be filed with any taxing authority with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Team Telecom” has the meaning set forth in Section 5.3(b).

“Term Notes” means the 3.933% Secured Fund Fee Revenue Notes, Series 2021-1 issued pursuant to that certain Indenture, dated as of July 9, 2021, among DigitalBridge Issuer, LLC, DigitalBridge Co-Issuer, LLC, the “Asset Entities” party thereto, and Citibank, N.A., as Trustee, as amended by that certain First Amendment to Base Indenture, dated as of April 1, 2022, as supplemented by that certain Series 2021-1 Indenture Supplement, dated as of July 9, 2021 (as amended by Amendment No. 1 to Series 2021-1 Indenture Supplement, dated as of April 1, 2022), and as further amended, amended and restated, supplemented, refinanced, replaced, or otherwise modified from time to time.

“to Parent’s knowledge” or “to the knowledge of Parent” means the actual knowledge of any of the individuals listed in Section 9.1(b) of the Parent Disclosure Letter.

“to the Company’s knowledge” or “to the knowledge of the Company” means the actual knowledge of any of the individuals listed in Section 9.1(b) of the Company Disclosure Letter.

“Trade Controls” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other Governmental Entity with jurisdiction over the Company or any of its Subsidiaries, except to the extent inconsistent with U.S. law.

“Transaction Agreements” means this Agreement, the Equity Commitment Letter and the Regulatory Efforts Agreement.

“Transfer Taxes” has the meaning set forth in Section 5.11(a).

“Ultimate Parent” means SoftBank Group Corp.

“Variable Funding Notes” means the Secured Fund Fee Revenue Variable Funding Notes, Series 2021-1, Class A-1, issued pursuant to that certain Indenture, dated as of July 9, 2021, among DigitalBridge Issuer, LLC, DigitalBridge Co-Issuer, LLC, the “Asset Entities” party thereto, and Citibank, N.A., as Trustee, as amended by that certain First Amendment to Base Indenture, dated as of April 1, 2022, as supplemented by that certain Series 2021-1 Indenture Supplement, dated as of July 9, 2021 (as amended by Amendment No. 1 to Series 2021-1 Indenture Supplement, dated as of April 1, 2022), and as further amended, amended and restated, supplemented, refinanced, replaced, or otherwise modified from time to time.

“Vested Company OP LTIP Unit” has the meaning set forth in Section 2.5(f)(i).

“Violation” has the meaning set forth in Section 3.1(c)(ii).

“Warehoused Assets” has the meaning set forth in Section 4.1(b)(v).

“Warrant Consideration” has the meaning set forth in Section 2.1(d).

“Willful Breach” means, with respect to any Person, a deliberate and willful act or a deliberate and willful failure to act, in each case, which action or failure to act (as applicable) occurs with the actual knowledge that such act or failure to act constitutes, or would reasonably be expected to constitute, a material breach of a covenant set forth in any Transaction Agreement, regardless of whether breaching was the intent and object of the act or the failure to act, and which in fact does cause a breach of any Transaction Agreement, it being understood that such term shall include, in any event, the failure to consummate the Closing when required to do so by this Agreement or to consummate the Equity Financing when required to do so by the Equity Commitment Letter.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Company, Company OP, Parent, Merger Sub I and Merger Sub II have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

DIGITALBRIDGE GROUP, INC.

By:	/s/ Marc C. Ganzi
Name: Marc C. Ganzi
Title: Chief Executive Officer

DIGITALBRIDGE OPERATING COMPANY, LLC

By:	DigitalBridge Group, Inc., its managing member

By:	/s/ Marc C. Ganzi
Name: Marc C. Ganzi
Title: Chief Executive Officer

[Signature Page to Merger Agreement]

IN WITNESS WHEREOF, Company, Company OP, Parent, Merger Sub I and Merger Sub II have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

DUNCAN HOLDCO LLC

By:	/s/ Vikas Parekh
Name: Vikas Parekh
Title: President

By:	/s/ Vikas Parekh
Name: Vikas Parekh
Title: President

DUNCAN SUB II LLC

By:	/s/ Vikas Parekh
Name: Vikas Parekh
Title: President

[Signature Page to Merger Agreement]

Exhibit A

Amended and Restated Charter of the Surviving Corporation

[Attached.]

EXHIBIT A

DIGITALBRIDGE GROUP, INC.

SECOND AMENDED AND RESTATED CHARTER

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is:

DigitalBridge Group, Inc.

ARTICLE II

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE III

PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The name and address of the resident agent of the Corporation in Maryland are CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 4.1      Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation currently shall be seven (7), which number may be increased or decreased pursuant to the bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law. The names of the directors who shall serve until the next annual meeting of stockholders and until their successors are duly elected and qualified are [•].

Section 4.2      Extraordinary Actions. Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 4.3      Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter of this Corporation (the “Charter”) or the Bylaws.

Section 4.4      Preemptive Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.4 or as may otherwise be provided by contract, no stockholder shall have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which the Corporation may issue or sell.

Section 4.5      Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with this Charter and in the absence of actual receipt of an improper benefit in money, property or services or active and deliberate dishonesty established by a court, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation.

Section 4.6      Removal of Directors. Subject to the rights of holders of one or more classes or series of Preferred Stock to elect or remove one or more directors, any director, or the entire Board of Directors, may be removed from office at any time, by the affirmative vote of a majority of all the votes entitled to be cast generally in the election of directors.

Section 4.7      Rights of Objecting Stockholders. Holders of shares of stock of the Corporation shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the Maryland General Corporation Law unless the Board of Directors of the Corporation, upon the affirmative vote of a majority of the entire Board of Directors, shall determine that such rights shall apply, with respect to all or any classes or series of stock, to a particular transaction or all transactions occurring after the date of such determination in connection with which holders of such shares of stock of the Corporation would otherwise be entitled to exercise such rights.

ARTICLE V

STOCK

Section 5.1      Authorized Shares. The Corporation has authority to issue [500,000,000] shares of stock, consisting of [250,000,000] shares of Common Stock, $0.001 par value per share (“Common Stock”) and [250,000,000] shares of Preferred Stock, $0.01 par value per share (“Preferred Stock” and, together with the Common Stock, “Capital Stock”). The aggregate par value of all authorized shares of stock having par value is $[2,750,000]. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article V, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph. To the extent permitted by Maryland law, the Board of Directors, without any action by the stockholders of the Corporation, may amend this Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 5.2      Common Stock. Except as may otherwise be specified in this Charter, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

Section 5.3      Preferred Stock. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock. The descriptions of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of (i) the 7.125% Series H Cumulative Redeemable Perpetual Preferred Stock are attached hereto as Exhibit A, (ii) the 7.15% Series I Cumulative Redeemable Perpetual Preferred Stock are attached hereto as Exhibit B, and (iii) the 7.125% Series J Cumulative Redeemable Perpetual Preferred Stock are attached hereto as Exhibit C, which are incorporated herein by reference and made a part hereof.

Section 5.4      Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, including, without limitation, restrictions on transferability, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (“SDAT”). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.4 may be made dependent upon facts or events ascertainable outside this Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 5.5      Charter and Bylaws. All persons who shall acquire stock in the Corporation shall acquire the same subject to the provisions of this Charter and the Bylaws.

ARTICLE VI

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 6.1      Limitation of Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

Section 6.2      Indemnification and Advance of Expenses. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of and solely to the extent related to his or her service in that capacity, and (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of and solely to the extent related to his or her service in that capacity, in either case, from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The rights to indemnification and advance of expenses provided by this Charter shall vest immediately upon election of a director or officer. The Corporation may, with the approval of the Board of Directors, provide such indemnification and advancement of expenses to an individual who served a predecessor of the Corporation in any of the capacities described in clauses (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in this Charter shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Section 6.3      Amendment or Repeal. Neither the amendment nor repeal of this Article VI, nor the adoption or amendment of any other provision of this Charter or Bylaws inconsistent with this Article VI, shall apply to or affect in any respect the applicability of the preceding sections of this Article VI with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE VII

AMENDMENTS

The Corporation reserves the right from time to time to make any amendment to this Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in this Charter, of any shares of outstanding stock. All rights and powers conferred by this Charter on stockholders, directors and officers are granted subject to this reservation. Except for those amendments permitted to be made without stockholder approval under Maryland law or by specific provision in this Charter, any amendment to this Charter shall be valid only if declared advisable by the Board of Directors and approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Exhibit A

7.125% Series H Cumulative Redeemable Perpetual Preferred Stock

(1)            Designation and Number. A series of Preferred Stock, designated as the “7.125% Series H Cumulative Redeemable Perpetual Preferred Stock” (the “Series H Preferred Stock”), is hereby established. The par value of the Series H Preferred Stock is $0.01 per share. The number of shares of the Series H Preferred Stock shall be [•].

(2)            Ranking. The Series H Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the Common Stock (as defined in the Charter) and any other class of capital stock of the Corporation, now or hereafter issued and outstanding, the terms of which provide that such capital stock ranks, as to the payment of dividends or amounts upon liquidation, dissolution or winding up of the Corporation, junior to such Series H Preferred Stock (“Junior Stock”), (b) on a parity with the 7.15% Series I Cumulative Redeemable Perpetual Preferred Stock, liquidation preference $25.00 per share, the 7.125% Series J Cumulative Redeemable Perpetual Preferred Stock, liquidation preference $25.00 per share, and any equity securities the Corporation may authorize or issue in the future that, pursuant to the terms thereof, rank on parity with the Series H Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation (“Parity Stock”); and (c) junior to any equity securities the Corporation may authorize or issue in the future that, pursuant to the terms thereof, rank senior to the Series H Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation (“Senior Stock”). Any authorization or issuance of Senior Stock would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series H Preferred Stock voting together as a single class with all other classes or series of Parity Stock upon which like voting rights have been conferred and are exercisable. Any convertible or exchangeable debt securities that the Corporation may issue are not considered to be equity securities for these purposes.

(3)            Dividends.

(a)            Holders of the then outstanding shares of Series H Preferred Stock shall be entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds legally available for payment of dividends, cumulative cash dividends at the rate of 7.125% per annum of the $25.00 liquidation preference of each share of Series H Preferred Stock (equivalent to $1.78125 per annum per share).

(b)            Dividends on each outstanding share of Series H Preferred Stock shall be cumulative from and including January 15, 2017 and shall be payable (i) for the period from January 15, 2017 to April 14, 2017, on April 15, 2017, and (ii) for each quarterly distribution period thereafter, quarterly in equal amounts in arrears on the 15th day of each January, April, July and October, commencing on July 15, 2017 (each such day being hereinafter called a “Series H Dividend Payment Date”) at the then applicable annual rate; provided, however, that if any Series H Dividend Payment Date falls on any day other than a Business Day (as hereinafter defined), the dividend that would otherwise have been payable on such Series H Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Series H Dividend Payment Date, and no interest or other sums shall accrue on the amount so payable from such Series H Dividend Payment Date to such next succeeding Business Day. Each dividend is payable to holders of record as they appear on the stock records of the Corporation at the close of business on the record date, not exceeding 30 days preceding the applicable Series H Dividend Payment Date, as shall be fixed by the Board. Dividends shall accumulate from January 15, 2017 or the most recent Series H Dividend Payment Date to which full cumulative dividends have been paid, whether or not in any such dividend period or periods there shall be funds legally available for the payment of such dividends, whether the Corporation has earnings or whether such dividends are authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series H Preferred Stock that may be in arrears. Holders of the Series H Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series H Preferred Stock. Dividends payable on the Series H Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series H Preferred Stock for each full dividend period will be computed by dividing the applicable annual dividend rate by four. After full cumulative distributions on the Series H Preferred Stock have been paid, the holders of Series H Preferred Stock will not be entitled to any further distributions with respect to that dividend period.

Exhibit A – Pg 1

(c)            So long as any shares of Series H Preferred Stock are outstanding, no dividends, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Stock for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series H Preferred Stock for all prior dividend periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series H Preferred Stock and all dividends authorized and declared upon any other series or class or classes of Parity Stock shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series H Preferred Stock and such Parity Stock.

(d)            So long as any shares of Series H Preferred Stock are outstanding, no dividends (other than dividends or distributions paid solely in Junior Stock of, or in options, warrants or rights to subscribe for or purchase, Junior Stock) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Corporation or any subsidiary, or a conversion into or exchange for Junior Stock), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Stock), unless in each case full cumulative dividends on all outstanding shares of Series H Preferred Stock and any Parity Stock at the time such dividends are payable shall have been paid or set apart for payment for all past dividend periods with respect to the Series H Preferred Stock and all past dividend periods with respect to such Parity Stock.

(e)            Any dividend payment made on the Series H Preferred Stock, including any capital gains dividends, shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(f)             Except as provided herein, the Series H Preferred Stock shall not be entitled to participate in the earnings or assets of the Corporation.

(g)            As used herein, the term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

Exhibit A – Pg 2

(h)            As used herein, the term “dividend” does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock.

(4)            Liquidation Preference.

(a)            In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation shall be made to or set apart for the holders of Junior Stock, the holders of the Series H Preferred Stock shall be entitled to receive $25.00 per share (the “Liquidation Preference”) plus an amount per share equal to all accrued and unpaid dividends (whether or not earned or declared) thereon to, but not including, the date of final distribution to such holders; but such holders of the Series H Preferred Stock shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series H Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series H Preferred Stock and any such other Parity Stock ratably in accordance with the respective amounts that would be payable on such Series H Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, none of (i) a consolidation or merger of the Corporation with one or more entities, (ii) a statutory stock exchange by the Corporation or (iii) a sale or transfer of all or substantially all of the Corporation’s assets shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

(b)            Until payment shall have been made in full to the holders of the Series H Preferred Stock, as provided in this Section 4, and to the holders of Parity Stock, subject to any terms and provisions applying thereto, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. Subject to the rights of the holders of Parity Stock, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series H Preferred Stock, as provided in this Section 4, any series or class or classes of Junior Stock shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series H Preferred Stock shall not be entitled to share therein.

(5)            Optional Redemption.

(a)             Except as otherwise permitted by the Charter and paragraph (b) below, the Series H Preferred Stock shall not be redeemable by the Corporation prior to April 13, 2020. On and after April 13, 2020, the Corporation, at its option, upon giving notice as provided below, may redeem the Series H Preferred Stock, in whole, at any time, or in part, from time to time, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends on the Series H Preferred Stock (whether or not declared), to, but not including, the redemption date (the “Regular Redemption Right”).

(b)            Upon the occurrence of a Change of Control (as defined herein), the Corporation will have the option, upon giving notice as provided below, to redeem the Series H Preferred Stock, in whole, at any time, or in part, from time to time, within 120 days after the first date on which the Change of Control has occurred (the “Special Redemption Right”), for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends on the Series H Preferred Stock (whether or not declared), to, but not including, the redemption date (the “Special Redemption Price”). If the Corporation exercises its Special Redemption Right in connection with a Change of Control, holders of Series H Preferred Stock will not be permitted to exercise their Change of Control Conversion Right (as defined herein) in respect of any shares of Series H Preferred Stock that have been called for redemption, and any shares of Series H Preferred Stock subsequently called for redemption that have been tendered for conversion will be redeemed on the applicable date of redemption instead of converted on the Change of Control Conversion Date (as defined herein). Any partial redemption will be selected by lot or pro rata.

Exhibit A – Pg 3

A “Change of Control” will be deemed to have occurred at such time after the original issuance of the Series H Preferred Stock when the following has occurred:

(i)            the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation entitling that person to exercise more than 50% of the total voting power of all shares of the Corporation entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii)           following the closing of any transaction referred to in clause (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities or American Depositary Receipts listed on the NYSE, the NYSE Amex Equities, or NYSE Amex, or NASDAQ, or listed on an exchange that is a successor to the NYSE, NYSE Amex or NASDAQ.

(c)            The following provisions set forth the general procedures for redemption applicable to redemptions pursuant to the Regular Redemption Right and the Special Redemption Right:

(i)            Upon any redemption date applicable to Series H Preferred Stock, the Corporation shall pay on each share of Series H Preferred Stock to be redeemed any accrued and unpaid dividends (whether or not declared), in arrears, for any dividend period ending on or prior to the redemption date. If a redemption date falls after a record date for a Series H Preferred Stock dividend payment and prior to the corresponding Series H Dividend Payment Date, then each holder of the Series H Preferred Stock at the close of business on such record date shall be entitled to the dividend payable on such Series H Preferred Stock on the corresponding Series H Dividend Payment Date notwithstanding the redemption of such Series H Preferred Stock prior to such Series H Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any shares of Series H Preferred Stock called for redemption.

(ii)           If full cumulative dividends on the Series H Preferred Stock and any class or classes of Parity Stock have not been paid or declared and set apart for payment, the Corporation may not purchase, redeem or otherwise acquire Series H Preferred Stock in part or any Parity Stock other than in exchange for Junior Stock.

(iii)          On and after the date fixed for redemption, provided that the Corporation has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends will cease to accrue on the shares of Series H Preferred Stock called for redemption (except that, in the case of a redemption date after a dividend payment record date and prior to the related Series H Dividend Payment Date, holders of Series H Preferred Stock on the applicable dividend payment record date will be entitled on such Series H Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series H Dividend Payment Date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series H Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

Exhibit A – Pg 4

(d)            The following provisions set forth the procedures for redemption, in addition to those general procedures set forth in Section 5(c) hereof, pursuant to the Regular Redemption Right.

(i)            A notice of redemption (which may be contingent upon the occurrence of a future event) shall be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Series H Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any shares of the Series H Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series H Preferred Stock may be listed or admitted to trading, each notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series H Preferred Stock to be redeemed and, if fewer than all the shares of Series H Preferred Stock held by such holder are to be redeemed, the number of such shares of Series H Preferred Stock to be redeemed from such holder; (D) the place or places where the certificates, if any, evidencing the shares of Series H Preferred Stock are to be surrendered for payment of the redemption price; and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date except as otherwise provided herein.

(ii)           If fewer than all the outstanding shares of the Series H Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata (as nearly as practicable without creating fractional shares).

(iii)          At its election, the Corporation, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to the redemption date) of the Series H Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series H Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates evidencing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to the redemption date). Subject to applicable escheat laws, any monies so deposited which remain unclaimed by the holders of the Series H Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Corporation.

(e)            The following provisions set forth the procedures for redemption, in addition to those general procedures set forth in Section 5(c) hereof, pursuant to the Special Redemption Right.

(i)            A notice of special optional redemption will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Series H Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records. A failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the special optional redemption of the shares of Series H Preferred Stock except as to the holder to whom notice was defective or not given. Each notice will state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series H Preferred Stock to be redeemed; (D) the place or places where the certificates, if any, evidencing the shares of Series H Preferred Stock are to be surrendered for payment; (E) that the shares of Series H Preferred Stock are being redeemed pursuant to the Corporation’s special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; (F) that the holders of shares of Series H Preferred Stock to which the notice relates will not be able to tender such shares of Series H Preferred Stock for conversion in connection with the Change of Control and each share of Series H Preferred Stock tendered for conversion that is selected for redemption, prior to the Change of Control Conversion Date, will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and (G) that dividends on the shares to be redeemed will cease to accrue on such redemption date except as otherwise provided herein.

Exhibit A – Pg 5

(ii)            If fewer than all the shares of Series H Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of Series H Preferred Stock to be redeemed from such holder. If fewer than all of the outstanding shares of Series H Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata.

(iii)           On and after the date fixed for redemption, provided that the Corporation has given a notice of redemption and has paid or set aside sufficient funds for the redemption in trust for the benefit of the holders of shares of Series H Preferred Stock called for redemption, those shares of Series H Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue on the share of Series H Preferred Stock called for redemption and all other rights of the holders of those shares of Series H Preferred Stock will terminate (except that, in the case of a redemption date after a dividend payment record date and prior to the related Series H Dividend Payment Date, holders of Series H Preferred Stock on the applicable record date will be entitled on such Series H Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series H Dividend Payment Date). The holders of those shares of Series H Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends to (but not including) the redemption date, without interest from the date of such redemption.

(iv)           At its election, the Corporation, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to the redemption date) of the Series H Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series H Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates evidencing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to the redemption date). Subject to applicable escheat laws, any monies so deposited which remain unclaimed by the holders of the Series H Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Corporation.

(f)            Any shares of Series H Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

(6)            Voting Rights. Except as otherwise set forth herein, the Series H Preferred Stock shall not have any relative, participating, optional or other voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any corporate action. In any matter in which the holders of Series H Preferred Stock are entitled to vote, each such holder shall have the right to one vote for each share of Series H Preferred Stock held by such holder.

(a)            If and whenever six quarterly dividends (whether or not consecutive) payable on the Series H Preferred Stock are in arrears, whether or not earned or declared, the number of members then constituting the Board will be increased by two and the holders of Series H Preferred Stock, voting together as a class with the holders of any other series of Parity Stock upon which like voting rights have been conferred and are exercisable (any such other series, the “Voting Preferred Stock”), will have the right to elect two additional directors of the Corporation (the “Preferred Stock Directors”) at an annual meeting of stockholders or a properly called special meeting of the holders of the Series H Preferred Stock and such Voting Preferred Stock and at each subsequent annual meeting of stockholders until all such dividends and dividends for the then current quarterly period on the Series H Preferred Stock and such other Voting Preferred Stock have been paid or declared and set aside for payment. Whenever all arrears in dividends on the Series H Preferred Stock and the Voting Preferred Stock then outstanding have been paid and full dividends on the Series H Preferred Stock and the Voting Preferred Stock for the then current quarterly dividend period have been paid in full or declared and set apart for payment in full, then the right of the holders of the Series H Preferred Stock and the Voting Preferred Stock to elect the two Preferred Stock Directors will cease, the terms of office of the Preferred Stock Directors will forthwith terminate and the number of members of the Board will be reduced accordingly; provided, however, that the right of the holders of the Series H Preferred Stock and the Voting Preferred Stock to elect the Preferred Stock Directors will again vest if and whenever six quarterly dividends are in arrears, as described above. In no event shall the holders of Series H Preferred Stock be entitled pursuant to these voting rights to elect a director that would cause the Corporation to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of the Corporation’s stock is listed. In class votes with other Voting Preferred Stock, preferred stock of different series shall vote in proportion to the liquidation preference of the preferred stock.

Exhibit A – Pg 6

(b)            So long as any shares of Series H Preferred Stock are outstanding, the approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series H Preferred Stock, voting separately as a class, either at a meeting of stockholders or by written consent, is required (i) to amend, alter or repeal any provisions of the Charter, whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Series H Preferred Stock, unless in connection with any such amendment, alteration or repeal, the Series H Preferred Stock remains outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof that are substantially similar to those of the Series H Preferred Stock, or (ii) to authorize, create, or increase the authorized amount of any class or series of capital stock having rights senior to the Series H Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up (provided that if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the other series of Voting Preferred Stock, the consent of the holders of at least two-thirds of the outstanding shares of each such series so affected is required). However, the Corporation may create additional classes of Parity Stock and Junior Stock, amend the Charter to increase the authorized number of shares of Parity Stock (including the Series H Preferred Stock) and Junior Stock and issue additional series of Parity Stock and Junior Stock without the consent of any holder of Series H Preferred Stock.

(c)            The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series H Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(7)            Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any shares of Series H Preferred Stock are outstanding, the Corporation will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series H Preferred Stock, as their names and addresses appear in the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Series H Preferred Stock. The Corporation will mail (or otherwise provide) the information to the holders of Series H Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the Securities and Exchange Commission if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if the Corporation were a “non-accelerated filer” within the meaning of the Exchange Act.

Exhibit A – Pg 7

(8)            Other Limitations. Ownership and Transfer of the Series H Preferred Stock. The Series H Preferred Stock constitutes Capital Stock (as defined in the Charter) of the Corporation and is governed by and issued subject to all the ownership and transfer restrictions of the Charter applicable to Capital Stock generally. The foregoing sentence shall not be construed to limit the applicability to the Series H Preferred Stock of any other term or provision of the Charter.

(9)            Conversion Upon a Change of Control. The Series H Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 9.

(a)            Upon the occurrence of a Change of Control, each holder of Series H Preferred Stock will have the right, subject to the Special Redemption Right of the Corporation, to convert some or all of the shares of Series H Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the relevant Change of Control Conversion Date (as defined herein) into a number of shares of Common Stock (as defined in the Charter) per share of Series H Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) $25.00, plus (y) an amount equal to any accrued and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (as defined herein), except if such Change of Control Conversion Date is after a record date for a Series H Preferred Stock dividend payment and prior to the corresponding Series H Dividend Payment Date, in which case the amount pursuant to this clause (i)(y) shall equal $0.00 in respect of such dividend payment to be made on such Series H Dividend Payment Date, by (ii) the Common Stock Price (as defined herein) (such quotient, the “Conversion Rate”), and (B) 2.8198 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a Common Stock dividend), subdivisions or combinations (in each case, a “Share Split”) with respect to Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined herein), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed [•] shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable), subject to increase to the extent the underwriters’ over-allotment option to purchase additional Series H Preferred Stock in the initial public offering of Series H Preferred Stock is exercised, not to exceed [•] shares of Common Stock in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits with respect to Common Stock as follows: the adjusted Exchange Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product of (i) the Exchange Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

Exhibit A – Pg 8

In the case of a Change of Control as a result of which holders of Common Stock are entitled to receive consideration other than solely shares of Common Stock, including other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for shares of Common Stock (the “Alternative Form Consideration”), a holder of Series H Preferred Stock shall be entitled thereafter to convert (subject to the Corporation’s Special Redemption Right) such Series H Preferred Stock not into Common Stock but solely into the kind and amount of Alternative Form Consideration which the holder of Series H Preferred Stock would have owned or been entitled to receive upon such Change of Control as if such holder of Series H Preferred Stock then held the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

If the holders of Common Stock have the opportunity to elect the form of consideration to be received in such Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of Common Stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of Common Stock that voted for such an election (if electing between more than two types of consideration), as the case may be.

As used herein, “Common Stock Price” will mean (i) if the consideration to be received in the Change of Control by holders of shares of Common Stock is solely cash, the amount of cash consideration per share of Common Stock, (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash, the average of the closing price per share of Common Stock on the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, and (iii) if there is not a readily determinable closing price for the Common Stock or Alternative Form Consideration (as defined herein), the fair market value of Common Stock or such Alternative Form Consideration (as determined by the Board or a committee thereof).

(b)            No fractional shares of Common Stock shall be issued upon the conversion of Series H Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(c)            Within 15 days following the occurrence of a Change of Control, the Corporation shall provide to holders of Series H Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the conversion of any Series H Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state the following: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series H Preferred Stock may exercise their Change of Control Conversion Right, which shall be the Change of Control Conversion Date; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date, which will be a business day occurring within 20 to 35 days following the date of the notice; (vi) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series H Preferred Stock; (vii) the name and address of the paying agent and the conversion agent; and (viii) the procedures that the holders of Series H Preferred Stock must follow to exercise the Change of Control Conversion Right.

Exhibit A – Pg 9

(d)            The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to paragraph (c) above to the holders of Series H Preferred Stock.

(e)            In order to exercise the Change of Control Conversion Right, a holder of Series H Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing the shares of Series H Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the transfer agent. Such conversion notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series H Preferred Stock to be converted; and (iii) that the shares of Series H Preferred Stock are to be converted pursuant to the applicable provisions of the Series H Preferred Stock. Notwithstanding the foregoing, if the shares of Series H Preferred Stock are held in global form, such notice shall comply with applicable procedures of the Depository Trust Company (“DTC”). The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with paragraph 9(c) hereof that is no less than 20 days nor more than 35 days after the date on which the Corporation gives such notice pursuant to paragraph 9(c) hereof.

(f)            Holders of Series H Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series H Preferred Stock; (ii) if certificated shares of Series H Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series H Preferred Stock; and (iii) the number of shares of Series H Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series H Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable DTC procedures.

(g)            Series H Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date.

(h)            In connection with the exercise of any Change of Control Conversion Right, the Corporation will comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of Series H Preferred Stock into Common Stock.

(10)          Record Holders. The Corporation and the transfer agent for the Series H Preferred Stock may deem and treat the record holder of any Series H Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

Exhibit A – Pg 10

Exhibit B

7.15% Series I Cumulative Redeemable Perpetual Preferred Stock

(1)            Designation and Number. A series of Preferred Stock, designated as the “7.15% Series I Cumulative Redeemable Perpetual Preferred Stock” (the “Series I Preferred Stock”), is hereby established. The par value of the Series I Preferred Stock is $0.01 per share. The number of shares of the Series I Preferred Stock shall be [•].

(2)            Ranking. The Series I Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the Common Stock (as defined in the Charter) and any other class of capital stock of the Corporation, now or hereafter issued and outstanding, the terms of which provide that such capital stock ranks, as to the payment of dividends or amounts upon liquidation, dissolution or winding up of the Corporation, junior to such Series I Preferred Stock (“Junior Stock”), (b) on a parity with the 7.125% Series H Cumulative Redeemable Perpetual Preferred Stock, liquidation preference $25.00 per share, the 7.125% Series J Cumulative Redeemable Perpetual Preferred Stock, liquidation preference $25.00 per share, and any equity securities the Corporation may authorize or issue in the future that, pursuant to the terms thereof, rank on parity with the Series I Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation (“Parity Stock”); and (c) junior to any equity securities the Corporation may authorize or issue in the future that, pursuant to the terms thereof, rank senior to the Series I Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation (“Senior Stock”). Any authorization or issuance of Senior Stock would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series I Preferred Stock voting together as a single class with all other classes or series of Parity Stock upon which like voting rights have been conferred and are exercisable. Any convertible or exchangeable debt securities that the Corporation may issue are not considered to be equity securities for these purposes.

(3)            Dividends.

(a)            Holders of the then outstanding shares of Series I Preferred Stock shall be entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds legally available for payment of dividends, cumulative cash dividends at the rate of 7.15% per annum of the $25.00 liquidation preference of each share of Series I Preferred Stock (equivalent to $1.7875 per annum per share).

(b)            Dividends on each outstanding share of Series I Preferred Stock shall be cumulative from and including June 5, 2017 and shall be payable (i) for the period from June 5, 2017 to July 14, 2017, on July 15, 2017, and (ii) for each quarterly distribution period thereafter, quarterly in equal amounts in arrears on the 15th day of each January, April, July and October, commencing on July 15, 2017 (each such day being hereinafter called a “Series I Dividend Payment Date”) at the then applicable annual rate; provided, however, that if any Series I Dividend Payment Date falls on any day other than a Business Day (as hereinafter defined), the dividend that would otherwise have been payable on such Series I Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Series I Dividend Payment Date, and no interest or other sums shall accrue on the amount so payable from such Series I Dividend Payment Date to such next succeeding Business Day. Each dividend is payable to holders of record as they appear on the stock records of the Corporation at the close of business on the record date, not exceeding 30 days preceding the applicable Series I Dividend Payment Date, as shall be fixed by the Board. Dividends shall accumulate from June 5, 2017 or the most recent Series I Dividend Payment Date to which full cumulative dividends have been paid, whether or not in any such dividend period or periods there shall be funds legally available for the payment of such dividends, whether the Corporation has earnings or whether such dividends are authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series I Preferred Stock that may be in arrears. Holders of the Series I Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series I Preferred Stock. Dividends payable on the Series I Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series I Preferred Stock for each full dividend period will be computed by dividing the applicable annual dividend rate by four. After full cumulative distributions on the Series I Preferred Stock have been paid, the holders of Series I Preferred Stock will not be entitled to any further distributions with respect to that dividend period.

Exhibit B – Pg 1

(c)            So long as any shares of Series I Preferred Stock are outstanding, no dividends, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Stock for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series I Preferred Stock for all prior dividend periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series I Preferred Stock and all dividends authorized and declared upon any other series or class or classes of Parity Stock shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series I Preferred Stock and such Parity Stock.

(d)            So long as any shares of Series I Preferred Stock are outstanding, no dividends (other than dividends or distributions paid solely in Junior Stock of, or in options, warrants or rights to subscribe for or purchase, Junior Stock) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Corporation or any subsidiary, or a conversion into or exchange for Junior Stock), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Stock), unless in each case full cumulative dividends on all outstanding shares of Series I Preferred Stock and any Parity Stock at the time such dividends are payable shall have been paid or set apart for payment for all past dividend periods with respect to the Series I Preferred Stock and all past dividend periods with respect to such Parity Stock.

(e)            Any dividend payment made on the Series I Preferred Stock, including any capital gains dividends, shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(f)             Except as provided herein, the Series I Preferred Stock shall not be entitled to participate in the earnings or assets of the Corporation.

(g)            As used herein, the term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(h)            As used herein, the term “dividend” does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock.

Exhibit B – Pg 2

(4)            Liquidation Preference.

(a)            In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation shall be made to or set apart for the holders of Junior Stock, the holders of the Series I Preferred Stock shall be entitled to receive $25.00 per share (the “Liquidation Preference”) plus an amount per share equal to all accrued and unpaid dividends (whether or not earned or declared) thereon to, but not including, the date of final distribution to such holders; but such holders of the Series I Preferred Stock shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series I Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series I Preferred Stock and any such other Parity Stock ratably in accordance with the respective amounts that would be payable on such Series I Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, none of (i) a consolidation or merger of the Corporation with one or more entities, (ii) a statutory stock exchange by the Corporation or (iii) a sale or transfer of all or substantially all of the Corporation’s assets shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

(b)            Until payment shall have been made in full to the holders of the Series I Preferred Stock, as provided in this Section 4, and to the holders of Parity Stock, subject to any terms and provisions applying thereto, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. Subject to the rights of the holders of Parity Stock, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series I Preferred Stock, as provided in this Section 4, any series or class or classes of Junior Stock shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series I Preferred Stock shall not be entitled to share therein.

(5)            Optional Redemption.

(a)            Except as otherwise permitted by the Charter and paragraph (b) below, the Series I Preferred Stock shall not be redeemable by the Corporation prior to June 5, 2022. On and after June 5, 2022, the Corporation, at its option, upon giving notice as provided below, may redeem the Series I Preferred Stock, in whole, at any time, or in part, from time to time, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends on the Series I Preferred Stock (whether or not declared), to, but not including, the redemption date (the “Regular Redemption Right”).

(b)            Upon the occurrence of a Change of Control (as defined herein), the Corporation will have the option, upon giving notice as provided below, to redeem the Series I Preferred Stock, in whole, at any time, or in part, from time to time, within 120 days after the first date on which the Change of Control has occurred (the “Special Redemption Right”), for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends on the Series I Preferred Stock (whether or not declared), to, but not including, the redemption date (the “Special Redemption Price”). If the Corporation exercises its Special Redemption Right in connection with a Change of Control, holders of Series I Preferred Stock will not be permitted to exercise their Change of Control Conversion Right (as defined herein) in respect of any shares of Series I Preferred Stock that have been called for redemption, and any shares of Series I Preferred Stock subsequently called for redemption that have been tendered for conversion will be redeemed on the applicable date of redemption instead of converted on the Change of Control Conversion Date (as defined herein). Any partial redemption will be selected by lot or pro rata.

Exhibit B – Pg 3

A “Change of Control” will be deemed to have occurred at such time after the original issuance of the Series I Preferred Stock when the following has occurred:

(i)            the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation entitling that person to exercise more than 50% of the total voting power of all shares of the Corporation entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii)           following the closing of any transaction referred to in clause (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities or American Depositary Receipts listed on the NYSE, the NYSE Amex Equities, or NYSE Amex, or NASDAQ, or listed on an exchange that is a successor to the NYSE, NYSE Amex or NASDAQ.

(c)            The following provisions set forth the general procedures for redemption applicable to redemptions pursuant to the Regular Redemption Right and the Special Redemption Right:

(i)            Upon any redemption date applicable to Series I Preferred Stock, the Corporation shall pay on each share of Series I Preferred Stock to be redeemed any accrued and unpaid dividends (whether or not declared), in arrears, for any dividend period ending on or prior to the redemption date. If a redemption date falls after a record date for a Series I Preferred Stock dividend payment and prior to the corresponding Series I Dividend Payment Date, then each holder of the Series I Preferred Stock at the close of business on such record date shall be entitled to the dividend payable on such Series I Preferred Stock on the corresponding Series I Dividend Payment Date notwithstanding the redemption of such Series I Preferred Stock prior to such Series I Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any shares of Series I Preferred Stock called for redemption.

(ii)           If full cumulative dividends on the Series I Preferred Stock and any class or classes of Parity Stock have not been paid or declared and set apart for payment, the Corporation may not purchase, redeem or otherwise acquire Series I Preferred Stock in part or any Parity Stock other than in exchange for Junior Stock.

(iii)          On and after the date fixed for redemption, provided that the Corporation has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends will cease to accrue on the shares of Series I Preferred Stock called for redemption (except that, in the case of a redemption date after a dividend payment record date and prior to the related Series I Dividend Payment Date, holders of Series I Preferred Stock on the applicable dividend payment record date will be entitled on such Series I Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series I Dividend Payment Date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series I Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

Exhibit B – Pg 4

(d)            The following provisions set forth the procedures for redemption, in addition to those general procedures set forth in Section 5(c) hereof, pursuant to the Regular Redemption Right.

(i)            A notice of redemption (which may be contingent upon the occurrence of a future event) shall be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Series I Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any shares of the Series I Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series I Preferred Stock may be listed or admitted to trading, each notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series I Preferred Stock to be redeemed and, if fewer than all the shares of Series I Preferred Stock held by such holder are to be redeemed, the number of such shares of Series I Preferred Stock to be redeemed from such holder; (D) the place or places where the certificates, if any, evidencing the shares of Series I Preferred Stock are to be surrendered for payment of the redemption price; and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date except as otherwise provided herein.

(ii)           If fewer than all the outstanding shares of the Series I Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata (as nearly as practicable without creating fractional shares).

(iii)          At its election, the Corporation, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to the redemption date) of the Series I Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series I Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates evidencing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to the redemption date). Subject to applicable escheat laws, any monies so deposited which remain unclaimed by the holders of the Series I Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Corporation.

(e)            The following provisions set forth the procedures for redemption, in addition to those general procedures set forth in Section 5(c) hereof, pursuant to the Special Redemption Right.

(i)            A notice of special optional redemption will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Series I Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records. A failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the special optional redemption of the shares of Series I Preferred Stock except as to the holder to whom notice was defective or not given. Each notice will state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series I Preferred Stock to be redeemed; (D) the place or places where the certificates, if any, evidencing the shares of Series I Preferred Stock are to be surrendered for payment; (E) that the shares of Series I Preferred Stock are being redeemed pursuant to the Corporation’s special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; (F) that the holders of shares of Series I Preferred Stock to which the notice relates will not be able to tender such shares of Series I Preferred Stock for conversion in connection with the Change of Control and each share of Series I Preferred Stock tendered for conversion that is selected for redemption, prior to the Change of Control Conversion Date, will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and (G) that dividends on the shares to be redeemed will cease to accrue on such redemption date except as otherwise provided herein.

Exhibit B – Pg 5

(ii)           If fewer than all the shares of Series I Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of Series I Preferred Stock to be redeemed from such holder. If fewer than all of the outstanding shares of Series I Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata.

(iii)          On and after the date fixed for redemption, provided that the Corporation has given a notice of redemption and has paid or set aside sufficient funds for the redemption in trust for the benefit of the holders of shares of Series I Preferred Stock called for redemption, those shares of Series I Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue on the share of Series I Preferred Stock called for redemption and all other rights of the holders of those shares of Series I Preferred Stock will terminate (except that, in the case of a redemption date after a dividend payment record date and prior to the related Series I Dividend Payment Date, holders of Series I Preferred Stock on the applicable record date will be entitled on such Series I Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series I Dividend Payment Date). The holders of those shares of Series I Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends to (but not including) the redemption date, without interest from the date of such redemption.

(iv)          At its election, the Corporation, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to the redemption date) of the Series I Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series I Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates evidencing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to the redemption date). Subject to applicable escheat laws, any monies so deposited which remain unclaimed by the holders of the Series I Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Corporation.

(f)            Any shares of Series I Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

(6)            Voting Rights. Except as otherwise set forth herein, the Series I Preferred Stock shall not have any relative, participating, optional or other voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any corporate action. In any matter in which the holders of Series I Preferred Stock are entitled to vote, each such holder shall have the right to one vote for each share of Series I Preferred Stock held by such holder.

(a)            If and whenever six quarterly dividends (whether or not consecutive) payable on the Series I Preferred Stock are in arrears, whether or not earned or declared, the number of members then constituting the Board will be increased by two and the holders of Series I Preferred Stock, voting together as a class with the holders of any other series of Parity Stock upon which like voting rights have been conferred and are exercisable (any such other series, the “Voting Preferred Stock”), will have the right to elect two additional directors of the Corporation (the “Preferred Stock Directors”) at an annual meeting of stockholders or a properly called special meeting of the holders of the Series I Preferred Stock and such Voting Preferred Stock and at each subsequent annual meeting of stockholders until all such dividends have been paid and dividends for the then current quarterly period on the Series I Preferred Stock and such other Voting Preferred Stock have been paid or declared and set aside for payment. Whenever all arrears in dividends on the Series I Preferred Stock and the Voting Preferred Stock then outstanding have been paid and full dividends on the Series I Preferred Stock and the Voting Preferred Stock for the then current quarterly dividend period have been paid in full or declared and set apart for payment in full, then the right of the holders of the Series I Preferred Stock and the Voting Preferred Stock to elect the two Preferred Stock Directors will cease, the terms of office of the Preferred Stock Directors will forthwith terminate and the number of members of the Board will be reduced accordingly; provided, however, that the right of the holders of the Series I Preferred Stock and the Voting Preferred Stock to elect the Preferred Stock Directors will again vest if and whenever six quarterly dividends are in arrears, as described above. In no event shall the holders of Series I Preferred Stock be entitled pursuant to these voting rights to elect a director that would cause the Corporation to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of the Corporation’s stock is listed. In class votes with other Voting Preferred Stock, preferred stock of different series shall vote in proportion to the liquidation preference of the preferred stock.

Exhibit B – Pg 6

(b)            So long as any shares of Series I Preferred Stock are outstanding, the approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series I Preferred Stock, voting separately as a class, either at a meeting of stockholders or by written consent, is required (i) to amend, alter or repeal any provisions of the Charter, whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Series I Preferred Stock, unless in connection with any such amendment, alteration or repeal, the Series I Preferred Stock remains outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof that are substantially similar to those of the Series I Preferred Stock, or (ii) to authorize, create, or increase the authorized amount of any class or series of capital stock having rights senior to the Series I Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up (provided that if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the other series of Voting Preferred Stock, the consent of the holders of at least two-thirds of the outstanding shares of each such series so affected is required). However, the Corporation may create additional classes of Parity Stock and Junior Stock, amend the Charter to increase the authorized number of shares of Parity Stock (including the Series I Preferred Stock) and Junior Stock and issue additional series of Parity Stock and Junior Stock without the consent of any holder of Series I Preferred Stock.

(c)            The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series I Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(7)            Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any shares of Series I Preferred Stock are outstanding, the Corporation will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series I Preferred Stock, as their names and addresses appear in the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Series I Preferred Stock. The Corporation will mail (or otherwise provide) the information to the holders of Series I Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the Securities and Exchange Commission if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if the Corporation were a “non-accelerated filer” within the meaning of the Exchange Act.

Exhibit B – Pg 7

(8)            Other Limitations. Ownership and Transfer of the Series I Preferred Stock. The Series I Preferred Stock constitutes Capital Stock (as defined in the Charter) of the Corporation and is governed by and issued subject to all the ownership and transfer restrictions of the Charter applicable to Capital Stock generally. The foregoing sentence shall not be construed to limit the applicability to the Series I Preferred Stock of any other term or provision of the Charter.

(9)            Conversion Upon a Change of Control. The Series I Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 9.

(a)            Upon the occurrence of a Change of Control, each holder of Series I Preferred Stock will have the right, subject to the Special Redemption Right of the Corporation, to convert some or all of the shares of Series I Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the relevant Change of Control Conversion Date (as defined herein) into a number of shares of Common Stock (as defined in the Charter) per share of Series I Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) $25.00, plus (y) an amount equal to any accrued and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (as defined herein), except if such Change of Control Conversion Date is after a record date for a Series I Preferred Stock dividend payment and prior to the corresponding Series I Dividend Payment Date, in which case the amount pursuant to this clause (i)(y) shall equal $0.00 in respect of such dividend payment to be made on such Series I Dividend Payment Date, by (ii) the Common Stock Price (as defined herein) (such quotient, the “Conversion Rate”), and (B) 3.6075 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a Common Stock dividend), subdivisions or combinations (in each case, a “Share Split”) with respect to Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined herein), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed [•] shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable), subject to increase to the extent the underwriters’ over-allotment option to purchase additional Series I Preferred Stock in the initial public offering of Series I Preferred Stock is exercised, not to exceed [•] shares of Common Stock in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits with respect to Common Stock as follows: the adjusted Exchange Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product of (i) the Exchange Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

In the case of a Change of Control as a result of which holders of Common Stock are entitled to receive consideration other than solely shares of Common Stock, including other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for shares of Common Stock (the “Alternative Form Consideration”), a holder of Series I Preferred Stock shall be entitled thereafter to convert (subject to the Corporation’s Special Redemption Right) such Series I Preferred Stock not into Common Stock but solely into the kind and amount of Alternative Form Consideration which the holder of Series I Preferred Stock would have owned or been entitled to receive upon such Change of Control as if such holder of Series I Preferred Stock then held the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

Exhibit B – Pg 8

If the holders of Common Stock have the opportunity to elect the form of consideration to be received in such Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of Common Stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of Common Stock that voted for such an election (if electing between more than two types of consideration), as the case may be.

As used herein, “Common Stock Price” will mean (i) if the consideration to be received in the Change of Control by holders of shares of Common Stock is solely cash, the amount of cash consideration per share of Common Stock, (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash, the average of the closing price per share of Common Stock on the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, and (iii) if there is not a readily determinable closing price for the Common Stock or Alternative Form Consideration (as defined herein), the fair market value of Common Stock or such Alternative Form Consideration (as determined by the Board or a committee thereof).

(b)            No fractional shares of Common Stock shall be issued upon the conversion of Series I Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(c)            Within 15 days following the occurrence of a Change of Control, the Corporation shall provide to holders of Series I Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the conversion of any Series I Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state the following: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series I Preferred Stock may exercise their Change of Control Conversion Right, which shall be the Change of Control Conversion Date; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date, which will be a business day occurring within 20 to 35 days following the date of the notice; (vi) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series I Preferred Stock; (vii) the name and address of the paying agent and the conversion agent; and (viii) the procedures that the holders of Series I Preferred Stock must follow to exercise the Change of Control Conversion Right.

(d)            The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to paragraph (c) above to the holders of Series I Preferred Stock.

Exhibit B – Pg 9

(e)            In order to exercise the Change of Control Conversion Right, a holder of Series I Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing the shares of Series I Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the transfer agent. Such conversion notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series I Preferred Stock to be converted; and (iii) that the shares of Series I Preferred Stock are to be converted pursuant to the applicable provisions of the Series I Preferred Stock. Notwithstanding the foregoing, if the shares of Series I Preferred Stock are held in global form, such notice shall comply with applicable procedures of the Depository Trust Company (“DTC”). The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with paragraph 9(c) hereof that is no less than 20 days nor more than 35 days after the date on which the Corporation gives such notice pursuant to paragraph 9(c) hereof.

(f)            Holders of Series I Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series I Preferred Stock; (ii) if certificated shares of Series I Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series I Preferred Stock; and (iii) the number of shares of Series I Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series I Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable DTC procedures.

(g)            Series I Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date.

(h)            In connection with the exercise of any Change of Control Conversion Right, the Corporation will comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of Series I Preferred Stock into Common Stock.

(10)            Record Holders. The Corporation and the transfer agent for the Series I Preferred Stock may deem and treat the record holder of any Series I Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

Exhibit B – Pg 10

Agreed Form

Exhibit C

7.125% Series J Cumulative Redeemable Perpetual Preferred Stock

(1)            Designation and Number. A series of Preferred Stock, designated as the “7.125% Series J Cumulative Redeemable Perpetual Preferred Stock” (the “Series J Preferred Stock”), is hereby established. The par value of the Series J Preferred Stock is $0.01 per share. The number of shares of the Series J Preferred Stock shall be [•].

(2)            Ranking. The Series J Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the Common Stock (as defined in the Charter) and any other class of capital stock of the Corporation, now or hereafter issued and outstanding, the terms of which provide that such capital stock ranks, as to the payment of dividends or amounts upon liquidation, dissolution or winding up of the Corporation, junior to such Series J Preferred Stock (“Junior Stock”), (b) on a parity with the 7.125% Series H Cumulative Redeemable Perpetual Preferred Stock, liquidation preference $25.00 per share, the 7.15% Series I Cumulative Redeemable Perpetual Preferred Stock, liquidation preference $25.00 per share, and any equity securities the Corporation may authorize or issue in the future that, pursuant to the terms thereof, rank on parity with the Series J Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation (“Parity Stock”); and (c) junior to any equity securities the Corporation may authorize or issue in the future that, pursuant to the terms thereof, rank senior to the Series J Preferred Stock with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation (“Senior Stock”). Any authorization or issuance of Senior Stock would require the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series J Preferred Stock voting together as a single class with all other classes or series of Parity Stock upon which like voting rights have been conferred and are exercisable. Any convertible or exchangeable debt securities that the Corporation may issue are not considered to be equity securities for these purposes.

(3)            Dividends.

(a)            Holders of the then outstanding shares of Series J Preferred Stock shall be entitled to receive, when, as and if authorized by the Board and declared by the Corporation, out of funds legally available for payment of dividends, cumulative cash dividends at the rate of 7.125% per annum of the $25.00 liquidation preference of each share of Series J Preferred Stock (equivalent to $1.78125 per annum per share).

(b)            Dividends on each outstanding share of Series J Preferred Stock shall be cumulative from and including September 22, 2017 and shall be payable (i) for the period from September 22, 2017 to January 14, 2018, on January 15, 2018, and (ii) for each quarterly distribution period thereafter, quarterly in equal amounts in arrears on the 15th day of each January, April, July and October, commencing on January 15, 2018 (each such day being hereinafter called a “Series J Dividend Payment Date”) at the then applicable annual rate; provided, however, that if any Series J Dividend Payment Date falls on any day other than a Business Day (as hereinafter defined), the dividend that would otherwise have been payable on such Series J Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Series J Dividend Payment Date, and no interest or other sums shall accrue on the amount so payable from such Series J Dividend Payment Date to such next succeeding Business Day. Each dividend is payable to holders of record as they appear on the stock records of the Corporation at the close of business on the record date, not exceeding 30 days preceding the applicable Series J Dividend Payment Date, as shall be fixed by the Board. Dividends shall accumulate from September 22, 2017 or the most recent Series J Dividend Payment Date to which full cumulative dividends have been paid, whether or not in any such dividend period or periods there shall be funds legally available for the payment of such dividends, whether the Corporation has earnings or whether such dividends are authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series J Preferred Stock that may be in arrears. Holders of the Series J Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on the Series J Preferred Stock. Dividends payable on the Series J Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable on the Series J Preferred Stock for each full dividend period will be computed by dividing the applicable annual dividend rate by four. After full cumulative distributions on the Series J Preferred Stock have been paid, the holders of Series J Preferred Stock will not be entitled to any further distributions with respect to that dividend period.

(c)            So long as any shares of Series J Preferred Stock are outstanding, no dividends, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Stock for any period unless full cumulative dividends have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series J Preferred Stock for all prior dividend periods. When dividends are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all dividends authorized and declared upon the Series J Preferred Stock and all dividends authorized and declared upon any other series or class or classes of Parity Stock shall be authorized and declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series J Preferred Stock and such Parity Stock.

(d)            So long as any shares of Series J Preferred Stock are outstanding, no dividends (other than dividends or distributions paid solely in Junior Stock of, or in options, warrants or rights to subscribe for or purchase, Junior Stock) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Stock, nor shall any Junior Stock be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Common Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Corporation or any subsidiary, or a conversion into or exchange for Junior Stock), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Stock), unless in each case full cumulative dividends on all outstanding shares of Series J Preferred Stock and any Parity Stock at the time such dividends are payable shall have been paid or set apart for payment for all past dividend periods with respect to the Series J Preferred Stock and all past dividend periods with respect to such Parity Stock.

(e)            Any dividend payment made on the Series J Preferred Stock, including any capital gains dividends, shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

(f)             Except as provided herein, the Series J Preferred Stock shall not be entitled to participate in the earnings or assets of the Corporation.

(g)            As used herein, the term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

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(h)            As used herein, the term “dividend” does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock.

(4)            Liquidation Preference.

(a)            In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the Corporation shall be made to or set apart for the holders of Junior Stock, the holders of the Series J Preferred Stock shall be entitled to receive $25.00 per share (the “Liquidation Preference”) plus an amount per share equal to all accrued and unpaid dividends (whether or not earned or declared) thereon to, but not including, the date of final distribution to such holders; but such holders of the Series J Preferred Stock shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of the Series J Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series J Preferred Stock and any such other Parity Stock ratably in accordance with the respective amounts that would be payable on such Series J Preferred Stock and any such other Parity Stock if all amounts payable thereon were paid in full. For the purposes of this Section 4, none of (i) a consolidation or merger of the Corporation with one or more entities, (ii) a statutory stock exchange by the Corporation or (iii) a sale or transfer of all or substantially all of the Corporation’s assets shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

(b)            Until payment shall have been made in full to the holders of the Series J Preferred Stock, as provided in this Section 4, and to the holders of Parity Stock, subject to any terms and provisions applying thereto, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Corporation. Subject to the rights of the holders of Parity Stock, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the holders of the Series J Preferred Stock, as provided in this Section 4, any series or class or classes of Junior Stock shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series J Preferred Stock shall not be entitled to share therein.

(5)            Optional Redemption.

(a)            Except as otherwise permitted by the Charter and paragraph (b) below, the Series J Preferred Stock shall not be redeemable by the Corporation prior to September 22, 2022. On and after September 22, 2022, the Corporation, at its option, upon giving notice as provided below, may redeem the Series J Preferred Stock, in whole, at any time, or in part, from time to time, for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends on the Series J Preferred Stock (whether or not declared), to, but not including, the redemption date (the “Regular Redemption Right”).

(b)            Upon the occurrence of a Change of Control (as defined herein), the Corporation will have the option, upon giving notice as provided below, to redeem the Series J Preferred Stock, in whole, at any time, or in part, from time to time, within 120 days after the first date on which the Change of Control has occurred (the “Special Redemption Right”), for cash at a redemption price of $25.00 per share, plus any accrued and unpaid dividends on the Series J Preferred Stock (whether or not declared), to, but not including, the redemption date (the “Special Redemption Price”). If the Corporation exercises its Special Redemption Right in connection with a Change of Control, holders of Series J Preferred Stock will not be permitted to exercise their Change of Control Conversion Right (as defined herein) in respect of any shares of Series J Preferred Stock that have been called for redemption, and any shares of Series J Preferred Stock subsequently called for redemption that have been tendered for conversion will be redeemed on the applicable date of redemption instead of converted on the Change of Control Conversion Date (as defined herein). Any partial redemption will be selected by lot or pro rata.

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A “Change of Control” will be deemed to have occurred at such time after the original issuance of the Series J Preferred Stock when the following has occurred:

(i)            the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation entitling that person to exercise more than 50% of the total voting power of all shares of the Corporation entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

(ii)            following the closing of any transaction referred to in clause (i) above, neither the Corporation nor the acquiring or surviving entity has a class of common securities or American Depositary Receipts listed on the NYSE, the NYSE Amex Equities, or NYSE Amex, or NASDAQ, or listed on an exchange that is a successor to the NYSE, NYSE Amex or NASDAQ.

(c)            The following provisions set forth the general procedures for redemption applicable to redemptions pursuant to the Regular Redemption Right and the Special Redemption Right:

(i)            Upon any redemption date applicable to Series J Preferred Stock, the Corporation shall pay on each share of Series J Preferred Stock to be redeemed any accrued and unpaid dividends (whether or not declared), in arrears, for any dividend period ending on or prior to the redemption date. If a redemption date falls after a record date for a Series J Preferred Stock dividend payment and prior to the corresponding Series J Dividend Payment Date, then each holder of the Series J Preferred Stock at the close of business on such record date shall be entitled to the dividend payable on such Series J Preferred Stock on the corresponding Series J Dividend Payment Date notwithstanding the redemption of such Series J Preferred Stock prior to such Series J Dividend Payment Date. Except as provided above, the Corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on any shares of Series J Preferred Stock called for redemption.

(ii)            If full cumulative dividends on the Series J Preferred Stock and any class or classes of Parity Stock have not been paid or declared and set apart for payment, the Corporation may not purchase, redeem or otherwise acquire Series J Preferred Stock in part or any Parity Stock other than in exchange for Junior Stock.

(iii)           On and after the date fixed for redemption, provided that the Corporation has made available at the office of the registrar and transfer agent a sufficient amount of cash to effect the redemption, dividends will cease to accrue on the shares of Series J Preferred Stock called for redemption (except that, in the case of a redemption date after a dividend payment record date and prior to the related Series J Dividend Payment Date, holders of Series J Preferred Stock on the applicable dividend payment record date will be entitled on such Series J Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series J Dividend Payment Date), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares as holders of Series J Preferred Stock shall cease except the right to receive the cash payable upon such redemption, without interest from the date of such redemption.

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(d)            The following provisions set forth the procedures for redemption, in addition to those general procedures set forth in Section 5(c) hereof, pursuant to the Regular Redemption Right.

(i)             A notice of redemption (which may be contingent upon the occurrence of a future event) shall be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Series J Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the redemption of any shares of the Series J Preferred Stock except as to the holder to whom notice was defective or not given. In addition to any information required by law or by the applicable rules of any exchange upon which the Series J Preferred Stock may be listed or admitted to trading, each notice shall state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series J Preferred Stock to be redeemed and, if fewer than all the shares of Series J Preferred Stock held by such holder are to be redeemed, the number of such shares of Series J Preferred Stock to be redeemed from such holder; (D) the place or places where the certificates, if any, evidencing the shares of Series J Preferred Stock are to be surrendered for payment of the redemption price; and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date except as otherwise provided herein.

(ii)            If fewer than all the outstanding shares of the Series J Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata (as nearly as practicable without creating fractional shares).

(iii)           At its election, the Corporation, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to the redemption date) of the Series J Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series J Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates evidencing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to the redemption date). Subject to applicable escheat laws, any monies so deposited which remain unclaimed by the holders of the Series J Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Corporation.

(e)            The following provisions set forth the procedures for redemption, in addition to those general procedures set forth in Section 5(c) hereof, pursuant to the Special Redemption Right.

(i)             A notice of special optional redemption will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the holders of record of the Series J Preferred Stock at their addresses as they appear on the Corporation’s stock transfer records. A failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the special optional redemption of the shares of Series J Preferred Stock except as to the holder to whom notice was defective or not given. Each notice will state: (A) the redemption date; (B) the redemption price; (C) the number of shares of Series J Preferred Stock to be redeemed; (D) the place or places where the certificates, if any, evidencing the shares of Series J Preferred Stock are to be surrendered for payment; (E) that the shares of Series J Preferred Stock are being redeemed pursuant to the Corporation’s special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; (F) that the holders of shares of Series J Preferred Stock to which the notice relates will not be able to tender such shares of Series J Preferred Stock for conversion in connection with the Change of Control and each share of Series J Preferred Stock tendered for conversion that is selected for redemption, prior to the Change of Control Conversion Date, will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and (G) that dividends on the shares to be redeemed will cease to accrue on such redemption date except as otherwise provided herein.

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(ii)            If fewer than all the shares of Series J Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of Series J Preferred Stock to be redeemed from such holder. If fewer than all of the outstanding shares of Series J Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata.

(iii)           On and after the date fixed for redemption, provided that the Corporation has given a notice of redemption and has paid or set aside sufficient funds for the redemption in trust for the benefit of the holders of shares of Series J Preferred Stock called for redemption, those shares of Series J Preferred Stock will be treated as no longer being outstanding, no further dividends will accrue on the share of Series J Preferred Stock called for redemption and all other rights of the holders of those shares of Series J Preferred Stock will terminate (except that, in the case of a redemption date after a dividend payment record date and prior to the related Series J Dividend Payment Date, holders of Series J Preferred Stock on the applicable record date will be entitled on such Series J Dividend Payment Date to receive the dividend payable on such shares on the corresponding Series J Dividend Payment Date). The holders of those shares of Series J Preferred Stock will retain their right to receive the redemption price for their shares and any accrued and unpaid dividends to (but not including) the redemption date, without interest from the date of such redemption.

(iv)           At its election, the Corporation, prior to a redemption date, may irrevocably deposit the redemption price (including accumulated and unpaid dividends to the redemption date) of the Series J Preferred Stock so called for redemption in trust for the holders thereof with a bank or trust company, in which case the redemption notice to holders of the Series J Preferred Stock to be redeemed shall (A) state the date of such deposit, (B) specify the office of such bank or trust company as the place of payment of the redemption price and (C) require such holders to surrender the certificates evidencing such shares at such place on or about the date fixed in such redemption notice (which may not be later than the redemption date) against payment of the redemption price (including all accumulated and unpaid dividends to the redemption date). Subject to applicable escheat laws, any monies so deposited which remain unclaimed by the holders of the Series J Preferred Stock at the end of two years after the redemption date shall be returned by such bank or trust company to the Corporation.

(f)            Any shares of Series J Preferred Stock that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

(6)            Voting Rights. Except as otherwise set forth herein, the Series J Preferred Stock shall not have any relative, participating, optional or other voting rights or powers, and the consent of the holders thereof shall not be required for the taking of any corporate action. In any matter in which the holders of Series J Preferred Stock are entitled to vote, each such holder shall have the right to one vote for each share of Series J Preferred Stock held by such holder.

(a)            If and whenever six quarterly dividends (whether or not consecutive) payable on the Series J Preferred Stock are in arrears, whether or not earned or declared, the number of members then constituting the Board will be increased by two and the holders of Series J Preferred Stock, voting together as a class with the holders of any other series of Parity Stock upon which like voting rights have been conferred and are exercisable (any such other series, the “Voting Preferred Stock”), will have the right to elect two additional directors of the Corporation (the “Preferred Stock Directors”) at an annual meeting of stockholders or a properly called special meeting of the holders of the Series J Preferred Stock and such Voting Preferred Stock and at each subsequent annual meeting of stockholders until all such dividends have been paid and dividends for the then current quarterly period on the Series J Preferred Stock and such other Voting Preferred Stock have been paid or declared and set aside for payment. Whenever all arrears in dividends on the Series J Preferred Stock and the Voting Preferred Stock then outstanding have been paid and full dividends on the Series J Preferred Stock and the Voting Preferred Stock for the then current quarterly dividend period have been paid in full or declared and set apart for payment in full, then the right of the holders of the Series J Preferred Stock and the Voting Preferred Stock to elect the two Preferred Stock Directors will cease, the terms of office of the Preferred Stock Directors will forthwith terminate and the number of members of the Board will be reduced accordingly; provided, however, that the right of the holders of the Series J Preferred Stock and the Voting Preferred Stock to elect the Preferred Stock Directors will again vest if and whenever six quarterly dividends are in arrears, as described above. In no event shall the holders of Series J Preferred Stock be entitled pursuant to these voting rights to elect a director that would cause the Corporation to fail to satisfy a requirement relating to director independence of any national securities exchange on which any class or series of the Corporation’s stock is listed. In class votes with other Voting Preferred Stock, preferred stock of different series shall vote in proportion to the liquidation preference of the preferred stock.

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(b)            So long as any shares of Series J Preferred Stock are outstanding, the approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series J Preferred Stock, voting separately as a class, either at a meeting of stockholders or by written consent, is required (i) to amend, alter or repeal any provisions of the Charter, whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Series J Preferred Stock, unless in connection with any such amendment, alteration or repeal, the Series J Preferred Stock remains outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred stock of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption thereof that are substantially similar to those of the Series J Preferred Stock, or (ii) to authorize, create, or increase the authorized amount of any class or series of capital stock having rights senior to the Series J Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up (provided that if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the other series of Voting Preferred Stock, the consent of the holders of at least two-thirds of the outstanding shares of each such series so affected is required). However, the Corporation may create additional classes of Parity Stock and Junior Stock, amend the Charter to increase the authorized number of shares of Parity Stock (including the Series J Preferred Stock) and Junior Stock and issue additional series of Parity Stock and Junior Stock without the consent of any holder of Series J Preferred Stock.

(c)            The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series J Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

(7)            Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any shares of Series J Preferred Stock are outstanding, the Corporation will (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series J Preferred Stock, as their names and addresses appear in the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Corporation were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any prospective holder of Series J Preferred Stock. The Corporation will mail (or otherwise provide) the information to the holders of Series J Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the Securities and Exchange Commission if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if the Corporation were a “non-accelerated filer” within the meaning of the Exchange Act.

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(8)            Other Limitations. Ownership and Transfer of the Series J Preferred Stock. The Series J Preferred Stock constitutes Capital Stock (as defined in the Charter) of the Corporation and is governed by and issued subject to all the ownership and transfer restrictions of the Charter applicable to Capital Stock generally. The foregoing sentence shall not be construed to limit the applicability to the Series J Preferred Stock of any other term or provision of the Charter.

(9)            Conversion Upon a Change of Control. The Series J Preferred Stock is not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 9.

(a)            Upon the occurrence of a Change of Control, each holder of Series J Preferred Stock will have the right, subject to the Special Redemption Right of the Corporation, to convert some or all of the shares of Series J Preferred Stock held by such holder (the “Change of Control Conversion Right”) on the relevant Change of Control Conversion Date (as defined herein) into a number of shares of Common Stock (as defined in the Charter) per share of Series J Preferred Stock (the “Common Stock Conversion Consideration”) equal to the lesser of (A) the quotient obtained by dividing (i) the sum of (x) $25.00, plus (y) an amount equal to any accrued and unpaid dividends (whether or not declared) to, but not including, the Change of Control Conversion Date (as defined herein), except if such Change of Control Conversion Date is after a record date for a Series J Preferred Stock dividend payment and prior to the corresponding Series J Dividend Payment Date, in which case the amount pursuant to this clause (i)(y) shall equal $0.00 in respect of such dividend payment to be made on such Series J Dividend Payment Date, by (ii) the Common Stock Price (as defined herein) (such quotient, the “Conversion Rate”), and (B) 3.7908 (the “Share Cap”), subject to the immediately succeeding paragraph.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a Common Stock dividend), subdivisions or combinations (in each case, a “Share Split”) with respect to Common Stock as follows: the adjusted Share Cap as the result of a Share Split shall be the number of shares of Common Stock that is equivalent to the product of (i) the Share Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined herein), as applicable) issuable in connection with the exercise of the Change of Control Conversion Right shall not exceed [•] shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable), subject to increase to the extent the underwriters’ option to purchase additional Series J Preferred Stock in the initial public offering of Series J Preferred Stock is exercised, not to exceed [•] shares of Common Stock in total (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits with respect to Common Stock as follows: the adjusted Exchange Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product of (i) the Exchange Cap in effect immediately prior to such Share Split multiplied by (ii) a fraction, the numerator of which is the number of shares of Common Stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split.

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In the case of a Change of Control as a result of which holders of Common Stock are entitled to receive consideration other than solely shares of Common Stock, including other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for shares of Common Stock (the “Alternative Form Consideration”), a holder of Series J Preferred Stock shall be entitled thereafter to convert (subject to the Corporation’s Special Redemption Right) such Series J Preferred Stock not into Common Stock but solely into the kind and amount of Alternative Form Consideration which the holder of Series J Preferred Stock would have owned or been entitled to receive upon such Change of Control as if such holder of Series J Preferred Stock then held the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, shall be referred to herein as the “Conversion Consideration”).

If the holders of Common Stock have the opportunity to elect the form of consideration to be received in such Change of Control, the Conversion Consideration will be deemed to be the kind and amount of consideration actually received by holders of a majority of Common Stock that voted for such an election (if electing between two types of consideration) or holders of a plurality of Common Stock that voted for such an election (if electing between more than two types of consideration), as the case may be.

As used herein, “Common Stock Price” will mean (i) if the consideration to be received in the Change of Control by holders of shares of Common Stock is solely cash, the amount of cash consideration per share of Common Stock, (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash, the average of the closing price per share of Common Stock on the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, and (iii) if there is not a readily determinable closing price for the Common Stock or Alternative Form Consideration (as defined herein), the fair market value of Common Stock or such Alternative Form Consideration (as determined by the Board or a committee thereof).

(b)            No fractional shares of Common Stock shall be issued upon the conversion of Series J Preferred Stock. In lieu of fractional shares, holders shall be entitled to receive the cash value of such fractional shares based on the Common Stock Price.

(c)            Within 15 days following the occurrence of a Change of Control, the Corporation shall provide to holders of Series J Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. A failure to give such notice or any defect in the notice or in its mailing shall not affect the validity of the proceedings for the conversion of any Series J Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state the following: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series J Preferred Stock may exercise their Change of Control Conversion Right, which shall be the Change of Control Conversion Date; (iv) the method and period for calculating the Common Stock Price; (v) the Change of Control Conversion Date, which will be a business day occurring within 20 to 35 days following the date of the notice; (vi) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series J Preferred Stock; (vii) the name and address of the paying agent and the conversion agent; and (viii) the procedures that the holders of Series J Preferred Stock must follow to exercise the Change of Control Conversion Right.

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(d)            The Corporation shall issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if such organizations are not in existence at the time of issuance of such press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Corporation’s website, in any event prior to the opening of business on the first Business Day following any date on which the Corporation provides notice pursuant to paragraph (c) above to the holders of Series J Preferred Stock.

(e)            In order to exercise the Change of Control Conversion Right, a holder of Series J Preferred Stock shall be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing the shares of Series J Preferred Stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the transfer agent. Such conversion notice shall state: (i) the relevant Change of Control Conversion Date; (ii) the number of shares of Series J Preferred Stock to be converted; and (iii) that the shares of Series J Preferred Stock are to be converted pursuant to the applicable provisions of the Series J Preferred Stock. Notwithstanding the foregoing, if the shares of Series J Preferred Stock are held in global form, such notice shall comply with applicable procedures of the Depository Trust Company (“DTC”). The “Change of Control Conversion Date” shall be a Business Day set forth in the notice of Change of Control provided in accordance with paragraph 9(c) hereof that is no less than 20 days nor more than 35 days after the date on which the Corporation gives such notice pursuant to paragraph 9(c) hereof.

(f)            Holders of Series J Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Corporation’s transfer agent prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal must state: (i) the number of withdrawn shares of Series J Preferred Stock; (ii) if certificated shares of Series J Preferred Stock have been issued, the certificate numbers of the withdrawn shares of Series J Preferred Stock; and (iii) the number of shares of Series J Preferred Stock, if any, which remain subject to the conversion notice. Notwithstanding the foregoing, if the shares of Series J Preferred Stock are held in global form, the notice of withdrawal shall comply with applicable DTC procedures.

(g)            Series J Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn shall be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date.

(h)            In connection with the exercise of any Change of Control Conversion Right, the Corporation will comply with all U.S. federal and state securities laws and stock exchange rules in connection with any conversion of Series J Preferred Stock into Common Stock.

(10)          Record Holders. The Corporation and the transfer agent for the Series J Preferred Stock may deem and treat the record holder of any Series J Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

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Exhibit B

Amended and Restated Limited Liability Company Agreement of Surviving Company OP

[Attached.]

21

FOURTH AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
DIGITALBRIDGE OPERATING COMPANY, LLC

THIS FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of DigitalBridge Operating Company, LLC, a Delaware limited liability company (the “Company”), is made as of December 29, 2025 (the “Effective Date”), by the undersigned, DigitalBridge Group, Inc., a Maryland corporation, as the sole member (the “Member”).

R E C I T A L S

WHEREAS, the Company was formed pursuant to a Certificate of Formation filed in the Office of the Secretary of State of the State of Delaware on March 25, 2011 (the “Formation Date”), pursuant to the provisions of the Delaware Limited Liability Company Act (6 Del. C. §18-101 et seq., as amended, the “Act”);

WHEREAS, on December 28, 2025, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of December 28, 2025 (as amended from time to time in accordance with its terms, the “Merger Agreement”), by and among Duncan Holdco LLC, a Delaware limited liability company (“Parent”), Duncan Sub I Inc., a Maryland corporation and wholly owned subsidiary of Parent (“Merger Sub I”), Duncan Sub II LLC, a Delaware limited liability company and wholly owned subsidiary of Merger Sub I (“Merger Sub II” and, together with Merger Sub I, each a “Merger Sub”), the Member and the Company, (i) Merger Sub I merged with and into the Member, with the Member surviving the merger (the “Duncan Merger”), and (ii) Merger Sub II merged with and into the Company, with the Company surviving the merger and becoming a wholly owned subsidiary of the Member (the “Company Merger”); and

WHEREAS, in connection with the consummation of the Company Merger, the Member desires to amend and restate the Third Amended and Restated Limited Liability Company Agreement of the Company to read in its entirety as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein made and intending to be legally bound hereby, the Member agrees as follows:

A G R E E M E N T

1.             Name. The name of the Company shall be DigitalBridge Operating Company, LLC or such other name as the Member may from time to time hereafter designate.

2.             Definitions. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Act.

3.             Purpose. The purpose of the Company shall be, directly or indirectly through subsidiaries or affiliates, to engage in any lawful activity permitted by the Act or the laws of any jurisdiction in which the Company may do business. The Company shall have the power to engage in all activities and transactions which the Member deems necessary or advisable in connection with the foregoing.

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4.             Offices.

a.             Principal Office. The principal place of business and office of the Company shall initially be located at, and the Company’s business shall be conducted from, such place or such other places as the Member may designate from time to time.

b.             Registered Office. The address of the registered office of the Company in the State of Delaware shall be c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware shall be Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The Member may from time to time, without the consent of any other person or entity, change the registered agent or office by an amendment to the certificate of formation of the Company and this Agreement.

5.             Members. The sole member of the Company as of the date hereof is the Member, whose business address as of the date hereof is 750 Park of Commerce Drive, Suite 210, Boca Raton, Florida 33487.

6.             Term. The term of the Company commenced on the Formation Date and shall continue until the Company is dissolved and its affairs are wound up in accordance with Section 11 of this Agreement and a certificate of cancellation is filed in accordance with the Act.

7.             Management of the Company.

a.             Authority of the Board. Subject to the other provisions of this Agreement, the right to manage the business of the Company shall be vested in the Board of Managers (the “Board”), initially consisting of 7 managers (collectively, the “Managers”). The number of Managers of the Company may be modified from time to time by the Member. The Board shall administer the Company as it determines appropriate. The Managers shall devote such time and attention to the business and affairs of the Company as the Managers deem reasonably appropriate. The Board shall be deemed the “manager” (as defined in the Act). Upon any such action being approved by the Requisite Vote (as defined below), each Manager may, and hereby is authorized to:

i.             exercise management powers of the Company pursuant to this Agreement, and each Manager is hereby designated as an authorized person of the Company, within the meaning of the Act;

ii.            take, on behalf of the Company, any and all actions that the Board may deem necessary, appropriate or advisable to the business or operations of the Company;

iii.            in the name and on behalf of the Company to (x) incur and pay or cause to be paid all fees, expenses and taxes, including legal fees and expenses as the Board shall in its judgment determine to be necessary, appropriate or advisable, (y) engage such persons and appoint such agents as the Board shall in its judgment determine to be necessary, appropriate or advisable, and (z) do any and all other acts and things as the Board deems necessary, appropriate or advisable to carry out fully the intent and purposes of the Company; and

iv.            without limiting the foregoing, negotiate, sign, acknowledge, file, record, publish, execute and deliver, from time to time, in the name and on behalf of the Company, any and all documents, instruments, agreements, amendments, certificates, directions, requests, receipts or filings deemed necessary, appropriate or advisable in connection with the Company’s business or operations, all on such terms and conditions as the Board approving any such documents, instruments, agreements, amendments, certificates, directions, requests, receipts or filings and making such filings or delivering such notices or documents in any jurisdiction around the world shall in its sole and absolute discretion approve.

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b.             Discretion; Duties. To the fullest extent permitted by applicable law, whenever the Managers are permitted or required to make a decision or take an action, the Managers shall consider the best interests of the Company and its Member, excluding their own interests. The Managers shall carry out their duties in accordance with reasonable diligence, reasonable care and the skill of a prudent manager on behalf of the Company.

c.             Quorum; Votes. A majority of Managers at any time in office shall constitute a quorum of the Board. If at any meeting of the Board there shall be less than such a quorum, a majority of the Managers present may adjourn the meeting, from time to time, without further notice other than announcement at the meeting until a quorum shall be present. Each Manager shall be entitled to cast one vote with respect to any matter coming before the Board.

d.             Action at Meeting. Every act or decision permitted to be done or made by the Board must be approved by at least a majority of the Managers then in office (the “Requisite Vote”) and any such act or decision shall be regarded as the act of the Board, unless a greater number is required by law or this Agreement. Any action required or permitted to be taken by the Board herein must be approved as provided herein.

e.             Meetings. Meetings of the Board shall be held on the date and at such place and time as determined by the Member or by the Requisite Vote (unless such meeting shall be waived by all of the Managers). Meetings of the Board shall be held on not less than five (5) business days’ notice to all Managers in writing, by telephone, by facsimile transmission or by any other reasonable means of communication (unless such notice shall be waived by all of the Managers). Managers may participate in meetings of the Board by means of conference, telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

f.             Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, if all Managers consent to the action in writing or by electronic transmission, and the written consents or electronic transmissions are filed with the minutes of proceedings of the Board. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

g.             Removal; Resignation. Any Manager may be removed (with or without cause) at any time by the Member. Any Manager may resign by delivering a resignation in writing or by electronic transmission to the Company at its principal office and to the Member. Such resignation shall be effective upon delivery unless it is specified to be effective at some later time or upon the happening of some later event.

h.             Officers; Authorized Signatories. The Board may from time to time designate any person as an officer, employee, representative or agent of the Company with such authority and power to do any and all acts in the name and on behalf of the Company as may be delegated to such person by the Board for the furtherance of the purposes described herein.

8.             Capital Contributions; Membership Units.

a.             Capital Contributions. The Member shall make capital contributions to the Company in such amounts and at such times as it determines in its sole and absolute discretion are necessary in furtherance of the Company’s purposes. At any time the Member makes capital contributions to the Company, in exchange for such contribution, the Company shall issue additional Membership Units (as defined below) to the Member. Notwithstanding any other provisions of this Agreement, for the avoidance of doubt, the contribution of capital to the Company and the issuance of Membership Units, in exchange therefor, may only be made and done, as applicable, as approved in writing by the Member. No real or other property of the Company shall be deemed to be owned by the Member individually, but shall be owned by, and title thereto shall be vested solely in the Company.

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b.             Membership Units. The equity of the Company shall be issued, designated and held in the form of units of the Company (“Membership Units”). There shall be four classes of such Membership Units with identical rights, obligations and privileges, except as otherwise expressly provided in this Agreement and the “Membership Unit Designations” attached hereto as Exhibit B, Exhibit C and Exhibit D. The four classes of Membership Units shall be designated as Membership Common Units, Series H Company Preferred Units, Series I Company Preferred Units and Series J Company Preferred Units (together with the Series H Company Preferred Units and Series I Company Preferred Units, the “Company Preferred Units”). All Membership Units shall be issued for such consideration as determined in the applicable issuance. Except to the extent specifically set forth in any Membership Unit Designation attached hereto, a Membership Unit of any class or series other than a Membership Common Unit shall not entitle the holder thereof to vote on, or consent to, any matter. Each Membership Common Unit of the Company shall entitle the holder thereof to one vote per Membership Common Unit on all matters submitted to, or actions to be taken by, the Member for approval. The Member’s Membership Units shall constitute personal property. Membership Units of the Company shall be uncertificated, unless determined otherwise by the Board. Exhibit A to this Agreement sets forth a Schedule of Membership Units of the Company held by the Member, which shall be updated by the Board, from time to time, to reflect the then-outstanding Membership Units held by the Member.

9.             Resignation. The Member shall not resign from the Company except upon the transfer of all of its Membership Units or the concurrent dissolution of the Company.

10.           Distributions. Subject to the terms of any Membership Unit Designation attached hereto that provides for a class or series of Membership Units with a preference with respect to the payment of distributions, the Member may receive distributions in cash or in kind in such amounts and at such times as it shall determine in its sole and absolute discretion, subject to the requirements of the Act and other applicable law.

11.            Dissolution. The Company shall be dissolved and its affairs wound up upon the first to occur of the following:

a.             at any time there is no member of the Company, unless the Company is continued in accordance with the Act;

b.             the resignation of the Member pursuant to Section 9 of this Agreement; or

c.             when required by a decree of judicial dissolution under Section 18-802 of the Act.

d.             The bankruptcy (as defined in the Act) of a member of the Company shall not cause such member to cease to be a member of the Company, and upon the occurrence of such an event, the Company shall continue without dissolution.

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12.            Prior Indemnitees. The Company’s obligations under Section 11 of the Third Amended and Restated Limited Liability Company Agreement of the Company, as in effect on December 29, 2025, in respect of any Prior Indemnitees (as defined below) shall continue in full force and effect with respect to any and all matters occurring, in whole or in part, prior to the Company Merger Effective Time (as defined in the Merger Agreement), regardless of when any claim, demand, action, suit or proceeding (civil, criminal, administrative or investigative) is first asserted, commenced, or threatened. This Section 12 is for the benefit of those Indemnified Persons (as defined in the Merger Agreement) who were entitled to indemnification and/or advancement of expenses under Section 11 of the Third Amended and Restated Limited Liability Company Agreement of the Company (each, a “Prior Indemnitee”) and their respective heirs, successors, assigns, and administrators, and shall not be deemed to create any rights for the benefit of any other person. Such rights constitute vested contractual rights of the Prior Indemnitees that shall survive this Agreement and shall not be eliminated or impaired by any amendment, modification, or repeal of this Agreement, and shall be enforceable to the fullest extent permitted by applicable law.

13.            Amendments. Notwithstanding any other provisions of this Agreement, this Agreement may be amended only upon the written consent of the Member.

14.            Miscellaneous. The Member shall have no liability for the debts, obligations or liabilities of the Company except to the extent provided by the Act. This Agreement shall be governed by, and construed under, the laws of the State of Delaware without regard to principles of conflicts of laws thereof.

[signature page follows]

26

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the date first written above.

MEMBER:

DIGITALBRIDGE GROUP, INC.

By:
Name:
Title:

[SIGNATURE PAGE TO THE LIMITED LIABILITY COMPANY AGREEMENT OF DIGITALBRIDGE OPERATING COMPANY, LLC]

EXHIBIT A

DIGITALBRIDGE OPERATING COMPANY, LLC

SCHEDULE OF MEMBERSHIP UNITS

Member	Membership Common Units	Series H Company Preferred Units	Series I Company Preferred Units	Series J Company Preferred Units
DIGITALBRIDGE GROUP, INC.	[●]	[●]	[●]	[●]

[exhibit a – schedule of units]

EXHIBIT B

SERIES H COMPANY PREFERRED UNIT DESIGNATION

A.             Designation and Number. A series of Company Preferred Units, designated as Series H Company Preferred Units, is hereby established. The maximum number of Series H Company Preferred Units shall be [●].

B.             Rank. The Series H Company Preferred Units will, with respect to rights to receive distributions and to participate in distributions or payments upon liquidation, dissolution or winding up of the Company, rank (a) senior to the Membership Common Units and any other class of Membership Units of the Company, now or hereafter issued and outstanding, the terms of which provide that such Membership Units rank, as to distributions and upon liquidation, dissolution or winding up of the Company, junior to such Series H Company Preferred Units (“Junior Units”), (b) on a parity with any Membership Units the Company may authorize or issue in the future that, pursuant to the terms thereof, rank on parity with the Series H Company Preferred Units with respect to distributions or payments in the event of the liquidation, dissolution or winding up of the Company (“Parity Units”); and (c) junior to all Membership Units of the Company the terms of which specifically provide that such Membership Units rank senior to the Series H Company Preferred Units with respect to distributions or payments in the event of the liquidation, dissolution or winding up of the Company (“Senior Units”). Any authorization or issuance of Senior Units would require the affirmative vote of the holders of at least two-thirds of the outstanding Series H Company Preferred Units voting together as a single class with all other classes or series of Parity Units upon which like voting rights have been conferred and are exercisable. Any convertible or exchangeable debt securities that the Company may issue are not considered to be equity securities for these purposes.

C.             Distributions.

(i)             The Member, in its capacity as the holder of the then outstanding Series H Company Preferred Units, shall be entitled to receive, when, as and if authorized by the Company, out of funds legally available for payment of distributions, cumulative cash distributions at the rate of 7.125% per annum of the $25.00 liquidation preference of each Series H Company Preferred Unit (equivalent to $1.78125 per annum per Series H Company Preferred Unit).

(ii)            Distributions on each outstanding Series H Company Preferred Unit shall be payable quarterly in equal amounts in arrears on the 15th day of each January, April, July and October, commencing on [●] (each such day being hereinafter called a “Series H Distribution Payment Date”) at the then applicable annual rate; provided, however, that if any Series H Distribution Payment Date falls on any day other than a Business Day (as defined in Exhibit A to the Second Amended and Restated Charter of the Member (which contains the terms of articles supplementary establishing and fixing the rights and preferences of the Series H Preferred Shares of the Member (the “Series H Preferred Shares”)) (the “Series H Preferred Share Terms”)), the distribution that would otherwise have been payable on such Series H Distribution Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Series H Distribution Payment Date, and no interest or other sums shall accrue on the amount so payable from such Series H Distribution Payment Date to such next succeeding Business Day. Each distribution is payable to holders of record as they appear on the books and records of the Company at the close of business on the record date, not exceeding 30 days preceding the applicable Series H Distribution Payment Date, as shall be fixed by the Company. Distributions shall accumulate from the most recent Series H Distribution Payment Date to which distributions have been paid, whether or not in any such distribution period or periods there shall be funds legally available for the payment of such distributions, whether the Company has earnings or whether such distributions are authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series H Company Preferred Units that may be in arrears. Holders of the Series H Company Preferred Units shall not be entitled to any distributions, whether payable in cash, property or stock, in excess of full cumulative distributions, as herein provided, on the Series H Company Preferred Units. Distributions payable on the Series H Company Preferred Units for any period greater or less than a full distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions payable on the Series H Company Preferred Units for each full distribution period will be computed by dividing the applicable annual distribution rate by four. After full cumulative distributions on the Series H Company Preferred Units have been paid, the holders of Series H Company Preferred Units will not be entitled to any further distributions with respect to that distribution period.

[EXHIBIT B – SERIES H COMPANY PREFERRED UNIT DESIGNATION]

(iii)           So long as any Series H Company Preferred Units are outstanding, no distributions, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Units for any period unless full cumulative distributions have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series H Company Preferred Units for all prior distribution periods. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions authorized and declared upon the Series H Company Preferred Units and all distributions authorized and declared upon any other series or class or classes of Parity Units shall be authorized and declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series H Company Preferred Units and such Parity Units.

D.            So long as any Series H Company Preferred Units are outstanding, no distributions (other than distributions paid solely in Junior Units of, or in options, warrants or rights to subscribe for or purchase, Junior Units) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Membership Units made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Member or any subsidiary, or a conversion into or exchange for Junior Units or redemptions for the purpose of preserving the Member’s qualification as a REIT (as defined in the Second Amended and Restated Charter of the Member), or redemptions of Membership Units pursuant to the Limited Liability Company Agreement of the Company), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such units) by the Company, directly or indirectly (except by conversion into or exchange for Junior Units) unless in each case full cumulative distributions on all outstanding shares of Series H Company Preferred Units and any Parity Units at the time such distributions are payable shall have been paid or set apart for payment for all past distribution periods with respect to the Series H Company Preferred Units and all past distribution periods with respect to such Parity Units.

(i)            Any distribution payment made on the Series H Company Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series H Company Preferred Units which remains payable.

(ii)            Except as provided herein, the Series H Company Preferred Units shall not be entitled to participate in the earnings or assets of the Company.

(iii)            As used herein, the term “distribution” does not include distributions payable solely in Junior Units on Junior Units, or in options, warrants or rights to holders of Junior Units to subscribe for or purchase any Junior Units.

[EXHIBIT B – SERIES H COMPANY PREFERRED UNIT DESIGNATION]

E.             Liquidation Preference.

(i)             In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company shall be made to or set apart for the holders of Junior Units, the holders of the Series H Company Preferred Units shall be entitled to receive $25.00 per Series H Company Preferred Unit (the “Liquidation Preference”) plus an amount per Series H Company Preferred Unit equal to all accrued and unpaid distributions (whether or not earned or declared) thereon to, but not including, the date of final distribution to such holders; but such holders of the Series H Company Preferred Units shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Series H Company Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series H Company Preferred Units and any such other Parity Units ratably in accordance with the respective amounts that would be payable on such Series H Company Preferred Units and any such other Parity Units if all amounts payable thereon were paid in full. For the purposes of this Section D, none of (i) a consolidation or merger of the Company with one or more entities, (ii) a statutory unit exchange by the Company, or (iii) a sale or transfer of all or substantially all of the Company’s assets shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

(ii)            Until payment shall have been made in full to the holders of the Series H Company Preferred Units, as provided in this Section D, and to the holders of Parity Units, subject to any terms and provisions applying thereto, no payment will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the Company. Subject to the rights of the holders of Parity Units, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the Series H Company Preferred Units, as provided in this Section D, any series or class or classes of Junior Units shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series H Company Preferred Units shall not be entitled to share therein.

F.             Redemption. In connection with the redemption by the Member of any Series H Preferred Shares in accordance with the provisions of the Series H Preferred Share Terms, and at such times as the Member is required or determines to make, deposit or set aside such payment, the Company shall provide cash to the Member for such purpose which shall be equal to the redemption price (as set forth in the Series H Preferred Share Terms), plus any accrued and unpaid dividends on the Series H Preferred Shares (whether or not declared), to, but not including, the redemption date, and one Series H Company Preferred Unit shall be concurrently redeemed with respect to each Series H Preferred Share so redeemed by the Member. If a redemption date for Series H Preferred Shares falls after a record date for a Series H Preferred Shares dividend payment and prior to the corresponding dividend payment date, then the Company shall provide cash to the Member equal to the dividend payable on such Series H Preferred Shares on such dividend payment date notwithstanding the redemption of such Series H Preferred Shares and corresponding Series H Company Preferred Units prior to such dividend payment date. From and after the applicable redemption date, the Series H Company Preferred Units so redeemed shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series H Company Preferred Units shall cease. Any Series H Company Preferred Units so redeemed may be reissued to the Member at such time as the Member reissues a corresponding number of Series H Preferred Shares so redeemed or repurchased, in exchange for the contribution by the Member to the Company of the proceeds from such reissuance.

G.             Voting Rights. Except as required by applicable law or the Fourth Amended and Restated Limited Liability Company Agreement of the Company, the holder of the Series H Company Preferred Units, as such, shall have no voting rights.

[EXHIBIT B – SERIES H COMPANY PREFERRED UNIT DESIGNATION]

H.             Conversion. The Series H Company Preferred Units are not convertible into or exchangeable for any other property or securities of the Company, except as provided herein.

(i)             In the event of a conversion of any Series H Preferred Shares into Class A common stock of the Member, par value $0.01 per share (“Common Stock”), in accordance with the Series H Preferred Share Terms, upon conversion of such Series H Preferred Shares, the Company shall convert an equal whole number of the Series H Company Preferred Units into Membership Common Units as such Series H Preferred Shares are converted into shares of Common Stock. In the event of a conversion of any Series H Preferred Shares into consideration other than Common Stock in accordance with the Series H Preferred Share Terms, the Company shall retire a number of Series H Company Preferred Units equal to the number of Series H Preferred Shares converted into such other form of consideration. In the event of a conversion of the Series H Preferred Shares into Common Stock, to the extent the Member is required to pay cash in lieu of fractional shares of Common Stock pursuant to the Series H Preferred Share Terms in connection with such conversion, the Company shall distribute an equal amount of cash to the Member.

(ii)            Following any such conversion or retirement by the Company pursuant to this Section G, the Company shall make such revisions to the Fourth Amended and Restated Limited Liability Company Agreement of the Company as it determines are necessary to reflect such conversion.

I.              Restriction on Ownership. The Series H Company Preferred Units shall be owned and held solely by the Member.

J.              Allocations. Allocations of the Company’s items of income, gain, loss and deduction with respect to the Series H Company Preferred Units shall be allocated to the Member as the sole holder of Series H Company Preferred Units in accordance with Section 10 of the Fourth Amended and Restated Limited Liability Company Agreement of the Company.

[EXHIBIT B – SERIES H COMPANY PREFERRED UNIT DESIGNATION]

EXHIBIT C

SERIES I COMPANY PREFERRED UNIT DESIGNATION

A.            Designation and Number. A series of Company Preferred Units, designated as Series I Company Preferred Units, is hereby established. The maximum number of Series I Company Preferred Units shall be [●].

B.             Rank. The Series I Company Preferred Units will, with respect to rights to receive distributions and to participate in distributions or payments upon liquidation, dissolution or winding up of the Company, rank (a) senior to the Membership Common Units and any other class of Membership Units of the Company, now or hereafter issued and outstanding, the terms of which provide that such Membership Units rank, as to distributions and upon liquidation, dissolution or winding up of the Company, junior to such Series I Company Preferred Units (“Junior Units”), (b) on a parity with any Membership Units the Company may authorize or issue in the future that, pursuant to the terms thereof, rank on parity with the Series I Company Preferred Units with respect to distributions or payments in the event of the liquidation, dissolution or winding up of the Company (“Parity Units”); and (c) junior to all Membership Units of the Company the terms of which specifically provide that such Membership Units rank senior to the Series I Company Preferred Units with respect to distributions or payments in the event of the liquidation, dissolution or winding up of the Company (“Senior Units”). Any authorization or issuance of Senior Units would require the affirmative vote of the holders of at least two-thirds of the outstanding Series I Company Preferred Units voting together as a single class with all other classes or series of Parity Units upon which like voting rights have been conferred and are exercisable. Any convertible or exchangeable debt securities that the Company may issue are not considered to be equity securities for these purposes.

C.             Distributions.

(i)             The Member, in its capacity as the holder of the then outstanding Series I Company Preferred Units, shall be entitled to receive, when, as and if authorized by the Company, out of funds legally available for payment of distributions, cumulative cash distributions at the rate of 7.15% per annum of the $25.00 liquidation preference of each Series I Company Preferred Unit (equivalent to $1.7875 per annum per Series I Company Preferred Unit).

(ii)            Distributions on each outstanding Series I Company Preferred Unit shall be payable quarterly in equal amounts in arrears on the 15th day of each January, April, July and October, commencing on [●] (each such day being hereinafter called a “Series I Distribution Payment Date”) at the then applicable annual rate; provided, however, that if any Series I Distribution Payment Date falls on any day other than a Business Day (as defined in Exhibit B to the Second Amended and Restated Charter of the Member (which contains the terms of articles supplementary establishing and fixing the rights and preferences of the Series I Preferred Shares of the Member (the “Series I Preferred Shares”)) (the “Series I Preferred Share Terms”)), the distribution that would otherwise have been payable on such Series I Distribution Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Series I Distribution Payment Date, and no interest or other sums shall accrue on the amount so payable from such Series I Distribution Payment Date to such next succeeding Business Day. Each distribution is payable to holders of record as they appear on the books and records of the Company at the close of business on the record date, not exceeding 30 days preceding the applicable Series I Distribution Payment Date, as shall be fixed by the Company. Distributions shall accumulate from the most recent Series I Distribution Payment Date to which distributions have been paid, whether or not in any such distribution period or periods there shall be funds legally available for the payment of such distributions, whether the Company has earnings or whether such distributions are authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series I Company Preferred Units that may be in arrears. Holders of the Series I Company Preferred Units shall not be entitled to any distributions, whether payable in cash, property or stock, in excess of full cumulative distributions, as herein provided, on the Series I Company Preferred Units. Distributions payable on the Series I Company Preferred Units for any period greater or less than a full distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions payable on the Series I Company Preferred Units for each full distribution period will be computed by dividing the applicable annual distribution rate by four. After full cumulative distributions on the Series I Company Preferred Units have been paid, the holders of Series I Company Preferred Units will not be entitled to any further distributions with respect to that distribution period.

[EXHIBIT C – SERIES I COMPANY PREFERRED UNIT DESIGNATION]

(iii)           So long as any Series I Company Preferred Units are outstanding, no distributions, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Units for any period unless full cumulative distributions have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series I Company Preferred Units for all prior distribution periods. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions authorized and declared upon the Series I Company Preferred Units and all distributions authorized and declared upon any other series or class or classes of Parity Units shall be authorized and declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series I Company Preferred Units and such Parity Units.

(iv)           So long as any Series I Company Preferred Units are outstanding, no distributions (other than distributions paid solely in Junior Units of, or in options, warrants or rights to subscribe for or purchase, Junior Units) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Membership Units made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Member or any subsidiary, or a conversion into or exchange for Junior Units or redemptions for the purpose of preserving the Member’s qualification as a REIT (as defined in the Second Amended and Restated Charter of the Member), or redemptions of Membership Units pursuant to the Limited Liability Company Agreement of the Company), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such units) by the Company, directly or indirectly (except by conversion into or exchange for Junior Units), unless in each case full cumulative distributions on all outstanding shares of Series I Company Preferred Units and any Parity Units at the time such distributions are payable shall have been paid or set apart for payment for all past distribution periods with respect to the Series I Company Preferred Units and all past distribution periods with respect to such Parity Units.

(v)           Any distribution payment made on the Series I Company Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series I Company Preferred Units which remains payable.

(vi)           Except as provided herein, the Series I Company Preferred Units shall not be entitled to participate in the earnings or assets of the Company.

(vii)          As used herein, the term “distribution” does not include distributions payable solely in Junior Units on Junior Units, or in options, warrants or rights to holders of Junior Units to subscribe for or purchase any Junior Units.

[EXHIBIT C – SERIES I COMPANY PREFERRED UNIT DESIGNATION]

D.             Liquidation Preference.

(i)             In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company shall be made to or set apart for the holders of Junior Units, the holders of the Series I Company Preferred Units shall be entitled to receive $25.00 per Series I Company Preferred Unit (the “Liquidation Preference”) plus an amount per Series I Company Preferred Unit equal to all accrued and unpaid distributions (whether or not earned or declared) thereon to, but not including, the date of final distribution to such holders; but such holders of the Series I Company Preferred Units shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Series I Company Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series I Company Preferred Units and any such other Parity Units ratably in accordance with the respective amounts that would be payable on such Series I Company Preferred Units and any such other Parity Units if all amounts payable thereon were paid in full. For the purposes of this Section D, none of (i) a consolidation or merger of the Company with one or more entities, (ii) a statutory unit exchange by the Company, or (iii) a sale or transfer of all or substantially all of the Company’s assets shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

(ii)            Until payment shall have been made in full to the holders of the Series I Company Preferred Units, as provided in this Section D, and to the holders of Parity Units, subject to any terms and provisions applying thereto, no payment will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the Company. Subject to the rights of the holders of Parity Units, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the Series I Company Preferred Units, as provided in this Section D, any series or class or classes of Junior Units shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series I Company Preferred Units shall not be entitled to share therein.

E.             Redemption. In connection with the redemption by the Member of any Series I Preferred Shares in accordance with the provisions of the Series I Preferred Share Terms, and at such times as the Member is required or determines to make, deposit or set aside such payment, the Company shall provide cash to the Member for such purpose which shall be equal to the redemption price (as set forth in the Series I Preferred Share Terms), plus any accrued and unpaid dividends on the Series I Preferred Shares (whether or not declared), to, but not including, the redemption date, and one Series I Company Preferred Unit shall be concurrently redeemed with respect to each Series I Preferred Share so redeemed by the Member. If a redemption date for Series I Preferred Shares falls after a record date for a Series I Preferred Shares dividend payment and prior to the corresponding dividend payment date, then the Company shall provide cash to the Member equal to the dividend payable on such Series I Preferred Shares on such dividend payment date notwithstanding the redemption of such Series I Preferred Shares and corresponding Series I Company Preferred Units prior to such dividend payment date. From and after the applicable redemption date, the Series I Company Preferred Units so redeemed shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series I Company Preferred Units shall cease. Any Series I Company Preferred Units so redeemed may be reissued to the Member at such time as the Member reissues a corresponding number of Series I Preferred Shares so redeemed or repurchased, in exchange for the contribution by the Member to the Company of the proceeds from such reissuance.

F.             Voting Rights. Except as required by applicable law or the Fourth Amended and Restated Limited Liability Company Agreement of the Company, the holder of the Series I Company Preferred Units, as such, shall have no voting rights.

[EXHIBIT C – SERIES I COMPANY PREFERRED UNIT DESIGNATION]

G.             Conversion. The Series I Company Preferred Units are not convertible into or exchangeable for any other property or securities of the Company, except as provided herein.

(i)             In the event of a conversion of any Series I Preferred Shares into Class A common stock of the Member, par value $0.01 per share (“Common Stock”), in accordance with the Series I Preferred Share Terms, upon conversion of such Series I Preferred Shares, the Company shall convert an equal whole number of the Series I Company Preferred Units into Membership Common Units as such Series I Preferred Shares are converted into shares of Common Stock. In the event of a conversion of any Series I Preferred Shares into consideration other than Common Stock in accordance with the Series I Preferred Share Terms, the Company shall retire a number of Series I Company Preferred Units equal to the number of Series I Preferred Shares converted into such other form of consideration. In the event of a conversion of the Series I Preferred Shares into Common Stock, to the extent the Member is required to pay cash in lieu of fractional shares of Common Stock pursuant to the Series I Preferred Share Terms in connection with such conversion, the Company shall distribute an equal amount of cash to the Member.

(ii)            Following any such conversion or retirement by the Company pursuant to this Section G, the Company shall make such revisions to the Fourth Amended and Restated Limited Liability Company Agreement of the Company as it determines are necessary to reflect such conversion.

H.             Restriction on Ownership. The Series I Company Preferred Units shall be owned and held solely by the Member.

I.              Allocations. Allocations of the Company’s items of income, gain, loss and deduction with respect to the Series I Company Preferred Units shall be allocated to the Member as the sole holder of Series I Company Preferred Units in accordance with Section 10 of the Fourth Amended and Restated Limited Liability Company Agreement of the Company.

[EXHIBIT C – SERIES I COMPANY PREFERRED UNIT DESIGNATION]

EXHIBIT D

SERIES J COMPANY PREFERRED UNIT DESIGNATION

A.            Designation and Number. A series of Company Preferred Units, designated as Series J Company Preferred Units, is hereby established. The maximum number of Series J Company Preferred Units shall be [●].

B.             Rank. The Series J Company Preferred Units will, with respect to rights to receive distributions and to participate in distributions or payments upon liquidation, dissolution or winding up of the Company, rank (a) senior to the Membership Common Units and any other class of Membership Units of the Company, now or hereafter issued and outstanding, the terms of which provide that such Membership Units rank, as to distributions and upon liquidation, dissolution or winding up of the Company, junior to such Series J Company Preferred Units (“Junior Units”), (b) on a parity with any Membership Units the Company may authorize or issue in the future that, pursuant to the terms thereof, rank on parity with the Series J Company Preferred Units with respect to distributions or payments in the event of the liquidation, dissolution or winding up of the Company (“Parity Units”); and (c) junior to all Membership Units of the Company the terms of which specifically provide that such Membership Units rank senior to the Series J Company Preferred Units with respect to distributions or payments in the event of the liquidation, dissolution or winding up of the Company (“Senior Units”). Any authorization or issuance of Senior Units would require the affirmative vote of the holders of at least two-thirds of the outstanding Series J Company Preferred Units voting together as a single class with all other classes or series of Parity Units upon which like voting rights have been conferred and are exercisable. Any convertible or exchangeable debt securities that the Company may issue are not considered to be equity securities for these purposes.

C.             Distributions.

(i)            The Member, in its capacity as the holder of the then outstanding Series J Company Preferred Units, shall be entitled to receive, when, as and if authorized by the Company, out of funds legally available for payment of distributions, cumulative cash distributions at the rate of 7.125% per annum of the $25.00 liquidation preference of each Series J Company Preferred Unit (equivalent to $1.78125 per annum per Series J Company Preferred Unit).

(ii)            Distributions on each outstanding Series J Company Preferred Unit shall be payable quarterly in equal amounts in arrears on the 15th day of each January, April, July and October, commencing on [●] (each such day being hereinafter called a “Series J Distribution Payment Date”) at the then applicable annual rate; provided, however, that if any Series J Distribution Payment Date falls on any day other than a Business Day (as defined in Exhibit C to the Second Amended and Restated Charter of the Member (which contains the terms of articles supplementary establishing and fixing the rights and preferences of the Series J Preferred Shares of the Member (the “Series J Preferred Shares”)) (the “Series J Preferred Share Terms”)), the distribution that would otherwise have been payable on such Series J Distribution Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Series J Distribution Payment Date, and no interest or other sums shall accrue on the amount so payable from such Series J Distribution Payment Date to such next succeeding Business Day. Each distribution is payable to holders of record as they appear on the books and records of the Company at the close of business on the record date, not exceeding 30 days preceding the applicable Series J Distribution Payment Date, as shall be fixed by the Company. Distributions shall accumulate from the most recent Series J Distribution Payment Date to which distributions have been paid, whether or not in any such distribution period or periods there shall be funds legally available for the payment of such distributions, whether the Company has earnings or whether such distributions are authorized. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series J Company Preferred Units that may be in arrears. Holders of the Series J Company Preferred Units shall not be entitled to any distributions, whether payable in cash, property or stock, in excess of full cumulative distributions, as herein provided, on the Series J Company Preferred Units. Distributions payable on the Series J Company Preferred Units for any period greater or less than a full distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Distributions payable on the Series J Company Preferred Units for each full distribution period will be computed by dividing the applicable annual distribution rate by four. After full cumulative distributions on the Series J Company Preferred Units have been paid, the holders of Series J Company Preferred Units will not be entitled to any further distributions with respect to that distribution period.

(iii)           So long as any Series J Company Preferred Units are outstanding, no distributions, except as described in the immediately following sentence, shall be authorized and declared or paid or set apart for payment on any series or class or classes of Parity Units for any period unless full cumulative distributions have been declared and paid or are contemporaneously declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series J Company Preferred Units for all prior distribution periods. When distributions are not paid in full or a sum sufficient for such payment is not set apart, as aforesaid, all distributions authorized and declared upon the Series J Company Preferred Units and all distributions authorized and declared upon any other series or class or classes of Parity Units shall be authorized and declared ratably in proportion to the respective amounts of distributions accumulated and unpaid on the Series J Company Preferred Units and such Parity Units.

(iv)           So long as any Series J Company Preferred Units are outstanding, no distributions (other than distributions paid solely in Junior Units of, or in options, warrants or rights to subscribe for or purchase, Junior Units) shall be authorized and declared or paid or set apart for payment or other distribution authorized and declared or made upon Junior Units, nor shall any Junior Units be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of Membership Units made for purposes of and in compliance with requirements of an employee incentive or benefit plan of the Member or any subsidiary, or a conversion into or exchange for Junior Units or redemptions for the purpose of preserving the Member’s qualification as a REIT (as defined in the Second Amended and Restated Charter of the Member), or redemptions of Membership Units pursuant to the Limited Liability Company Agreement of the Company), for any consideration (or any monies to be paid to or made available for a sinking fund for the redemption of any such units) by the Company, directly or indirectly (except by conversion into or exchange for Junior Units), unless in each case full cumulative distributions on all outstanding shares of Series J Company Preferred Units and any Parity Units at the time such distributions are payable shall have been paid or set apart for payment for all past distribution periods with respect to the Series J Company Preferred Units and all past distribution periods with respect to such Parity Units.

(v)            Any distribution payment made on the Series J Company Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such Series J Company Preferred Units which remains payable.

(vi)           Except as provided herein, the Series J Company Preferred Units shall not be entitled to participate in the earnings or assets of the Company.

(vii)          As used herein, the term “distribution” does not include distributions payable solely in Junior Units on Junior Units, or in options, warrants or rights to holders of Junior Units to subscribe for or purchase any Junior Units.

D.             Liquidation Preference.

(i)             In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company shall be made to or set apart for the holders of Junior Units, the holders of the Series J Company Preferred Units shall be entitled to receive $25.00 per Series J Company Preferred Unit (the “Liquidation Preference”) plus an amount per Series J Company Preferred Unit equal to all accrued and unpaid distributions (whether or not earned or declared) thereon to, but not including, the date of final distribution to such holders; but such holders of the Series J Company Preferred Units shall not be entitled to any further payment. If, upon any such liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Series J Company Preferred Units shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other Parity Units, then such assets, or the proceeds thereof, shall be distributed among the holders of such Series J Company Preferred Units and any such other Parity Units ratably in accordance with the respective amounts that would be payable on such Series J Company Preferred Units and any such other Parity Units if all amounts payable thereon were paid in full. For the purposes of this Section D, none of (i) a consolidation or merger of the Company with one or more entities, (ii) a statutory unit exchange by the Company, or (iii) a sale or transfer of all or substantially all of the Company’s assets shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

(ii)            Until payment shall have been made in full to the holders of the Series J Company Preferred Units, as provided in this Section D, and to the holders of Parity Units, subject to any terms and provisions applying thereto, no payment will be made to any holder of Junior Units upon the liquidation, dissolution or winding up of the Company. Subject to the rights of the holders of Parity Units, upon any liquidation, dissolution or winding up of the Company, after payment shall have been made in full to the holders of the Series J Company Preferred Units, as provided in this Section D, any series or class or classes of Junior Units shall, subject to any respective terms and provisions applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series J Company Preferred Units shall not be entitled to share therein.

E.             Redemption. In connection with the redemption by the Member of any Series J Preferred Shares in accordance with the provisions of the Series J Preferred Share Terms, and at such times as the Member is required or determines to make, deposit or set aside such payment, the Company shall provide cash to the Member for such purpose which shall be equal to the redemption price (as set forth in the Series J Preferred Share Terms), plus any accrued and unpaid dividends on the Series J Preferred Shares (whether or not declared), to, but not including, the redemption date, and one Series J Company Preferred Unit shall be concurrently redeemed with respect to each Series J Preferred Share so redeemed by the Member. If a redemption date for Series J Preferred Shares falls after a record date for a Series J Preferred Shares dividend payment and prior to the corresponding dividend payment date, then the Company shall provide cash to the Member equal to the dividend payable on such Series J Preferred Shares on such dividend payment date notwithstanding the redemption of such Series J Preferred Shares and corresponding Series J Company Preferred Units prior to such dividend payment date. From and after the applicable redemption date, the Series J Company Preferred Units so redeemed shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series J Company Preferred Units shall cease. Any Series J Company Preferred Units so redeemed may be reissued to the Member at such time as the Member reissues a corresponding number of Series J Preferred Shares so redeemed or repurchased, in exchange for the contribution by the Member to the Company of the proceeds from such reissuance.

F.             Voting Rights. Except as required by applicable law or the Fourth Amended and Restated Limited Liability Company Agreement of the Company, the holder of the Series J Company Preferred Units, as such, shall have no voting rights.

G.             Conversion. The Series J Company Preferred Units are not convertible into or exchangeable for any other property or securities of the Company, except as provided herein.

(i)             In the event of a conversion of any Series J Preferred Shares into Class A common stock of the Member, par value $0.01 per share (“Common Stock”), in accordance with the Series J Preferred Share Terms, upon conversion of such Series J Preferred Shares, the Company shall convert an equal whole number of the Series J Company Preferred Units into Membership Common Units as such Series J Preferred Shares are converted into shares of Common Stock. In the event of a conversion of any Series J Preferred Shares into consideration other than Common Stock in accordance with the Series J Preferred Share Terms, the Company shall retire a number of Series J Company Preferred Units equal to the number of Series J Preferred Shares converted into such other form of consideration. In the event of a conversion of the Series J Preferred Shares into Common Stock, to the extent the Member is required to pay cash in lieu of fractional shares of Common Stock pursuant to the Series J Preferred Share Terms in connection with such conversion, the Company shall distribute an equal amount of cash to the Member.

(ii)            Following any such conversion or retirement by the Company pursuant to this Section G, the Company shall make such revisions to the Fourth Amended and Restated Limited Liability Company Agreement of the Company as it determines are necessary to reflect such conversion.

H.            Restriction on Ownership. The Series J Company Preferred Units shall be owned and held solely by the Member.

I.              Allocations. Allocations of the Company’s items of income, gain, loss and deduction with respect to the Series J Company Preferred Units shall be allocated to the Member as the sole holder of Series J Company Preferred Units in accordance with Section 10 of the Fourth Amended and Restated Limited Liability Company Agreement of the Company.